Exhibit 99.1

Paul M. Basta
Alice Belisle Eaton Kyle J. Kimpler Robert A. Britton Brian Bolin Sean A. Mitchell
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, NY 10019
Telephone: (212) 373-3000
Facsimile: (212) 757-3990

Counsel to the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
REVLON, INC., et al.,[1]	)	Case No. 22-10760 (DSJ)
)
Debtors.	)	(Jointly Administered)
)

THIRD AMENDED JOINT PLAN OF REORGANIZATION
OF REVLON, INC. AND ITS DEBTOR AFFILIATES
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN OFFER, ACCEPTANCE, COMMITMENT, OR LEGALLY BINDING OBLIGATION OF THE DEBTORS OR ANY OTHER PARTY IN INTEREST, AND THIS PLAN IS SUBJECT TO APPROVAL BY THE BANKRUPTCY COURT AND OTHER CUSTOMARY CONDITIONS.  THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES.

[1]
The last four digits of Debtor Revlon, Inc.’s tax identification number are 2955.  Due to the large number of debtor entities in these Chapter 11 Cases, for which the Court has granted joint administration, a complete list of the debtor entities and the last four digits of their federal tax identification numbers is not provided herein.  A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.ra.kroll.com/Revlon.  The location of the Debtors’ service address for purposes of these Chapter 11 Cases is:  55 Water St., 43rd Floor, New York, 10041-0004.

i

L.	Subordinated Claims	54
M.	2016 Term Loan Claims	54
N.	Intercompany Interests	54

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		54

A.	Sources of Consideration for Plan Distributions	54
B.	Restructuring Transactions	59
C.	Corporate Existence	60
D.	Vesting of Assets in the Reorganized Debtors	60
E.	Cancellation of Existing Indebtedness and Securities	61
F.	Corporate Action	62
G.	New Organizational Documents	63
H.	Directors and Officers of the Reorganized Debtors	63
I.	Employment Obligations	64
J.	Qualified Pension Plans	65
K.	Retiree Benefits	65
L.	Key Employee Incentive/Retention Plans	65
M.	Effectuating Documents; Further Transactions	65
N.	Management Incentive Plan	66
O.	Exemption from Certain Taxes and Fees	66
P.	Indemnification Provisions	67
Q.	Preservation of Causes of Action	67
R.	GUC Trust and PI Settlement Fund	68
S.	Restructuring Expenses	70

ARTICLE V. THE GUC TRUST		70

A.	Establishment of the GUC Trust	70
B.	The GUC Administrator	71
C.	Certain Tax Matters	71

ARTICLE VI. PI SETTLEMENT FUND		72

A.	Establishment of the PI Settlement Fund	72
B.	The PI Claims Distribution Procedures	72
C.	The PI Claims Administrator	73
D.	Certain Tax Matters	73

ARTICLE VII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		73

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	73
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	74
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	75
D.	Pre-existing Obligations to the Debtors under Executory Contracts and Unexpired Leases	76
E.	D&O Insurance	76
F.	Insurance Obligations	77
G.	Special Provisions Regarding Zurich Insurance Contracts and Chubb Insurance Contracts	77
H.	Indemnification Provisions	79
I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	79
J.	Reservation of Rights	80
K.	Nonoccurrence of Effective Date	80
L.	Contracts and Leases Entered Into After the Petition Date	80

ARTICLE VIII. PROVISIONS GOVERNING DISTRIBUTIONS		81

A.	Timing and Calculation of Amounts to Be Distributed	81
B.	Distributions on Account of Obligations of Multiple Debtors	81
C.	Disbursing Agent	81
D.	Rights and Powers of Disbursing Agent	81
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	82
F.	Manner of Payment	85
G.	Registration or Private Placement Exemption	85
H.	Compliance with Tax Requirements	86
I.	No Postpetition or Default Interest on Claims	87
J.	Allocations	87
K.	Setoffs and Recoupment	87
L.	Claims Paid or Payable by Third Parties	88
M.	Foreign Current Exchange Rate	90

ARTICLE IX. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		91

A.	Resolution of Disputed Claims	91

B.	Disallowance of Claims	93
C.	Amendments to Proofs of Claim	94
D.	No Distributions Pending Allowance	94
E.	Distributions After Allowance	94
F.	No Interest	94

ARTICLE X. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		95

A.	Compromise and Settlement of Claims, Interests, and Controversies	95
B.	Discharge of Claims and Termination of Interests	96
C.	Release of Liens	96
D.	Releases by the Debtors	96
E.	Releases by the Releasing Parties	98
F.	Exculpation	100
G.	Injunction	101
H.	Term of Injunctions or Stays	101
I.	Recoupment	101
J.	Protection Against Discriminatory Treatment	102
K.	Direct Action Claims	102
L.	Qualified Pension Plans	102
M.	Regulatory Activities	102

ARTICLE XI. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		103

A.	Conditions Precedent to the Effective Date	103
B.	Waiver of Conditions	104
C.	Effect of Failure of Conditions	104

ARTICLE XII. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		105
A.	Modification and Amendments	105
B.	Effect of Confirmation on Modifications	105
C.	Revocation or Withdrawal of Plan	105

ARTICLE XIII. RETENTION OF JURISDICTION		106

ARTICLE XIV. MISCELLANEOUS PROVISIONS		109

A.	Immediate Binding Effect	109
B.	Substantial Consummation	109

C.	Further Assurances	109
D.	Statutory Committee and Cessation of Fee and Expense Payment	110
E.	Reservation of Rights	110
F.	Successors and Assigns	110
G.	Notices	110
H.	Term of Injunctions or Stays	112
I.	Entire Agreement	112
J.	Exhibits	112
K.	Severability of Plan Provisions	112
L.	Votes Solicited in Good Faith	113
M.	Closing of Chapter 11 Cases	113
N.	Waiver or Estoppel	113
O.	Deemed Acts	113

v

INTRODUCTION

Revlon, Inc. and the other above-captioned debtors and debtors in possession propose this joint plan of reorganization for the resolution of the Claims against and Interests in each of the Debtors pursuant to chapter 11 of the Bankruptcy Code.  Although jointly proposed for administrative purposes, the Plan constitutes a separate plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code.  Capitalized terms used herein shall have the meanings set forth in Article I.A.

Holders of Claims and Interests may refer to the Disclosure Statement for a description of the Debtors’ history, business, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan and the Restructuring Transactions contemplated hereby. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, AS APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF
INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings ascribed to them below.

1.          “2016 Agent” means Citibank, N.A., solely in its capacity as administrative agent and collateral agent under the 2016 Term Loan Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the 2016 Term Loan Credit Agreement.

2.          “2016 Agent Surviving Indemnity Obligations” means the obligation of any Holder of a 2016 Term Loan Claim (other than any Released Party) to indemnify the 2016 Agent in accordance with and subject to the terms and conditions of the 2016 Credit Agreement.

3.          “2016 Credit Agreement” means the Term Credit Agreement, dated as of September 7, 2016 (as amended, amended and restated, supplemented, or otherwise modified from time to time), by and among Holdings, RCPC, the 2016 Term Loan Agent, and the lenders party thereto from time to time.

4.          “2016 Term Loan Claim” means any Claim on account of the 2016 Term Loans or derived from, based upon, relating to, or arising under the 2016 Credit Agreement, but under no circumstances shall any Netting Agreement Indemnity Claim be deemed or considered a 2016 Term Loan Claim.

5.          “2016 Term Loan Claims Allowed Amount” means an amount equal to (a) the aggregate outstanding principal amount of the 2016 Term Loans as of the Petition Date of $872,424,572 plus (b) all accrued and unpaid interest on the 2016 Term Loans as of the Petition Date in the amount of $2,161,950. Any 2016 Term Loan Claim against any BrandCo Entity shall be Disallowed.

6.          “2016 Term Loan Lender Group Advisors” means Akin Gump Strauss Hauer & Feld LLP, Boies Schiller Flexner LLP, and Moelis & Company, each in their capacity as advisors to the Ad Hoc Group of 2016 Term Loan Lenders or in their capacity as advisors to the members thereof.

7.          “2016 Term Loans” means the term loans issued under the 2016 Credit Agreement.

8.          “2019 Credit Agreement” means the Term Credit Agreement, dated as of August 6, 2019 (as amended, amended and restated, supplemented, or otherwise modified from time to time), by and among Holdings, RCPC, Wilmington Trust, N.A., as administrative agent, and each collateral agent, and the lenders party thereto from time to time.

9.          “2019 Financing Transaction” means the transactions executed in connection with the 2019 Credit Agreement.

10.          “2020 Revolver Joinder Agreement” means that certain Joinder Agreement to the 2016 Credit Agreement, dated as of April 30, 2020, by and among the New Lenders (as defined therein), RCPC, the other Loan Parties (as defined in the 2016 Credit Agreement) party thereto, and the 2016 Agent.

11.         “2020 Term B-1 Loan Claim” means any Claim on account of the 2020 Term B-1 Loans derived from, based upon, relating to, or arising under the BrandCo Credit Agreement.

12.         “2020 Term B-1 Loan Claims Allowed Amount” means the full outstanding amount of the 2020 Term B-1 Loans, including (a) an aggregate outstanding principal amount as of the Petition Date of $938,986,931, (b) the Applicable Premium (as defined in the BrandCo Credit Agreement) in the amount of $98,593,628, and (c) all accrued and unpaid interest, including PIK Interest (as defined in the BrandCo Credit Agreement), accruing on the aggregate outstanding principal amount of the 2020 Term B-1 Loans before or after the Petition Date, at the rate provided for in the BrandCo Credit Agreement, including Section 2.15(d) thereof, through the Effective Date; provided that (x) postpetition interest accruing on the Applicable Premium and (y) $20 million of Deferred B-1 Adequate Protection Payments (as defined in the Restructuring Support Agreement) will not be included in the 2020 Term B-1 Loan Claims Allowed Amount and will be waived as a component of the Plan Settlement.

13.        “2020 Term B-1 Loans” means the “Term B-1 Loans” as defined in, and issued under, the BrandCo Credit Agreement.

14.        “2020 Term B-2 Loan Claim” means any Claim on account of the 2020 Term B-2 Loans derived from, based upon, relating to, or arising under the BrandCo Credit Agreement.

15.        “2020 Term B-2 Loan Claims Allowed Amount” means an amount equal to (a) the aggregate outstanding principal amount of the 2020 Term B-2 Loans as of the Petition Date of $936,052,001 plus (b) all accrued and unpaid interest on the 2020 Term B-2 Loans as of the Petition Date in the amount of $10,768,797.

16.        “2020 Term B-2 Loans” means the “Term B-2 Loans” as defined in, and issued under, the BrandCo Credit Agreement.

17.        “2020 Term B-3 Loan Claim” means any Claim on account of the 2020 Term B-3 Loans derived from, based upon, relating to, or arising under the BrandCo Credit Agreement.

18.        “2020 Term B-3 Loan Claims Allowed Amount” means an amount equal to (a) the aggregate outstanding principal amount of the 2020 Term B-3 Loans as of the Petition Date of $2,980,287 plus (b) all accrued and unpaid interest accrued on the aggregate outstanding principal amount of the 2020 Term B-3 Loans as of the Petition Date in the amount of $36,752.

19.        “2020 Term B-3 Loans” means the “Term B-3 Loans” as defined in, and issued under, the BrandCo Credit Agreement.

20.        “2020 Term Loan Claims” means, collectively, the 2020 Term B-1 Loan Claims, the 2020 Term B-2 Loan Claims, and the 2020 Term B-3 Loan Claims.

21.        “ABL Agents” means MidCap Funding IV Trust, as administrative agent and collateral agent under the ABL Facility Credit Agreement, Crystal Financial LLC d/b/a SLR Credit Solutions, as SISO Term Loan Agent (as defined in the ABL Facility Credit Agreement), and Alter Domus (US) LLC, as Tranche B Administrative Agent (as defined in the ABL Facility Credit Agreement), or, with respect to each of the foregoing, any successor administrative agent or collateral agent as permitted by the terms set forth in the ABL Facility Credit Agreement.

22.        “ABL DIP Facility” means the postpetition financing facility provided for under the ABL DIP Facility Credit Agreement and the Final DIP Order.

23.        “ABL DIP Facility Agent” means MidCap Funding IV Trust, as administrative agent and collateral agent under the ABL DIP Facility Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the ABL DIP Facility Credit Agreement.

24.        “ABL DIP Facility Claim” means any Claim on account of the ABL DIP Facility derived from, based upon, relating to, or arising under the ABL DIP Facility Credit Agreement.

25.         “ABL DIP Facility Credit Agreement” means the Super-Priority Senior Secured Debtor-in-Possession Asset-Based Revolving Credit Agreement, dated as of June 30, 2022 (as amended, amended and restated, supplemented, or otherwise modified from time to time), by and among RCPC, Holdings, Midcap Funding IV Trust, as administrative agent, collateral agent, and lead arranger, the SISO ABL DIP Facility Agent, and the other lending institutions party thereto from time to time.

26.        “ABL DIP Facility Lenders” means the lenders from time to time under the ABL DIP Facility.

27.        “ABL Facility Credit Agreement” means the Asset-Based Revolving Credit Agreement dated as of September 7, 2016 (as amended, amended and restated, supplemented, or otherwise modified from time to time), by and among Holdings, RCPC, the subsidiaries of RCPC party from time to time thereto, MidCap Funding IV Trust, as administrative agent, collateral agent, issuing lender, and swingline lender, Crystal Financial LLC d/b/a SLR Credit Solutions, as SISO Term Loan Agent (as defined therein), Alter Domus (US) LLC, as Tranche B Administrative Agent (as defined therein), and the other lending institutions party from time to time thereto.

28.        “Ad Hoc Group of 2016 Term Loan Lenders” means the ad hoc group of Holders of 2016 Term Loan Claims represented by Akin Gump Strauss Hauer & Feld LLP and Moelis & Company.

29.        “Ad Hoc Group of BrandCo Lenders” means the ad hoc group of Holders of 2020 Term Loan Claims represented by Davis Polk & Wardwell LLP and Centerview Partners LLC.

30.        “Adjusted Aggregate Rights Offering Amount” means the Aggregate Rights Offering Amount after any reduction on account of Excess Liquidity in accordance with the First Lien Exit Facilities Term Sheet and the Plan.

31.        “Administrative Claim” means any Claim incurred by the Debtors on or after the Petition Date and before the Effective Date for the costs and expenses of administration of the Estates pursuant to section 503(b) (including Claims arising under section 503(b)(9) of the Bankruptcy Code) or 1114(e)(2) of the Bankruptcy Code, but excluding any Claims arising under section 507(b) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Compensation Claims; (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code; (d) the Backstop Commitment Premium; and (e) the Debt Commitment Premium.

32.        “Administrative Claims Bar Date” means the date that is thirty (30) calendar days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to Professional Compensation Claims, which shall be subject to the provisions of Article II.B hereof.

33.        “Affiliate” means, with respect to a specified Entity, any other Entity that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such specified Entity was a debtor in a case under the Bankruptcy Code.

34.        “Aggregate Rights Offering Amount” means $670 million, which represents the aggregate purchase price of the New Common Stock issued pursuant to the Equity Rights Offering, prior to any reduction on account of Excess Liquidity in accordance with the First Lien Exit Facilities Term Sheet and the Plan.

35.        “Allowed” means, with respect to any Claim or Interest, except to the extent the Plan provides otherwise, any portion thereof (a) that is allowed under the Plan, by Final Order, or pursuant to a settlement, (b) that is evidenced by a Proof of Claim or Interest, as applicable, timely filed by the applicable Claims Bar Date or that is not required to be evidenced by a filed Proof of Claim or Interest, as applicable, under the Plan or a Final Order, or (c) that is scheduled by the Debtors as not disputed, contingent, or unliquidated, and as for which no Proof of Claim or Interest, as applicable, has been timely filed; provided that, with respect to a Claim or Interest described in clauses (b) and (c) above, such Claim or Interest shall be considered Allowed only if and to the extent that such Claim or Interest is not Disallowed and no objection to the allowance of such Claim or Interest is interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim or Interest has been Allowed by a Final Order; provided, further that a Talc Personal Injury Claim shall only be Allowed in accordance with the PI Claims Distribution Procedures.  Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.  No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

36.        “Alternative Restructuring Proposal” has the meaning set forth in the Restructuring Support Agreement.

37.        “Amended CEO Employment Agreement” means the existing employment agreement of the Debtors’ chief executive officer, as amended and restated in accordance with the CEO Employment Agreement Term Sheet, which shall be in all respects in form and substance consistent with the CEO Employment Agreement Term Sheet and acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

38.        “Amended Revlon Executive Severance Pay Plan” means the existing executive severance plan for directors and above, as amended and restated in accordance with the Executive Severance Term Sheet, which may consist of one or more separate plan documents, and which shall be in all respects in form and substance consistent with the Executive Severance Term Sheet and acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

39.        “Backstop Commitment Agreement” means that certain Amended and Restated Backstop Commitment Agreement, dated February 21, 2023 (including all exhibits, annexes, and schedules thereto and as amended, supplemented, or modified pursuant to the terms thereof), by and among the Debtors and the Equity Commitment Parties.

40.        “Backstop Commitment Premium” means a commitment premium equal to 12.5% of the Aggregate Rights Offering Amount, payable to the Equity Commitment Parties in shares of New Common Stock issued on the Effective Date at the ERO Price Per Share, in accordance with the Backstop Commitment Agreement; provided that, in the event the Equity Rights Offering is not consummated, the Backstop Commitment Premium shall be payable in cash to the extent provided in the Backstop Commitment Agreement.

41.        “Backstop Motion” means the motion seeking approval of the Backstop Commitment Agreement, which shall be in form and substance acceptable solely to the Debtors and the Required Consenting 2020 B-2 Lenders.

42.        “Backstop Order” means the order entered by the Bankruptcy Court (a) approving and authorizing the Debtors’ entry into (i) the Backstop Commitment Agreement and other Equity Rights Offering Documents, including the Debtors’ obligation to pay the Backstop Commitment Premium and (ii) the Debt Commitment Letter, including the Debtors’ obligation to pay the premiums and discounts on the Incremental New Money Facility in accordance therewith, (b) which order may be the Disclosure Statement Order, and (c) which shall be in form and substance acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

43.        “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

44.        “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Chapter 11 Cases, including to the extent of any withdrawal of the reference under section 157(d) of the Judicial Code, the United States District Court for the Southern District of New York.

45.        “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

46.        “BrandCo Agent” means Jefferies Finance LLC, in its capacity as administrative agent and each collateral agent under the BrandCo Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the BrandCo Credit Agreement.

47.        “BrandCo Credit Agreement” means the BrandCo Credit Agreement, dated as of May 7, 2020 (as amended, amended and restated, supplemented, or otherwise modified from time to time), by and among Holdings, RCPC, the BrandCo Agent, and the lenders party thereto from time to time.

48.          “BrandCo Entities” collectively, each of (a) Beautyge I, (b) Beautyge II, LLC, (c) BrandCo Almay 2020 LLC, (d) BrandCo Charlie 2020 LLC, (e) BrandCo CND 2020 LLC, (f) BrandCo Curve 2020 LLC, (g) BrandCo Elizabeth Arden 2020 LLC, (h) BrandCo Giorgio Beverly Hills 2020 LLC, (i) BrandCo Halston 2020 LLC, (j) BrandCo Jean Nate 2020 LLC, (k) BrandCo Mitchum 2020 LLC, (l) BrandCo Multicultural Group 2020 LLC, (m) BrandCo PS 2020 LLC, and (n) BrandCo White Shoulders 2020 LLC.

49.        “BrandCo Financing Transaction” means the transactions executed in connection with the BrandCo Credit Agreement.

50.        “BrandCo Lender Group Advisors” means Davis Polk & Wardwell LLP, Kobre & Kim LLP, Goodmans LLP, Centerview Partners LLC, and The Boston Consulting Group, Inc., and each other special or local counsel or other professional retained by the Ad Hoc Group of BrandCo Lenders, each in their capacity as advisors to the Ad Hoc Group of BrandCo Lenders or in their capacity as advisors to the members thereof.

51.        “BrandCo Settlement Termination Date” has the meaning set forth in the Restructuring Support Agreement.

52.        “BrandCo Third Lien Guaranty Claim” means any 2020 Term B-3 Loan Claim against a BrandCo Entity.

53.        “Breach Notice” has the meaning set forth in the Restructuring Support Agreement.

54.        “Business Day” means any day, other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

55.        “Canadian Recognition Proceeding” means the proceeding commenced before the Ontario Superior Court of Justice (Commercial List) pursuant to the Companies’ Creditors Arrangement Act to recognize the Chapter 11 Cases in Canada.

56.        “Case Management Procedures” means the procedures set forth in the Revised Order (A) Establishing Certain Notice, Case Management, and Administrative Procedures and (B) Granting Related Relief [Docket No. 279].

57.        “Cash” means the legal tender of the United States of America and equivalents thereof, including bank deposits and checks.

58.        “Cash-Out Backstop Lenders” has the meaning set forth in the Restructuring Support Agreement.

59.        “Cause of Action” means, without limitation, any Claim, Interest, claim, damage, remedy, cause of action, controversy, demand, right, right of setoff, action, cross claim, counterclaim, recoupment, claim for breach of duty imposed by law or in equity, action, Lien, indemnity, contribution, reimbursement, guaranty, debt, suit, class action, third-party claim, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, or franchise of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, direct or indirect, choate or inchoate, liquidated or unliquidated, suspected or unsuspected, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, under the Bankruptcy Code or applicable non-bankruptcy law, or pursuant to any other theory of law.  For the avoidance of doubt, Causes of Action include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code or similar non-U.S. or state law; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

60.       “CEO Employment Agreement Term Sheet” means the term sheet setting forth the terms and conditions of the amended CEO Employment Agreement, which was provided by counsel to the Debtors to counsel to the Ad Hoc Group of BrandCo Lenders on December 19, 2022.

61.       “Chapter 11 Cases” means the jointly administered chapter 11 cases Filed for the Debtors in the Bankruptcy Court and currently styled In re Revlon, Inc., Case No. 22-10760 (DSJ) (Jointly Administered).

62.        “Chubb” means ACE American Insurance Company, Federal Insurance Company, Century Indemnity Company, Insurance Company of North America, Pacific Employers Insurance Company, and Motor Vehicle Casualty Company and Central National Insurance Company of Omaha (but only with respect to policies issued through Cravens, Dargan & Company, Pacific Coast), and each of their respective U.S.-based affiliates, successors, and predecessors and each solely in their capacity as an insurer or successor in interest thereto.

63.      “Chubb Insurance Contracts” means all insurance policies that have been issued by Chubb and provide coverage at any time to any of the Debtors (or any of their predecessors), and all agreements, documents or instruments relating thereto.

64.        “Claim” means any “claim,” as defined in section 101(5) of the Bankruptcy Code, against a Debtor.

65.        “Claims Bar Date” means October 24, 2022, or such other date established by the Plan or by order of the Bankruptcy Court by which Proofs of Claim must be filed with respect to Claims.

66.        “Claims Objection Deadline” means the deadline for objecting to a Claim asserted against a Debtor, which shall be on the date that is the later of:  (a)(i) with respect to Administrative Claims (other than Professional Compensation Claims), 90 days after the Administrative Claims Bar Date or (ii) with respect to all other Claims (other than Professional Compensation Claims), 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court for objecting to such Claims.

67.        “Claims Register” means the official register of Claims against the Debtors maintained by the Voting and Claims Agent.

68.        “Class” means a category of Claims or Interests classified together as set forth in Article III hereof pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

69.        “Class 4 Equity Electing Claims” means all Allowed OpCo Term Loan Claims for which the Holder thereof makes the Class 4 Equity Election; provided that, if the Class 4 Equity Election is made for less than $543 million of Allowed OpCo Term Loan Claims in the aggregate, each eligible Holder of an Allowed OpCo Term Loan Claim for which the Class 4 Equity Election was not made shall be deemed to have made the Class 4 Equity Election for such Claims in an amount equal to such Holder’s Pro Rata share (determined based on such Holder’s Allowed OpCo Term Loan Claims for which a Class 4 Equity Election was not made as a percentage of all eligible Allowed OpCo Term Loan Claims for which a Class 4 Equity Election was not made) of $543 million minus the aggregate amount of Allowed OpCo Term Loan Claims for which a Class 4 Equity Election was made; provided, further, that, notwithstanding the foregoing, Cash-Out Backstop Lenders shall not be eligible to make, and shall not be deemed to make, the Class 4 Equity Election, except as set forth in the Restructuring Support Agreement.

70.        “Class 4 Equity Distribution” means 18% of (a)  the New Common Stock issued on the Effective Date, prior to and subject to dilution by any New Common Stock issued in connection with the Equity Rights Offering (including, for the avoidance of doubt, any New Common Stock issued pursuant to the Backstop Commitment Agreement), in connection with any MIP Awards, and/or upon the exercise of the New Warrants and (b) the Equity Subscription Rights.

71.        “Class 4 Non-Equity Electing Claims” means all Allowed OpCo Term Loan Claims other than Class 4 Equity Electing Claims.

72.       “Class 4 Equity Election” means, with respect to an OpCo Term Loan Claim, the election by the Holder thereof to receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share (determined based on such Holder’s Class 4 Equity Electing Claims as a percentage of all Class 4 Equity Electing Claims) of the Class 4 Equity Distribution.

73.        “Class 6 Equity Distribution” means 82% of (a)  the New Common Stock issued on the Effective Date, prior to and subject to dilution by any New Common Stock issued in connection with the Equity Rights Offering (including, for the avoidance of doubt, any New Common Stock issued pursuant to the Backstop Commitment Agreement), in connection with any MIP Awards, and/or upon the exercise of the New Warrants and (b) the Equity Subscription Rights.

74.         “Company Entities” means Revlon, Inc. and its directly- and indirectly-owned subsidiaries.

75.       “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

76.        “Confirmation Date” means the date upon which Confirmation occurs.

77.       “Confirmation Hearing” means the confirmation hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time, including after delivery of any Breach Notice by the Required Consenting BrandCo Lenders, until (a) such alleged breach is cured or (b) the Bankruptcy Court determines that there is no breach under the Restructuring Support Agreement.

78.        “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the transactions contemplated thereby, which shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

79.        “Consenting 2016 Lenders” has the meaning set forth in the Restructuring Support Agreement.

80.        “Consenting BrandCo Lenders” has the meaning set forth in the Restructuring Support Agreement.

81.        “Consenting Creditor Parties” has the meaning set forth in the Restructuring Support Agreement.

82.        “Consenting Unsecured Noteholder” means, in the event that Class 8 votes to reject the Plan, each Holder of an Unsecured Notes Claim that (a) votes to accept the Plan on account of its Unsecured Notes Claim, and (b) does not, directly or indirectly, object to, or otherwise impede, delay, or interfere with, solicitation, acceptance, Confirmation, or Consummation of the Plan.

83.      “Consenting Unsecured Noteholder Recovery” means, with respect to each Consenting Unsecured Noteholder, 50% of such Consenting Unsecured Noteholder’s Pro Rata share of the Unsecured Notes Settlement Distribution if Class 8 had voted to accept the Plan.

84.        “Consummation” means the occurrence of the Effective Date.

85.        “Contract Rejection Claim” means a Claim arising from the rejection of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

86.        “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases by the U.S. Trustee on June 24, 2022 pursuant to section 1102(a)(1) of the Bankruptcy Code, as such committee may be reconstituted from time to time.

87.       “Creditors’ Committee Settlement Conditions” means, unless otherwise waived by the Required Consenting BrandCo Lenders, (a) the BrandCo Settlement Termination Date shall not have occurred and (b) the Required Consenting BrandCo Lenders shall have not sent a Breach Notice that remains uncured and that, with the passage of time, would result in the occurrence of the BrandCo Settlement Termination Date.

88.        “Cure Claim” means a Claim against any Debtor based upon such Debtor’s monetary default under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed or assumed and assigned by such Debtor or Reorganized Debtor, as applicable, pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

89.        “Cure Notice” means a notice of a proposed amount of Cash to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed, or assumed and assigned, under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include the amount of Cure Claim (if any) to be paid in connection therewith.

90.        “Debt Commitment Letter” means that certain $200,000,000 Incremental New Money Facility Backstop Commitment Letter, dated January 17, 2023 (as may be amended, supplemented, or modified from time to time), by and among the Debt Commitment Parties and RCPC, setting forth the commitment of the Debt Commitment Parties to provide the Incremental New Money Facility.

91.        “Debt Commitment Parties” means the “Backstop Parties” as defined in the Debt Commitment Letter.

92.       “Debt Commitment Premium” means the commitment premium under the Debt Commitment Letter, which shall be 3.00% of the aggregate principal amount of the Incremental New Money Facility, payable to the Debt Commitment Parties in accordance with the Debt Commitment Letter.

93.        “Debtor Release” means the releases set forth in Article X.D of the Plan.

94.        “Debtors” means, collectively:  Revlon, Inc.; Revlon Consumer Products Corporation; Almay, Inc.; Art & Science, Ltd.; Bari Cosmetics, Ltd.; Beautyge Brands USA, Inc.; Beautyge U.S.A., Inc.; Charles Revson Inc.; Creative Nail Design, Inc.; Cutex, Inc.; DF Enterprises, Inc.; Elizabeth Arden (Financing), Inc.; Elizabeth Arden Investments, LLC; Elizabeth Arden NM, LLC; Elizabeth Arden Travel Retail, Inc.; Elizabeth Arden USC, LLC; Elizabeth Arden, Inc.; FD Management, Inc.; North America Revsale Inc.; OPP Products, Inc.; PPI Two Corporation; RDEN Management, Inc.; Realistic Roux Professional Products Inc.; Revlon Development Corp.; Revlon Government Sales, Inc.; Revlon International Corporation; Revlon Professional Holding Company LLC; Riros Corporation; Riros Group Inc.; RML, LLC; Roux Laboratories, Inc.; Roux Properties Jacksonville, LLC; SinfulColors Inc.; Beautyge II, LLC; BrandCo Almay 2020 LLC; BrandCo Charlie 2020 LLC; BrandCo CND 2020 LLC; BrandCo Curve 2020 LLC; BrandCo Elizabeth Arden 2020 LLC; BrandCo Giorgio Beverly Hills 2020 LLC; BrandCo Halston 2020 LLC; BrandCo Jean Nate 2020 LLC; BrandCo Mitchum 2020 LLC; BrandCo Multicultural Group 2020 LLC; BrandCo PS 2020 LLC; BrandCo White Shoulders 2020 LLC; Beautyge I; Elizabeth Arden (Canada) Limited; Elizabeth Arden (UK) Ltd.; Revlon Canada Inc.; and Revlon (Puerto Rico) Inc.

95.        “Definitive Documents” means the Plan (including, for the avoidance of doubt, all exhibits, annexes, amendments, schedules, and supplements related thereto, including the Plan Supplement), the Confirmation Order, the Solicitation Materials, including the Disclosure Statement, the Disclosure Statement Order, the Exit Facilities Documents, including the Debt Commitment Letter, the Equity Rights Offering Documents, including the Backstop Commitment Agreement, the Backstop Order, and the Equity Rights Offering Procedures, the New Organizational Documents, the PI Claims Distribution Procedures, the GUC Trust Agreement, the PI Settlement Fund Agreement, the New Warrant Agreement, the documentation setting the Distribution Record Date and means of distribution under the Plan and the procedures for designating the recipients of distributions under the Plan, all other documents, motions, pleadings, briefs, applications, orders, agreements, supplements, and other filings, including any summaries or term sheets in respect thereof, that are directly related to any of the foregoing or as may be reasonably necessary or advisable to implement the Restructuring Transactions, and all materials relating to the foregoing that are filed in the Canadian Recognition Proceeding or any other foreign proceeding commenced by any Debtor in connection with the Restructuring Transactions, which, in each case, shall be in form and substance consistent with the Restructuring Support Agreement, including the consent rights therein.

96.        “Description of Transaction Steps” means a document, to be included in the Plan Supplement, which shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders, that sets forth the material components of the Restructuring Transactions and a description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan, including the reorganization of the Reorganized Debtors and the issuance of New Common Stock, the New Warrants, and the other distributions under the Plan, through the Chapter 11 Cases, the Plan, or any Definitive Documents, and the intended tax treatment of such steps.

97.        “DIP Agents” means, collectively, the ABL DIP Facility Agent, the Term DIP Facility Agent, and the SISO ABL DIP Facility Agent.

98.        “DIP Claim” means any ABL DIP Facility Claim, Term DIP Facility Claim, or Intercompany DIP Facility Claim.

99.          “DIP Facilities” means, collectively, the ABL DIP Facility, the Intercompany DIP Facility, and the Term DIP Facility.

100.       “DIP Lender” means each lender from time to time under the ABL DIP Facility, the Intercompany DIP Facility, or the Term DIP Facility.

101.       “DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

102.      “Disallowed” means, with respect to any Claim or Interest, a portion thereof that (a) is disallowed under the Plan (including, with respect to Talc Personal Injury Claims, pursuant to the PI Claims Distribution Procedures), by Final Order, or pursuant to a settlement, (b) is scheduled by the Debtors at zero dollars ($0) or as contingent, disputed, or unliquidated and as to which a Claims Bar Date has been established but no Proof of Claim was timely filed or deemed timely filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court, including the order approving the Claims Bar Date, or otherwise deemed timely filed under applicable law, or (c) is not scheduled by the Debtors and as to which a Claims Bar Date has been established but no Proof of Claim has been timely filed or deemed timely filed pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

103.      “Disbursing Agent” means: (a) except as provided in the following clauses (b), (c), or (d), the Reorganized Debtors or the Entity or Entities selected by the Reorganized Debtors to make or facilitate distributions contemplated under the Plan, which Entity may include the Voting and Claims Agent; (b) with respect to Unsecured Notes Claims, the Unsecured Notes Indenture Trustee; (c) with respect to General Unsecured Claims (other than Talc Personal Injury Claims), the GUC Administrator; and (d) with respect to the Talc Personal Injury Claims, the PI Claims Administrator.

104.     “Disclosure Statement” means the disclosure statement (as it may be amended, supplemented, or modified from time to time) for the Plan, including all exhibits and schedules thereto and references therein, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting BrandCo Lenders.

105.      “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto, which shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

106.       “Disputed” means, with respect to any Claim or Interest, a Claim or Interest that is not yet Allowed or Disallowed.

107.          “Distribution Record Date” means, except with respect to Holders of Unsecured Notes Claims, the date for determining which Holders of Allowed Claims and Interests are eligible to receive distributions pursuant to the Plan, which date shall be the Confirmation Date or such other date that is selected by the Debtors with the consent of the Required Consenting BrandCo Lenders.  The Distribution Record Date shall not apply to any holders of Unsecured Notes Claims, who shall receive a distribution, if any, in accordance with Article VIII.E of the Plan.

108.      “DTC” means the Depository Trust Company.

109.      “Effective Date” means (a) the date that is the first Business Day on which all conditions to the occurrence of the Effective Date have been satisfied or waived pursuant to Article XI.A and Article XI.B or (b) such later date as agreed to by the Debtors and the Required Consenting BrandCo Lenders.

110.     “Eligible Holder” means each Holder (as of the record date for the Equity Subscription Rights as set forth in the Equity Rights Offering Procedures) of an Allowed 2020 Term B-2 Loan Claim and/or an Allowed OpCo Term Loan Claim.

111.    “Employment Obligations” means all contracts, agreements, arrangements, policies, programs, and plans for, among other things, compensation, bonuses, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, including, in the event of a change of control after the Effective Date, retirement benefits, retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), welfare benefits, relocation programs, life insurance, and accidental death and dismemberment insurance, including contracts, agreements, arrangements, policies, programs, and plans for bonuses and other incentives or compensation for the Debtors’ current and former employees, directors, officers, consultants, and managers, including executive compensation programs and existing compensation arrangements (including, in each case, any amendments thereto), and including, for the avoidance of doubt, the Canadian Savings Plan, the Canadian Savings Match Plan, the U.K. Savings Plan, the Canadian Pension Plan, and the U.K. Pension Plan (each as defined in the Wages Motion); provided that Employment Obligations shall not include Non-Qualified Pension Claims.

112.     “Enhanced Cash Incentive Program” means an enhanced cash incentive program to be approved and implemented pursuant to the Confirmation Order and otherwise adopted by the Reorganized Debtors as soon as reasonably practicable after the Effective Date (but no later than 21 days after the Effective Date, absent any ordinary course administrative delay that is not caused for purposes of circumventing this requirement by any equity holder or any member of the Reorganized Holdings Board other than the Debtors’ chief executive officer), the terms of which shall be consistent with the Restructuring Support Agreement and have been agreed upon by the Debtors and the Required Consenting BrandCo Lenders, for employees that are participants in the KEIP.

113.      “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

114.      “Equity Commitment Parties” has the meaning set forth in the Backstop Commitment Agreement.

115.     “Equity Rights Offering” means the equity rights offering to be consummated by Reorganized Holdings on the Effective Date in accordance with the Equity Rights Offering Documents, pursuant to which it shall issue shares of New Common Stock at the ERO Price Per Share for an aggregate price equal to the Aggregate Rights Offering Amount (or, if applicable, the Adjusted Aggregate Rights Offering Amount).

116.      “Equity Rights Offering Documents” means the Backstop Commitment Agreement, the Backstop Motion, the Backstop Order, and any and all other agreements, documents, and instruments delivered or entered into in connection with, or otherwise governing, the Equity Rights Offering, including the Equity Rights Offering Procedures, subscription forms, and any other materials distributed in connection with the Equity Rights Offering, which, in each case, shall be in form and substance acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

117.      “Equity Rights Offering Participants” means those Eligible Holders who duly subscribe for the shares of New Common Equity pursuant to the Equity Subscription Rights in accordance with the Equity Rights Offering Documents.

118.      “Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering, as approved by the Bankruptcy Court, which shall be in form and substance acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

119.      “Equity Subscription Rights” means the rights to purchase 70% of the New Common Stock sold pursuant to the Equity Rights Offering at the ERO Price Per Share.

120.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1301-1461, and the regulations promulgated thereunder.

121.     “ERO Price Per Share” means the price per share of New Common Stock issued pursuant to the Equity Rights Offering, which shall be determined based on a 30% discount to Plan Equity Value.

122.      “Estate” means, with respect to any Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of its Chapter 11 Case.

123.      “Estate Cause of Action” means any Cause of Action that any Debtor may have or be entitled to assert on behalf of its Estate or itself, whether or not asserted.

124.      “Excess Liquidity” has the meaning set forth in the First Lien Exit Facilities Term Sheet; provided that Excess Liquidity shall be calculated to provide the Reorganized Debtors and their non-Debtor affiliates with a minimum cash balance in an aggregate amount equal to at least $75 million.

125.      “Exchange Act” means the U.S. Securities Exchange Act of 1934 (as amended).

126.     “Excluded Parties” means, collectively, all Entities liable for Talc Personal Injury Claims in respect of Jean Nate products or other products produced by the Debtors, other than any Debtor or any current or former officer, director, authorized agent, or employee of the Debtors.  For the avoidance of doubt, (i) any insurer of the Debtors that may be liable for Talc Personal Injury Claims (to the extent of such insurer’s liability for such Talc Personal Injury Claims; for the avoidance of doubt, nothing in this definition shall alter any other provision of this Plan with respect to any obligations unrelated to Talc Personal Injury Claims, if any, of any such insurers), and (ii) Bristol-Myers Squibb Company and its Affiliates shall be Excluded Parties.

127.      “Exculpated Parties” means, collectively, and in each case in its capacity as such:  (a) the Consenting Creditor Parties; (b) the BrandCo Agent; (c) the DIP Lenders and DIP Agents; (d) the Creditors’ Committee and each of its members as of the Effective Date; (e) each Debtor and Reorganized Debtor; and (f) with respect to each of the Entities in the foregoing clauses (a) through (e), each such Entity’s current and former Affiliates (regardless of whether such interests are held directly or indirectly); (g) with respect to each of the Entities in the foregoing clauses (a) through (f), each such Entity’s current and former predecessors, successors, subsidiaries, direct and indirect equityholders, funds, portfolio companies, and management companies; and (h) with respect to each of the Entities in the foregoing clauses (a) through (g), each such Entity’s current and former directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), consultants, financial advisors, attorneys, accountants, investment bankers, and other professionals.

128.          “Executive Severance Term Sheet” means the term sheet setting forth the terms and conditions of the amended Revlon Executive Severance Pay Plan, which was provided by counsel to the Debtors to counsel to the Ad Hoc Group of BrandCo Lenders on December 19, 2022.

129.     “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

130.      “Exit ABL Facility” means a new senior secured revolving credit facility, which shall be (a) in an aggregate principal amount and on terms to be set forth in the Exit ABL Facility Documents and (b) in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

131.      “Exit ABL Facility Credit Agreement” means the credit agreement governing the Exit ABL Facility, which shall be in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

132.      “Exit ABL Facility Documents” means the Exit ABL Facility Credit Agreement and any and all other agreements, documents, notes, pledges, collateral agreements, loan and security agreements, mortgages, control agreements, deeds of trust, intercreditor agreements,  and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection with the Exit ABL Facility, in each case which shall be in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

133.      “Exit FILO Facility” means a new senior secured first-in, last out term loan facility, which shall be (a) in an aggregate principal amount and on terms to be set forth in the Exit FILO Facility Documents and (b) in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

134.      “Exit FILO Facility Credit Agreement” means the credit agreement governing the Exit FILO Facility, which shall be in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

135.      “Exit FILO Facility Documents” means the Exit FILO Facility Credit Agreement and any and all other agreements, documents, notes, pledges, collateral agreements, loan and security agreements, mortgages, control agreements, deeds of trust, intercreditor agreements,  and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection with the Exit FILO Facility, in each case which shall be in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

136.     “Exit Facilities” means, collectively, (a) the First Lien Exit Facilities, consisting of the Take-Back Facility and the Incremental New Money Facility, or the Third-Party New Money Exit Facility, as applicable, (b) the Exit ABL Facility, (c) the Exit FILO Facility, and (d) the New Foreign Facility.

137.      “Exit Facilities Agents” means the agent(s) under the Exit Facilities.

138.    “Exit Facilities Documents” means, collectively, the First Lien Exit Facilities Documents or the Third-Party New Money Exit Facility Documents, as applicable, the Exit ABL Facility Documents, the Exit FILO Facility Documents, and the New Foreign Facility Documents.

139.      “Exit Facilities Lenders” means the lenders under the Exit Facilities.

140.      “Federal Judgment Rate” means the interest rate provided under section 1961 of the Judicial Code, calculated as of the Petition Date.

141.     “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court, the Clerk of the Bankruptcy Court, or any of its or their authorized designees in the Chapter 11 Cases, including, with respect to a Proof of Claim, the Voting and Claims Agent.

142.     “FILO ABL Claim” means any Claim on account of the “Tranche B Term Loans,” as defined in the ABL Facility Credit Agreement, derived from, based upon, relating to, or arising under the ABL Facility Credit Agreement.

143.      “Final DIP Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief entered by the Bankruptcy Court on August 2, 2022 [Docket No. 330].

144.      “Final Order” means an order, ruling, or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended, or vacated, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing has been timely taken or is pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules.

145.      “Financing Transactions Litigation Claims” means any Cause of Action arising out of or related to: (a) the facts and circumstances alleged in the complaint filed in AIMCO CLO 10 Ltd et al. v. Revlon, Inc. et al., Adv. Pro. Case No. 1:22-ap-1167 (Bankr. S.D.N.Y.), including all causes of action that were or could have been alleged therein (including any claims asserted or assertable against Citibank, N.A., in its capacity as 2016 Agent) and counterclaims alleged in connection therewith; (b) the facts and circumstances alleged in the complaint filed in UMB Bank, N.A. v. Revlon, Inc., et al., No. 1:20-cv-06352 (S.D.N.Y. 2020), including all causes of action alleged therein; (c) the 2019 Financing Transaction and/or BrandCo Financing Transaction, including:  (i) the facts and circumstances related to the negotiation of and entry into the 2019 Credit Agreement and any related transactions or agreements, including any related amendments to the 2016 Credit Agreement; (ii) the facts and circumstances related to the negotiation of and entry into the BrandCo Credit Agreement and any related transactions or agreements, including any related amendments to the 2016 Credit Agreement; (iii) the repayment of any “Obligations” (as defined in the 2016 Credit Agreement), including with borrowings under the 2019 Credit Agreement; (iv) the repayment of any “Obligations” (as defined in the 2016 Credit Agreement), including with borrowings under the BrandCo Credit Agreement; or (v) the facts and circumstances related to the negotiation of and entry into the 2020 Revolver Joinder Agreement and any related transactions or agreements; (d) the Loan Documents (as defined in the 2016 Credit Agreement, the 2019 Credit Agreement, or the BrandCo Credit Agreement), including any intercreditor agreements related thereto; or (e) any associated transactions related to the foregoing clauses (a) through (d).

146.       “First Lien Exit Facilities” means the Take-Back Facility and the Incremental New Money Facility.

147.      “First Lien Exit Facilities Credit Agreement” means the credit agreement governing the Take-Back Facility and the Incremental New Money Facility, which shall be (a) in the aggregate principal amount and on the terms set forth in the First Lien Exit Facilities Term Sheet, and (b) in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

148.      “First Lien Exit Facilities Documents” means the First Lien Exit Facilities Credit Agreement, the First Lien Exit Facilities Term Sheet, and any and all other agreements, documents, notes, pledges, collateral agreements, loan and security agreements, mortgages, control agreements, deeds of trust, intercreditor agreements, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection with the First Lien Exit Facilities, in each case which shall be in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

149.     “First Lien Exit Facilities Term Sheet” means the term sheet which sets forth the material terms of the First Lien Exit Facilities, which is attached as Exhibit C to the Restructuring Support Agreement.

150.      “General Unsecured Claim” means any Talc Personal Injury Claim, Non-Qualified Pension Claim, Trade Claim, or Other General Unsecured Claim.

151.      “Global Bonus Program” means the global bonus program to be approved and implemented in the Confirmation Order and otherwise adopted by the Reorganized Debtors as soon as practicable following the Effective Date (but no later than 21 days after the Effective Date, absent any ordinary course administrative delay that is not caused for purposes of circumventing this requirement by any equity holder or any member of the Reorganized Holdings Board other than the Debtors’ chief executive officer), the terms of which shall be consistent with the Restructuring Support Agreement and have been agreed upon by the Debtors and the Required Consenting BrandCo Lenders, for (a) employees that will not be participants in the Enhanced Cash Incentive Program but that are currently participants in the KERP, and (b) other employees, as may be mutually agreed upon by the Debtors and the Required Consenting BrandCo Lenders

152.      “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

153.      “GUC Administrator” means the person appointed to act as trustee of the GUC Trust pursuant to the terms of the GUC Trust Agreement and the Plan.

154.      “GUC Settlement Amount” means Cash in an aggregate amount equal to $44 million.

155.      “GUC Settlement Top Up Amount” means Cash in an aggregate amount equal to 13% of the aggregate Allowed Contract Rejection Claims in excess of $50 million.

156.      “GUC Settlement Total Amount” means the GUC Settlement Amount and the GUC Settlement Top Up Amount.

157.      “GUC Trust” means the trust to be established on the Effective Date in accordance with the Plan to administer General Unsecured Claims (other than Talc Personal Injury Claims) in applicable Classes that vote to accept the Plan.

158.      “GUC Trust Agreement” means the trust agreement establishing and delineating the terms and conditions for the creation and operation of the GUC Trust, which shall be (a) drafted by the Creditors’ Committee, (b) included in the Plan Supplement, and (c) in form and substance reasonably acceptable to the Debtors, the Required Consenting 2020 B-2 Lenders, and the Creditors’ Committee.

159.     “GUC Trust Assets” means, collectively, (a) the GUC Trust/PI Fund Operating Reserve to be administered by the GUC Trust for the GUC Trust and the PI Settlement Fund and allocated by the GUC Administrator and PI Claims Administrator as determined from time to time, (b) the GUC Settlement Total Amount allocable to any of Classes 9(b), (c), and/or (d) of General Unsecured Claims that vote to accept the Plan, and (c) an interest in the portion of the Retained Preference Action Net Proceeds allocable to any of Classes 9(b), (c), and/or (d) of General Unsecured Claims that vote to accept the Plan (up to 63.9% of the Retained Preference Action Net Proceeds); provided, however that, pursuant to Article IV.A.5 of the Plan, the GUC Administrator, acting for the GUC Trust and as agent for the PI Settlement Fund, shall receive as of emergence 100% of the Retained Preference Actions and prosecute or otherwise liquidate the Retained Preference Actions both on behalf of the GUC Trust and as agent for the PI Settlement Fund, and transfer, solely in the event that Class 9(a) votes to accept the Plan, 36.10% of any Retained Preference Action Net Proceeds to the PI Settlement Fund to be administered in accordance with the terms of the PI Settlement Fund Agreement; provided further that any portion of the Retained Preference Action Net Proceeds allocable to any Class of General Unsecured Claims that votes to reject the Plan shall be transferred to the Reorganized Debtors.

160.     “GUC Trust Beneficiaries” means the Holders of Classes 9(b), 9(c), and 9(d) Claims, in each case, solely to the extent such Classes vote to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied.

161.      “GUC Trust Interest” means a beneficial interest in the GUC Trust.

162.      “GUC Trust/PI Fund Operating Expenses” means any and all costs, expenses, fees, taxes, disbursements, debts, or obligations incurred from the operation and administration of the GUC Trust and the PI Settlement Fund, including in connection with the prosecution or settlement of Retained Preference Actions, and all compensation, costs, and fees of the GUC Administrator, the PI Claims Administrator, and any professionals retained by the GUC Trust and/or the PI Settlement Fund.

163.     “GUC Trust/PI Fund Operating Reserve” means a reserve to be established solely to pay the GUC Trust/PI Fund Operating Expenses, which reserve shall be (a) funded (i) by the Debtors or the Reorganized Debtors, as applicable, in an amount equal to $4 million (which amount may be increased by up to $1 million by the Bankruptcy Court for good cause shown by the GUC Administrator) less the aggregate amount of fees and expenses of members of the Creditors’ Committee paid as Restructuring Expenses in excess of $500,000 and (ii) from proceeds of Retained Preference Actions recovered by the GUC Trust (on its own behalf and as agent for the PI Settlement Fund); (b) held in a segregated account and administered by the GUC Administrator for the GUC Trust and as agent for the PI Settlement Fund on and after the Effective Date, and (c) allocated as between the GUC Trust and the PI Settlement Fund by the GUC Administrator and PI Claims Administrator as determined from time to time.

164.     “Hair Straightening Advisor Expenses” means the reasonable and necessary documented out-of-pocket fees (including attorneys’ fees) and expenses of Stutzman, Bromberg, Esserman & Plifka, A Professional Corporation; Andrews Myers, P.C.; Pryor Cashman LLP; and Burns Bair LLP, each as counsel and/or advisors to certain Hair Straightening Claimants, that are incurred in connection with these Chapter 11 Cases through the Effective Date, up to an aggregate amount not to exceed $1.0 million; provided that such fees and expenses shall not include any fees and expenses related to preparing any objections to the Plan, including discovery related thereto.

165.      “Hair Straightening Bar Date” means the supplemental bar date of April 11, 2023 at 5:00 p.m., prevailing Eastern Time established for Hair Straightening Claims pursuant to the Hair Straightening Bar Date Order.

166.     “Hair Straightening Bar Date Order” means the Order (I) Establishing Supplemental Deadline for Submitting Hair Straightening Proofs of Claim, (II) Approving the Notice Thereof; and (III) Granting Related Relief [Docket No. 1574].

167.      “Hair Straightening Claim” means any Claim against the Debtors arising out of or related to the alleged use of or exposure to chemical hair straightening or relaxing products produced, manufactured, distributed, or sold by Revlon, Inc. or its affiliated Debtors, or for which Revlon, Inc. or its affiliated Debtors are or are alleged to be liable, including without limitation those hair straightening or relaxing products marketed under the brands “Crème of Nature”, “African Pride,” “French Perm,” “Fabulaxer,” “Revlon Professional,” “Revlon Realistic,” “Herbarich,” or “All Ways Natural Relaxer” that existed, arose, or is deemed to have arisen, prior to the Petition Date, no matter how remote, contingent, unliquidated, manifested or unmanifested, that has not been settled, compromised or otherwise resolved.  For the avoidance of doubt, any Claims of the Debtors’ insurers shall not be considered Hair Straightening Claims.

168.      “Hair Straightening Claimant” means any Holder of a Hair Straightening Claim.

169.      “Hair Straightening Claims Defense Costs” means any expense directly allocable to any Hair Straightening Claim under any insurance policy (including, but not limited to expenses arising from:  (i) all supplementary payments as defined under any such applicable insurance policy; (ii) all court costs, fees, and expenses; (iii) all costs, fees, and expenses incurred for or in connection with all attorneys, witnesses, experts, depositions, reported or recorded statements, summonses, service of process, legal transcripts, or testimony, copies of any public records, alternative dispute resolution proceedings, investigative services, non-employee adjusters, medical examinations, autopsies, or medical cost containment; (iv) declaratory judgment, subrogation claims and proceedings; (v) any other fees, costs, or expenses reasonably chargeable to the investigation, negotiation, settlement, or defense of any Hair Straightening Claim under any insurance policy or agreement; and (vi) any interest accrued in connection with the foregoing) that a Debtor or Reorganized Debtor is required to pay directly or to reimburse an applicable insurer for pursuant to the terms of the applicable insurance policy and any agreements, documents, or instruments relating thereto (each as construed in accordance with applicable non-bankruptcy law).

170.       “Hair Straightening Deductible or SIR Obligation” has the meaning set forth in Article VIII.L.3.

171.      “Hair Straightening Liquidation Action” has the meaning set forth in Article IX.A.6.

172.     “Hair Straightening MDL” means the multidistrict litigation titled In re Hair Relaxer Marketing, Sales Practices, and Products Liability Litigation, MDL No. 3060, currently pending in the Northern District of Illinois.

173.    “Hair Straightening Proof of Claim” means a Proof of Claim evidencing a Hair Straightening Claim that is timely and properly filed in accordance with the Hair Straightening Bar Date Order or that is otherwise deemed timely and properly filed pursuant to a Final Order finding excusable neglect or a stipulation with the Debtors or Reorganized Debtors, as applicable.

174.      “Holder” means an Entity holding a Claim or Interest, as applicable.

175.      “Holdings” means Revlon, Inc.

176.      “Impaired” means, with respect to any Class of Claims or Interests, a Class of Claims or Interests that is not Unimpaired.

177.      “Incremental New Money Facility” means the new money credit facility contemplated under the Debt Commitment Letter, which shall be (a) in the aggregate principal amount and on the terms set forth in the First Lien Exit Facilities Term Sheet and (b) in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

178.          “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place as of the Petition Date, whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or in the contracts of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors.

179.      “Intercompany Claim” means any Claim held by a Debtor or a direct or indirect subsidiary of a Debtor, other than an Intercompany DIP Facility Claim.

180.      “Intercompany DIP Facility” means the postpetition superpriority junior secured debtor-in-possession intercompany credit facility provided for under the Final DIP Order.

181.     “Intercompany DIP Facility Claim” means any Claim held by a BrandCo Entity derived from, based upon, relating to, or arising under the Intercompany DIP Facility.

182.      “Intercompany DIP Facility Lenders” means the lenders from time to time under the Intercompany DIP Facility.

183.      “Intercompany Interest” means an Interest (other than Interests in Holdings) held by a Debtor or a Debtor Affiliate.

184.      “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

185.    “Interim Compensation Order” means the Order Authorizing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 259].

186.      “Interim DIP Order” means the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, (V) Scheduling A Final Hearing, and (VI) Granting Related Relief [Docket No. 70].

187.      “IRC” means the Internal Revenue Code of 1986, as amended.

188.      “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1‑5001.

189.     “KEIP” means the key employee incentive plan approved pursuant to the Order Approving the Debtors’ Key Employee Incentive Plan [Docket No. 705].

190.     “KERP” means the key employee retention plan approved pursuant to the Order Approving the Debtors’ Key Employee Retention Plan [Docket No. 281].

191.      “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

192.     “LLC Agreement” means the limited liability company agreement for Reorganized Holdings, including all exhibits, annexes, and schedules thereto, which shall be in all respects in form and substance acceptable to the Required Consenting 2020 B-2 Lenders and consistent with Article IV.G of the Plan.

193.      “Management Incentive Plan” means the management incentive compensation program to be established and implemented by the Reorganized Holdings Board after the Effective Date on terms consistent with the Plan and Confirmation Order.

194.       “MDL Direct Filing Order” has the meaning set forth in Article IX.A.6.

195.      “MIP Award” means each grant with respect to New Common Stock awarded under the Management Incentive Plan, which shall (a) dilute the New Common Stock issued under the Plan, in connection with the Equity Rights Offering (including the New Common Stock issued in connection with the Backstop Commitment Premium) and/or upon exercise of the New Warrants and (b) have the benefit of anti-dilution protections on account of any New Common Stock issued by the Reorganized Debtors after the Effective Date, upon exercise of the New Warrants.

196.          “MIP Equity Pool” means 7.5% of the New Common Stock, on a fully diluted basis, to be reserved to grant awards pursuant to the Management Incentive Plan in accordance with Article IV.N.

197.      “Netting Agreement Indemnity Claims” means any and all Claims of the 2016 Agent arising from, in connection with, or with respect to any netting agreements by and among RCPC and the BrandCo Agent, on the one hand, and lender(s) party to the BrandCo Credit Agreement from time to time, on the other hand, including but not limited to those described in proofs of claim numbers 1516-1517, 1563, 1566, 1611, 1616, 1628, 1646, 1652, and 1656-1662 filed by the 2016 Agent, which, for the avoidance of doubt, shall be classified as Other General Unsecured Claims.

198.     “New Boards” means, collectively, the Reorganized Holdings Board and the New Subsidiary Boards, as initially established on the Effective Date in accordance with the terms of the Plan and the applicable New Organizational Documents.

199.      “New Common Stock” means the limited liability company interests in Reorganized Holdings to be issued on or after the Effective Date.

200.      “New Foreign Facility” means a new foreign term loan facility entered into by certain of the Debtors’ non-Debtor Affiliates, which shall be (a) in an aggregate principal amount and on terms to be set forth in the New Foreign Facility Documents and (b) in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

201.    “New Foreign Facility Documents” means the credit agreement and any and all other agreements, documents, notes, pledges, collateral agreements, loan and security agreements, mortgages, control agreements, deeds of trust, intercreditor agreements, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection with the New Foreign Facility, in each case which shall be in all respects in form and substance acceptable to the Debtors or their non-Debtor Affiliates that are party thereto, and the Required Consenting BrandCo Lenders.

202.     “New Organizational Documents” means the LLC Agreement and the other organizational and governance documents for the Reorganized Debtors, including, as applicable, the certificates or articles of incorporation, certificates of formation, certificates of organization, certificates of limited partnership, certificates of conversion, limited liability company agreements, operating agreements, limited partnership agreements, stockholder or shareholder agreements, bylaws, indemnification agreements, any registration rights agreements (or equivalent governing documents of any of the foregoing), and the New Shareholders’ Agreement, if applicable, in each case in form and substance acceptable to the Required Consenting 2020 B-2 Lenders and consistent with section 1123(a)(6) of the Bankruptcy Code and Article IV.G of the Plan.

203.      “New Securities” means, together, the New Common Stock, the Equity Subscription Rights, and New Warrants (including any New Common Stock issued upon the exercise of the Equity Subscription Rights, and/or the exercise of the New Warrants).

204.     “New Shareholders’ Agreement” means that certain shareholders’ agreement, if any, effective as of the Effective Date, addressing certain matters relating to New Common Stock, a form of which will be included in the Plan Supplement, if applicable, and which shall be in form and substance acceptable to the Required Consenting 2020 B-2 Lenders.

205.     “New Subsidiary Boards” means, with respect to each of the Reorganized Debtors other than Reorganized Holdings, the initial board of directors, board of managers, or member, as the case may be, of each such Reorganized Debtor.

206.     “New Warrant Agreement” means the warrant agreement to be entered into by Reorganized Holdings that will govern the New Warrants, the form of which shall be included in the Plan Supplement and which shall (a) be consistent with the Plan, (b) be in form and substance acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders, and, solely to the extent required under the Restructuring Support Agreement, reasonably acceptable to the Creditors’ Committee, and (c) provide, without limitation: (i) that to the fullest extent permitted by applicable law, the New Warrants shall be deemed issued pursuant to Section 1145 of the Bankruptcy Code and entitled to the rights and benefits accorded to holders of securities issued pursuant to a reorganization plan pursuant to that provision; (ii) for a cashless right of exercise; (iii) customary anti-dilution provisions; (iv) no Black-Scholes or any similar protection; and (v) that amendments to terms that are customarily deemed fundamental in similar instruments shall require the consent of each holder affected thereby.

207.     “New Warrants” means  new 5-year warrants exercisable to purchase an aggregate number of shares of New Common Stock equal to (after giving effect to the full exercise of such warrants and the Equity Rights Offering, but subject to dilution by any New Common Stock issued in connection with any MIP Awards) 11.75% of the New Common Stock, which will be issued by Reorganized Holdings on the Effective Date pursuant to the New Warrant Agreement, with a strike price set at an enterprise value of $4 billion.

208.      “Non-BrandCo Entities” means Company Entities that are not BrandCo Entities.

209.     “Non-Qualified Pension Claim” means any Claim held by a former employee of the Debtors arising from any of the Debtors’ nonqualified supplemental income plans or agreements, including (a) the Revlon Supplementary Retirement Plan, (b) the Revlon Pension Equalization Plan, (c) the Excess Savings Plan, (d) the Foreign Service Employees Pension Plan, or (e) any individual agreement.

210.      “Non-Voting Disputed Claims” means Claims that are subject to a pending objection by the Debtors that are not entitled to vote the disputed portion of their claim pursuant to the Solicitation and Voting Procedures.

211.      “OpCo Debtors” means the Debtors other than the BrandCo Entities.

212.     “OpCo Term Loan Claim” means any (a) 2016 Term Loan Claim against any OpCo Debtor or (b) 2020 Term B-3 Loan Claim against any OpCo Debtor.

213.      “Other General Unsecured Claim” means any Claim, other than an Administrative Claim (including any Professional Compensation Claims), a Priority Tax Claim, a DIP Claim, an Other Secured Claim, an Other Priority Claim, a FILO ABL Claim, a 2020 Term B-1 Loan Claim, a 2020 Term B-2 Loan Claim, a 2020 Term B-3 Loan Claim, a 2016 Term Loan Claim, an Unsecured Notes Claim, a Talc Personal Injury Claim, a Non-Qualified Pension Claim, a Trade Claim, a Qualified Pension Claim, a Retiree Benefit Claim, or an Intercompany Claim, and including, for the avoidance of doubt, (a) all Contract Rejection Claims, (b) Hair Straightening Claims, and (c) any indemnity Claim by contract counterparties of the Debtors related to a Talc Personal Injury Claim.

214.     “Other GUC Settlement Distribution” means (a) 18.77% of (i) the GUC Settlement Amount and (ii) any Retained Preference Action Net Proceeds plus (b) the GUC Settlement Top Up Amount, which, in each case, shall be (x) if Class 9(d) votes to accept the Plan, allocated to Holders of Allowed Other General Unsecured Claims for distribution in accordance with the Plan or (y) if Class 9(d) votes to reject the Plan, retained by (or, with respect to any Retained Preference Action Net Proceeds, remitted to) the Reorganized Debtors.

215.      “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

216.      “Other Secured Claim” means any Secured Claim, other than an ABL DIP Facility Claim, a Term DIP Facility Claim, an Intercompany DIP Facility Claim, a 2016 Term Loan Claim, a 2020 Term B-1 Loan Claim, a 2020 Term B-2 Loan Claim, a 2020 Term B-3 Loan Claim, or a FILO ABL Claim.

217.          “PBGC” means the Pension Benefit Guaranty Corporation, a wholly owned United States government corporation, and an agency of the United States created by ERISA.

218.     “Pension Settlement Distribution” means 19.86% of (a) the GUC Settlement Amount and (b) any Retained Preference Action Net Proceeds, which, in each case, shall be (x) if Class 9(b) votes to accept the Plan, allocated to Holders of Allowed Non-Qualified Pension Claims for distribution in accordance with the Plan or (y) if Class 9(b) votes to reject the Plan, retained by (or, with respect to any Retained Preference Action Net Proceeds, remitted to) the Reorganized Debtors.

219.      “Person” means a person as such term is defined in section 101(41) of the Bankruptcy Code.

220.      “Petition Date” means June 15, 2022.

221.     “PI Claims Administrator” means the person appointed to administer the PI Settlement Fund pursuant to the terms of the PI Settlement Fund Agreement, the PI Claims Distributions Procedures, and the Plan.

222.      “PI Claims Distribution Procedures” means the claims distribution procedures for distributions to Holders of Talc Personal Injury Claims, to be developed by or at the direction of the Creditors’ Committee, which shall be reasonably acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

223.          “PI Settlement Fund” means the trust or escrow established to administer distributions from the PI Settlement Fund Assets to the Holders of Talc Personal Injury Claims, in accordance with the PI Settlement Fund Agreement, the PI Claims Distribution Procedures, and the Plan.

224.      “PI Settlement Fund Agreement” means the agreement establishing and delineating the terms and conditions for the creation and operation of the PI Settlement Fund, which shall be (a) included in the Plan Supplement, and (b) in form and substance reasonably acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

225.      “PI Settlement Fund Assets” means collectively (a) the PI Settlement Fund’s interest in the GUC Trust/PI Fund Operating Reserve, (b) the GUC Settlement Amount allocable to Class 9(a) (Talc Personal Injury Claims), and (c) an interest in 36.10% of Retained Preference Action Net Proceeds (to be transferred to the PI Settlement Fund by the GUC Administrator as and when realized pursuant to Article IV.A.5 of the Plan), in each case, only in the event that Class 9(a) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied.

226.    “Plan” means this joint chapter 11 plan and all exhibits, supplements, appendices, and schedules hereto, as may be altered, amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, including the Plan Supplement (as altered, amended, supplemented, or otherwise modified from time to time), which is incorporated herein by reference and made part of the Plan as if set forth herein and which shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders, and, to solely the extent required under the Restructuring Support Agreement, reasonably acceptable to the Creditors’ Committee and the Required Consenting 2016 Lenders.

227.      “Plan Equity Value” means approximately $1.58 billion.

228.      “Plan Objection Deadline” means the plan objection deadline approved by the Bankruptcy Court pursuant to the Disclosure Statement Order or as otherwise set by the Bankruptcy Court.

229.      “Plan Settlement” shall have the meaning set forth in Article X.A.

230.      “Plan Supplement” means the compilation of documents, term sheets setting forth the material terms of documents, and forms of documents, agreements, schedules, and exhibits to the Plan, which shall, in each case, be in form and substance consistent with the Restructuring Support Agreement (including the consent rights therein), to be Filed by the Debtors no later than seven (7) days prior to the Plan Objection Deadline or such later date as may be approved by the Bankruptcy Court, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, as may be amended, modified, or supplemented from time to time.  The Plan Supplement may include the following, or the material terms of the following, as applicable:  (a) the New Organizational Documents for Reorganized Holdings; (b) the Schedule of Rejected Executory Contracts and Unexpired Leases; (c) the Schedule of Retained Causes of Action; (d) the identity of the initial members of the Reorganized Holdings Board; (e) the Description of Transaction Steps; (f) the First Lien Exit Facilities Credit Agreement; (g) the Exit ABL Facility Credit Agreement; (h) the Exit FILO Facility Credit Agreement; (i) the Third-Party New Money Exit Facility Credit Agreement (if any); (j) the New Warrant Agreement; (k) the identity of the GUC Administrator; (l) the PI Claims Distribution Procedures; (m) the PI Settlement Fund Agreement; (n) the identity of the PI Claims Administrator; and (o) the GUC Trust Agreement.  Subject to the terms of the Restructuring Support Agreement (including the consent rights set forth therein), the Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date, and the Reorganized Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement in accordance with applicable law.

231.      “Plan TEV” means $3 billion.

232.       “Priority Tax Claim” means any Claim of a governmental unit of the type described in section 507(a)(8) of the Bankruptcy Code.

233.      “Pro Rata” means, except as otherwise specified herein, the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of the Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests, as applicable, in such Class; provided that the Pro Rata share of the Talc Personal Injury Settlement Distribution allocable to each Holder of an Allowed Talc Personal Injury Claim shall be calculated by the methodology set forth in the PI Claims Distribution Procedures.

234.      “Professional” means an Entity (a) employed pursuant to a Final Order of the Bankruptcy Court in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date, pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code. For the avoidance of doubt, the term “Professional” does not include the BrandCo Lender Group Advisors.

235.      “Professional Compensation Claims” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the date of Confirmation under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

236.      “Professional Fee Escrow” means an account, which may be interest‑bearing, funded by the Debtors with Cash prior to the Effective Date in an amount equal to the Professional Fee Escrow Amount.

237.     “Professional Fee Escrow Amount” means the aggregate amount of Professional Compensation Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

238.      “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

239.      “Qualified Pension Claim” means any Claim arising from any Qualified Pension Plans, including any Claims filed by the PBGC.

240.    “Qualified Pension Plans” means the Debtors’ qualified defined benefit plans covered by Title IV of ERISA, including (a) the Revlon Employees’ Retirement Plan and (b) the Revlon-UAW Pension Plan.

241.      “RCPC” means Revlon Consumer Products Corporation.

242.     “Reinstate,” “Reinstated,” or “Reinstatement,” means, with respect to any Claims or Interest, that such Claim or Interest shall be rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

243.     “Released Parties” means, collectively, the Releasing Parties; provided that no Excluded Party shall be a Released Party; provided, further, that, in each case, an Entity shall not be a Released Party if it:  (a) elects to opt out of the releases, if permitted to opt out; (b) does not elect to opt into the releases, if permitted to opt in; (c) files with the Bankruptcy Court an objection to the Plan, including the releases, that is not consensually resolved before Confirmation or supports any such objection or objector; or (d) proposes or supports an Alternative Restructuring Proposal without the Debtors’ consent.

244.    “Releasing Parties” means, collectively, and in each case in its capacity as such:  (a) each Debtor; (b) each Reorganized Debtor; (c) each non-Debtor Affiliate; (d) each of the Consenting Creditor Parties; (e) the DIP Lenders; (f) the Creditors’ Committee and each of its members in their capacity as such; (g) the DIP Agents; (h) the Unsecured Notes Indenture Trustee; (i) the BrandCo Agent; (j) Citibank, N.A., as the 2016 Agent; (k) the ABL Agents; (l) the Equity Commitment Parties; (m) the Exit Facilities Lenders; (n) the Exit Facilities Agents; (o) each of the parties to Adv. Proc. No. 22-01167; (p) each Holder of Qualified Pension Claims, Retiree Benefit Claims, or Non-Voting Disputed Claims that does not elect to opt out of the releases contained in the Plan; (q) each Holder of Claims or Interests that is deemed to accept the Plan and does not elect to opt out of the releases contained in the Plan; (r) each Holder of Claims that is entitled to vote on the Plan and either (i) votes to accept the Plan, (ii) abstains from voting on the Plan and does not elect to opt out of the releases contained in the Plan, or (iii) votes to reject the Plan and does not elect to opt out of the releases contained in the Plan; (s) each Holder of Claims that is deemed to reject the Plan but does not elect to opt out of the releases contained in the Plan; (t) each Holder of publicly traded Interests in Holdings that elects to opt in to the releases contained in the Plan; (u) with respect to each of the Entities in the foregoing clauses (a) through (t), each such Entity’s current and former Affiliates (regardless of whether such interests are held directly or indirectly); (v) with respect to each of the Entities in the foregoing clauses (a) through (u), each such Entity’s current and former predecessors, successors, subsidiaries, direct and indirect equityholders, funds, portfolio companies, and management companies; and (w) with respect to each of the Entities in the foregoing clauses (a) through (v), each such Entity’s current and former directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), consultants, financial advisors, attorneys, accountants, investment bankers, and other professionals; provided that no Holder that votes to accept the Plan shall be entitled to opt out of, and each such Holder shall be deemed to opt into, the releases; provided, further that, with respect to any Holder of a Claim or Interest (other than any Holder of publicly traded Interests in Holdings) that does not elect to opt out of the releases contained in the Plan in any capacity, and with respect to any Holder of publicly traded Interests in Holdings that opts into the releases contained in the Plan in any capacity, such Holder and each Affiliate of such Holder that is also a Holder of a Claim or Interest shall be deemed to opt into the Third-Party Releases in all capacities.

245.      “Reorganized Debtors” means (a) the Debtors, or any successor or assignee thereto, by merger, consolidation, reorganization, or otherwise, on or after the Effective Date and (b) to the extent not already encompassed by clause (a), Reorganized Holdings and any newly formed subsidiaries thereof, on or after the Effective Date, including the Entity or Entities in which the assets of the Estates are vested as of the Effective Date.

246.      “Reorganized Holdings” means either, as determined by the Debtors, with the reasonable consent of the Required Consenting BrandCo Lenders, and set forth in the Description of Transaction Steps, (a) Holdings, as reorganized pursuant to and under the Plan, or any successor or assign thereto by merger, consolidation, reorganization, or otherwise, (b) RCPC, or any successor or assign thereto by merger, consolidation, reorganization or otherwise, or (c) a new Entity that may be formed or caused to be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or equity of the Debtors and issue the New Common Stock and New Warrants to be distributed pursuant to the Plan or sold pursuant to the Equity Rights Offering.

247.      “Reorganized Holdings Board” means the initial board of managers of Reorganized Holdings on and after the Effective Date, the members of which shall be set forth in the Plan Supplement.

248.      “Required Consenting 2016 Lenders” has the meaning set forth in the Restructuring Support Agreement.

249.      “Required Consenting 2020 B-2 Lenders” has the meaning set forth in the Restructuring Support Agreement.

250.      “Required Consenting BrandCo Lenders” has the meaning set forth in the Restructuring Support Agreement.

251.      “Reserved Shares” has the meaning set forth in Article IV.A.3.

252.     “Restructuring Expenses” means, collectively, (a) all reasonable and documented fees (including applicable transaction fees, financing fees, completion fees, and attorneys’ fees) and expenses of the BrandCo Agent and the BrandCo Lender Group Advisors, (b) reasonable and documented fees (including attorneys’ fees) and expenses of the members of the Creditors’ Committee, including the Unsecured Notes Indenture Trustee, incurred in connection with these Chapter 11 Cases through the Effective Date, up to an aggregate amount, with respect to this clause (b), not to exceed $1.25 million, (c) the 2016 Term Loan Agent Fees and Expenses (as defined in and solely to the extent payable in accordance with the Final DIP Order), (d) subject to the terms of the Restructuring Support Agreement, the reasonable and documented fees (including applicable transaction fees, financing fees, completion fees, and attorneys’ fees) and expenses of (i) the 2016 Term Loan Lender Group Advisors, incurred through February 16, 2023, in an aggregate amount not to exceed $11 million (excluding any fees and expenses paid by the Debtors to 2016 Term Loan Lender Advisors prior to February 16, 2023) and (ii) Akin Gump Strauss Hauer & Feld LLP, as counsel to the Ad Hoc Group of 2016 Term Loan Lenders, incurred after February 16, 2023 through the Effective Date, in an aggregate amount not to exceed $350,000 per month (with such cap prorated for any partial months during such period), solely to the extent incurred in accordance with the Restructuring Support Agreement, and (e) Hair Straightening Advisor Expenses, subject to the following conditions:  (i) no Hair Straightening Claimant (either directly or through counsel) has objected to confirmation of the Plan or any matter related thereto; and (ii) no Hair Straightening Claimant (either directly or through counsel) has filed any document, made any statement (other than in furtherance of Confirmation of the Plan), or sought any discovery in or in connection with these Chapter 11 Cases since the filing of the initial Plan Supplement.

253.     “Restructuring Support Agreement” means that certain Amended and Restated Chapter 11 Restructuring Support Agreement, dated as of February 21, 2023 (including all exhibits, annexes, and schedules thereto and as may be further amended, supplemented, or modified pursuant to the terms thereof), by and among the Debtors and the Consenting Creditor Parties, which is attached to the Disclosure Statement as Exhibit B.

254.      “Restructuring Transactions” means the transactions contemplated by the Plan, the Restructuring Support Agreement, and each other Definitive Document, including without limitation the restructuring of the Debtors, the Plan Settlement, the transactions set forth in the Description of Transaction Steps and any other Plan Supplement document, and each other transaction and other action as may be necessary or appropriate to implement the foregoing on the terms set forth in the Plan and the Restructuring Support Agreement, including the issuance of the New Securities, the incurrence of the Exit Facilities, the creation of the GUC Trust and the PI Settlement Fund (if applicable), and any other transactions as described in Article IV.B of the Plan.

255.      “Retained Causes of Action” means any Estate Cause of Action that is not released, waived, or transferred by the Debtors pursuant to the Plan, including the Retained Preference Actions, and the claims and Causes of Action set forth in the Schedule of Retained Causes of Action.

256.      “Retained Preference Action” means any Estate Cause of Action arising under section 547 of the Bankruptcy Code, and any recovery action related thereto under section 550 of the Bankruptcy Code, against a vendor of the Debtors (other than any critical vendor reasonably designated by the Debtors or the Reorganized Debtors).

257.      “Retained Preference Action Net Proceeds” means the Cash proceeds of any Retained Preference Action recovered by the GUC Trust (on its own behalf and as agent for the PI Settlement Fund) less any amounts required to fund GUC Trust/PI Fund Operating Expenses.

258.      “Retiree Benefit Claim” means any Claim on account of retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code).

259.     “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (as may be amended) of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Debtors pursuant to the provisions of Article VII of the Plan, and which shall be included in the Plan Supplement, and which shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

260.          “Schedule of Retained Causes of Action” means a schedule of Causes of Action of the Debtors to be retained under the Plan, which shall be included in the Plan Supplement, and which shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

261.     “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, as may be amended, modified, or supplemented from time to time.

262.      “SEC” means the Securities and Exchange Commission.

263.     “Secured” means, with respect to a Claim, (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the interest of the Holder of such Claim in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) and any other applicable provision of the Bankruptcy Code, or (b) Allowed, pursuant to the Plan or a Final Order of the Bankruptcy Court, as a secured Claim.

264.     “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended, together with the rules and regulations promulgated thereunder.

265.      “Settled Claims” means those certain Causes of Action to be settled in connection with the Plan in accordance with the Plan, and to be released pursuant to the Plan, which Causes of Action shall include, without limitation, (a) the Financing Transactions Litigation Claims, (b) any Cause of Action against the 2016 Agent related to, with respect to or arising from the Debtors, the Chapter 11 Cases or the 2016 Credit Agreement, and (c) any and all Causes of Action, whether direct or derivative, related to, arising from, or asserted or assertable in the Settled Litigation.  For the avoidance of doubt, Settled Claims shall not include any Intercompany Claims or Intercompany Interests that the Debtors elect to Reinstate in accordance with the Plan.

266.     “Settled Litigation” means: (a) any challenge to the amount, validity, perfection, enforceability, priority, or extent of, or seeking avoidance, disallowance, subordination, or recharacterization of, any portion of any Claim of, or security interest or continuing lien granted to or for the benefit of, any Holder of a 2020 Term Loan Claim or BrandCo Agent; (b) any action for preferences, fraudulent transfers or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests, or defenses against Citibank, N.A., in its capacity as 2016 Agent, or any Holder of a 2020 Term Loan Claim, BrandCo Agent or BrandCo Entity; (c) any other Challenge (as defined in the Final DIP Order) against Citibank, N.A., in its capacity as 2016 Agent, or any Holder of a 2020 Term Loan Claim or BrandCo Agent or any Claims or liens thereof; or (d) any other Financing Transactions Litigation Claims.

267.     “SISO ABL DIP Facility Agent” means Crystal Financial LLC, d/b/a SLR Credit Solutions, in its capacity as SISO Term Loan Agent (as defined in the ABL DIP Facility Credit Agreement) under the ABL DIP Facility Credit Agreement, or any successor agent as permitted by the terms set forth in the ABL DIP Facility Credit Agreement

268.     “Solicitation Materials” means all documents, forms, and other materials distributed in connection with the solicitation of votes on the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code, including, without limitation, the Disclosure Statement, the forms of ballots with respect to votes on the Plan, and the opt-out and opt-in forms with respect to the Third-Party Releases, as applicable, which, in each case, shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee.

269.      “Solicitation and Voting Procedures” means the Solicitation and Voting Procedures attached to the Disclosure Statement Order as Exhibit 1.

270.      “Subordinated Claim” means any Claim against any Debtor that is subordinated under section 510 of the Bankruptcy Code.

271.      “Take-Back Facility” means a take-back term loan facility, which shall be (a) in the aggregate principal amount and on the terms set forth in the First Lien Exit Facilities Term Sheet and (b) in all respects in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders.

272.      “Take-Back Term Loans” means the term loans to be issued under the Take-Back Facility.

273.      “Talc Personal Injury Claim” means any Claim relating to alleged bodily injury, death, sickness, disease, or alleged disease process, emotional distress, fear of cancer, medical monitoring, or any other alleged personal injuries (whether physical, emotional, or otherwise) directly or indirectly arising out of or relating to the presence of or exposure to talc or talc-containing products manufactured, sold, and/or distributed by the Debtors based on the alleged pre-Effective Date acts or omissions of the Debtors or any other Entity for whose conduct the Debtors have or are alleged to have liability, but excluding any common law or contractual indemnification, contribution, and/or reimbursement Claim arising out of or related to the subject matter of, or the transactions or events giving rise to, any claim related to a personal injury claim brought against or that could have been brought against any of the Debtors by a commercial counterparty of the Debtors, which, for the avoidance of doubt, shall be classified as Other General Unsecured Claims.  For the avoidance of doubt, any Claims of the Debtors’ insurers shall not be considered Talc Personal Injury Claims.

274.      “Talc Personal Injury Settlement Distribution” means 36.10% of (a) the GUC Settlement Amount and (b) any Retained Preference Action Net Proceeds, which, in each case, shall be (x) if Class 9(a) votes to accept the Plan, allocated to Holders of Allowed Talc Personal Injury Claims for distribution in accordance with the PI Claims Distribution Procedures or (y) if Class 9(a) votes to reject the Plan, retained by (or, with respect to any Retained Preference Action Net Proceeds, remitted to) the Reorganized Debtors.

275.     “Term DIP Facility” means the postpetition term loan financing facility provided for under the Term DIP Facility Credit Agreement and the Final DIP Order.

276.     “Term DIP Facility Agent” means Jefferies Finance LLC, in its capacity as administrative agent and collateral agent under the Term DIP Facility Credit Agreement and Wilmington Trust, National Association, in its capacity as sub-agent for and on behalf of the collateral agent under the Term DIP Facility Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the Term DIP Facility Credit Agreement.

277.     “Term DIP Facility Claim” means any Claim on account of the Term DIP Facility derived from, based upon, relating to, or arising under the Term DIP Facility Credit Agreement.

278.      “Term DIP Facility Credit Agreement” means the Super-Priority Senior Secured Debtor-in-Possession Term Loan Credit Agreement, dated as of June 17, 2022 (as amended, amended and restated, supplemented, or otherwise modified from time to time), by and among RCPC, Holdings, the Term DIP Facility Agent, and the other lending institutions party thereto from time to time.

279.      “Term DIP Facility Lenders” means the lenders from time to time under the Term DIP Facility.

280.      “Termination Notice” has the meaning set forth in the Restructuring Support Agreement.

281.      “Third-Party New Money Exit Facility” means, if any, a third-party new money credit facility entered into in lieu of the entire (and not merely a portion of the) First Lien Exit Facilities (including to provide for payment in Cash of the Debt Commitment Premium in accordance with the Debt Commitment Letter), which shall be in an aggregate principal amount, on terms, provided by initial lenders, and in all respects in form and substance, in each case, acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

282.      “Third-Party New Money Exit Facility Documents” means, if any, any and all agreements, documents, notes, pledges, collateral agreements, loan and security agreements, mortgages, control agreements, deeds of trust, intercreditor agreements, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection with the Third-Party New Money Exit Facility, which shall be in all respects in form and substance acceptable to the Debtors and the Required Consenting 2020 B-2 Lenders.

283.     “Third-Party Releases” means the releases provided by the Releasing Parties, other than the Debtors and Reorganized Debtors, set forth in Article X.E of the Plan.

284.     “Trade Claim” means any Claim for the provision of goods and services to the Debtors held by a trade creditor, service provider, or other vendor, including, without limitation, those creditors described in the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Pay Prepetition Claims of (A) Lien Claimants, (B) Import Claimants, (C) 503(b)(9) Claimants, (D) Foreign Vendors, and (E) Critical Vendors, (II) Confirming Administrative Expense Priority of Outstanding Orders, and (III) Granting Related Relief [Docket No. 9], or such Entity’s successor in interest (through sale of such Claim or otherwise), but excluding any Contract Rejection Claims.

285.     “Trade Settlement Distribution” means 25.27% of (a) the GUC Settlement Amount and (b) any Retained Preference Action Net Proceeds, which, in each case, shall be (x) if Class 9(c) votes to accept the Plan, allocated to Holders of Allowed Trade Claims for distribution in accordance with the Plan or (y) if Class 9(c) votes to reject the Plan, retained by (or, with respect to any Retained Preference Action Net Proceeds, remitted to) the Reorganized Debtors.

286.      “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

287.      “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

288.      “Unsecured” means, with respect to a Claim, a Claim or any portion thereof that is not Secured.

289.      “Unsecured Notes” means the 6.25% Senior Notes due 2024 issued by RCPC under the Unsecured Notes Indenture.

290.          “Unsecured Notes Claim” means any Claim on account of the Unsecured Notes derived from, based upon, relating to, or arising under the Unsecured Notes Indenture.

291.      “Unsecured Notes Claims Allowed Amount” means an amount equal to (a) the aggregate outstanding principal amount of the Unsecured Notes as of the Petition Date of $431,300,000 plus (b) all accrued and unpaid interest on the Unsecured Notes as of the Petition Date in the amount of $10,108,594.

292.     “Unsecured Notes Indenture” means that certain Indenture, dated as of August 4, 2016 (as amended, amended and restated, supplemented, or otherwise modified from time to time), by and among RCPC, as issuer, the guarantors party thereto, and the Unsecured Notes Indenture Trustee.

293.      “Unsecured Notes Indenture Trustee” means U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, in its capacity as indenture trustee under the Unsecured Notes Indenture, or any successor indenture trustee as permitted by the terms set forth in the Unsecured Notes Indenture.

294.      “Unsecured Notes Settlement Distribution” means the New Warrants.

295.      “Unsubscribed Shares” has the meaning set forth in Article IV.A.3 of the Plan.

296.       “U.S. Trustee” means the United States Trustee for the Southern District of New York.

297.      “Voting and Claims Agent” means Kroll Restructuring Administration, LLC in its capacity as the claims, noticing, and solicitation agent in the Chapter 11 Cases for the Debtors and any successors appointed by an order of the Bankruptcy Court.

298.      “Wage Distributions” has the meaning set forth in Article V.C.

299.      “Wages Motion” means the Debtors’ Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, and (II) Granting Related Relief [Docket No. 8].

300.      “Workers’ Compensation Claim” means a Cause of Action held by an employee of the Debtors for workers’ compensation coverage under the workers’ compensation program applicable in the particular state in which the employee is employed by the Debtors.

301.     “Zurich” means Zurich American Insurance Company, American Zurich Insurance Company, Zurich Insurance Ltd, and any of their affiliates which have issued insurance policies to any of the Debtors, and any third party administrators with respect to such insurance policies that have been issued by the foregoing entities, and any respective predecessors and/or affiliates.

302.          “Zurich Insurance Contract” means all insurance policies that have been issued by Zurich and provide coverage at any time to any of the Debtors (or any of their predecessors), and all agreements, documents, or instruments relating thereto.

B.	Rules of Interpretation

For purposes of the Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof; (6) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (7) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order, subject to the reasonable consent of the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee and the Required Consenting 2016 Lenders, and such interpretation shall be binding; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (11) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (12) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (13) unless otherwise specified herein, whenever the words “include,” “includes,” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (14) unless otherwise specified herein, references from or through any date mean from and including or through and including; and (15) any references herein to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If any payment, distribution, act, or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state or jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.  In the event of an inconsistency between the Plan (without reference to the Plan Supplement) and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order).  In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice and consent rights of the Consenting Creditor Parties (in any capacity) set forth in the Restructuring Support Agreement or any Definitive Document with respect to the form and substance of any Definitive Document, and any consents, waivers or other deviations under or from any such documents pursuant to such rights, shall be incorporated herein by this reference and shall be fully enforceable as if stated in full herein.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims

Except with respect to Administrative Claims that are Professional Compensation Claims, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim, other than an Allowed Professional Compensation Claim, shall be paid in full in Cash in full and final satisfaction, compromise, settlement, release, and discharge of such Administrative Claim on (a) the later of:  (i) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (ii) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; (iii) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable or (b) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court, as applicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

A notice setting forth the Administrative Claims Bar Date will be Filed on the Bankruptcy Court’s docket and served with the notice of entry of the Confirmation Order and shall be available by downloading such notice from the website of the Debtors’ claims and noticing agent at https://cases.ra.kroll.com/Revlon or the Bankruptcy Court’s website at http://www.nysb.uscourts.gov.  No other notice of the Administrative Claims Bar Date will be provided.  Except as otherwise provided in this Article II.A and Article II.B of the Plan, requests for payment of Administrative Claims that accrued on or before the Effective Date (other than Professional Compensation Claims) must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date.  Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or their respective property or Estates and such Administrative Claims shall be deemed discharged as of the Effective Date.  If for any reason any such Administrative Claim is incapable of being forever barred and discharged, then the Holder of such Claim shall not have recourse to any property of the Reorganized Debtors to be distributed pursuant to the Plan.  Objections to such requests for payment of an Administrative Claim, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than the Claims Objection Deadline.

B.	Professional Compensation Claims

1.          Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one (1) Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow.  On the Effective Date, the Debtors shall fund the Professional Fee Escrow with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals.  The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Allowed Professional Compensation Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court.  No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way.  Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow in accordance with Article II.B.2 herein; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Allowed Professional Compensation Claims of the Professionals to be paid from the Professional Fee Escrow.  When such Allowed Professional Compensation Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

2.          Final Fee Applications and Payment of Professional Compensation Claims

All final requests for payment of Professional Compensation Claims shall be Filed no later than the first Business Day that is forty-five (45) calendar days after the Effective Date.  Such requests shall be Filed with the Bankruptcy Court and served as required by the Interim Compensation Order and the Case Management Procedures, as applicable.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any applicable Bankruptcy Court orders, the Allowed amounts of such Professional Compensation Claims shall be determined by the Bankruptcy Court.  The Allowed amount of Professional Compensation Claims owing to the Professionals, after taking into account any prior payments to and retainers held by such Professionals, shall be paid in full in Cash to such Professionals from funds held in the Professional Fee Escrow as soon as reasonably practicable following the date when such Claims are Allowed by a Final Order.  To the extent that funds held in the Professional Fee Escrow are unable to satisfy the Allowed amount of Professional Compensation Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.B.2 of the Plan and notwithstanding any obligation to File Proofs of Claim or requests for payment on or before the Administrative Claims Bar Date.  After all Professional Compensation Claims have been paid in full, the escrow agent shall promptly return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

3.          Professional Fee Escrow Amount

The Professionals shall estimate their Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments, and shall deliver such estimate to the Debtors no later than five (5) Business Days prior to the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or representation with respect to the fees and expenses of such Professional that are the subject of a Professional’s final request for payment of Professional Compensation Claims Filed with the Bankruptcy Court and such Professionals are not bound to any extent by such estimates.  If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional that are the subject of a Professional’s final request for payment of Professional Compensation Claims Filed with the Bankruptcy Court and such Professionals are not bound to any extent by such estimates.  The total amount so estimated shall be utilized by the Debtors to determine the Professional Fee Escrow Amount.

4.          Post-Confirmation Date Fees and Expenses

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the legal, professional, or other fees and expenses of Professionals that have been formally retained in accordance with sections 327, 363, or 1103 of the Bankruptcy Code before the Confirmation Date.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, nothing in the foregoing or otherwise in the Plan shall modify or affect the Debtors’ obligations under the Final DIP Order, including in respect of the Approved Budget (as defined in the Final DIP Order), prior to the Effective Date.

C.	Priority Tax Claims

On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor against which such Allowed Priority Tax Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) agree to less favorable treatment for such Holder, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, in the discretion of the applicable Debtor (with the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Consenting BrandCo Lenders) or Reorganized Debtor, one of the following treatments:  (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code, payable on or as soon as practicable following the Effective Date; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder and the Debtors, or otherwise determined by an order of the Bankruptcy Court.

D.	ABL DIP Facility Claims

Except to the extent that the Debtors (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) and a Holder of an Allowed ABL DIP Facility Claim agree to a less favorable treatment, each Allowed ABL DIP Facility Claim, as well as any other fees, interest, or other obligations owing to third parties under the ABL DIP Facility Credit Agreement and/or the DIP Orders, shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, payment in full in Cash by the Debtors on the Effective Date, or as reasonably practicable thereafter, in accordance with the terms of the ABL DIP Facility Credit Agreement and the DIP Orders, and contemporaneously with the foregoing payment, the ABL DIP Facility shall be deemed canceled (other than with respect to ABL DIP Facility Claims constituting contingent obligations of the Debtors that are not yet due and payable), all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the ABL DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the ABL DIP Facility Agent or the ABL DIP Facility Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the ABL DIP Facility Claims (other than any ABL DIP Facility Claims constituting contingent obligations of the Debtors that are not yet due and payable) shall be automatically discharged and released, in each case without further action by the ABL DIP Facility Agent or the ABL DIP Facility Lenders pursuant to the terms of the ABL DIP Facility.  The ABL DIP Facility Agent and the ABL DIP Facility Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors.  From and after entry of the Confirmation Order, the Debtors or Reorganized Debtors, as applicable, shall, without any further notice to or action, order or approval of the Bankruptcy Court or any other party, pay in Cash the legal, professional and other fees and expenses of the ABL DIP Facility Agent and the SISO ABL DIP Facility Agent in accordance with the Final DIP Order, but without any requirement that the professionals of the ABL DIP Facility Agent or SISO Term Loan Agent comply with the review procedures set forth therein.

E.	Term DIP Facility Claims

Except to the extent that the Debtors (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) and a Holder of an Allowed Term DIP Facility Claim agree to a less favorable treatment, each Allowed Term DIP Facility Claim, as well as any other fees, interest, or other obligations owing to third parties under the Term DIP Facility Credit Agreement and/or the DIP Orders, shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, payment in full in Cash by the Debtors on the Effective Date, in accordance with the terms of the Term DIP Facility Credit Agreement and the DIP Orders, and contemporaneously with the foregoing payment, the Term DIP Facility shall be deemed canceled (other than with respect to Term DIP Facility Claims constituting contingent obligations of the Debtors that are not yet due and payable), all Liens on property of the Loan Parties (as defined in the Term DIP Facility Credit Agreement) arising out of or related to the Term DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the Term DIP Facility Agent or the Term DIP Facility Lenders and all guarantees of the Guarantors (as defined in the Term DIP Facility Credit Agreement) arising out of or related to the Term DIP Facility Claims (other than any Term DIP Facility Claims constituting contingent obligations of the Debtors that are not yet due and payable) shall be automatically discharged and released, in each case without further action by the Term DIP Facility Agent or the Term DIP Facility Lenders pursuant to the terms of the Term DIP Facility.  The Term DIP Facility Agent and the Term DIP Facility Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Loan Parties (as defined in the Term Dip Facility Credit Agreement).  From and after entry of the Confirmation Order, the Debtors or Reorganized Debtors, as applicable, shall, without any further notice to or action, order, or approval of the Bankruptcy Court or any other party, pay in Cash the legal, professional, and other fees and expenses of the Term DIP Facility Agent and the Ad Hoc Group of BrandCo Lenders in accordance with the Final DIP Order, but without any requirement that the professionals of the Term DIP Facility Agent or Ad Hoc Group of BrandCo Lenders comply with the review procedures set forth therein.

F.	Intercompany DIP Facility Claims

On the Effective Date, the Intercompany DIP Facility Claims shall be satisfied pursuant to the distributions provided under the Plan on account of Claims against the BrandCo Entities.

On the Effective Date, the Intercompany DIP Facility shall be deemed canceled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the Intercompany DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the Intercompany DIP Facility Lenders, and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the Intercompany DIP Facility shall be automatically discharged and released, in each case without further action by the Intercompany DIP Facility Lenders pursuant to the terms of the Intercompany DIP Facility.

G.	Statutory Fees

Notwithstanding anything to the contrary contained herein, subject to Article XIV.M, on the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation.  Thereafter, subject to Article XIV.M, each applicable Reorganized Debtor shall pay all U.S. Trustee fees due and owing under section 1930 of the Judicial Code in the ordinary course until the earlier of (1) the entry of a final decree closing the applicable Reorganized Debtor’s Chapter 11 Case, or (2) the Bankruptcy Court enters an order converting or dismissing the applicable Reorganized Debtor’s Chapter 11 Case.  Any deadline for filing Administrative Claims or Professional Compensation Claims shall not apply to U.S. Trustee fees.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests.  All Claims and Interests, except for Claims addressed in Article II of the Plan, are classified in the Classes set forth in this Article III.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim against a Debtor also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.  With respect to the treatment of all Claims and Interests as forth in Article III.C hereof, the consent rights of the Required Consenting BrandCo Lenders to settle or otherwise compromise Claims are as set forth in the Restructuring Support Agreement.

B.	Summary of Classification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below.  The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors.  All of the potential Classes for the Debtors are set forth herein.  Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H hereof.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:2

Class	Claim/Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	FILO ABL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
4	OpCo Term Loan Claims	Impaired	Entitled to Vote

[2]	The information in the table is provided in summary form and is qualified in its entirety by Article III.C hereof.

5	2020 Term B-1 Loan Claims	Impaired	Entitled to Vote
6	2020 Term B-2 Loan Claims	Impaired	Entitled to Vote
7	BrandCo Third Lien Guaranty Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
8	Unsecured Notes Claims	Impaired	Entitled to Vote
9(a)	Talc Personal Injury Claims	Impaired	Entitled to Vote
9(b)	Non-Qualified Pension Claims	Impaired	Entitled to Vote
9(c)	Trade Claims	Impaired	Entitled to Vote
9(d)	Other General Unsecured Claims	Impaired	Entitled to Vote
10	Subordinated Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
11	Intercompany Claims and Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept / Deemed to Reject)
12	Interests in Holdings	Impaired	Not Entitled to Vote (Deemed to Reject)

C.	Treatment of Claims and Interests

Subject to Article VIII of the Plan, to the extent a Class contains Allowed Claims or Interests with respect to a particular Debtor, each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable.

1.          Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Secured Claim and the Debtor against which such Allowed Other Secured Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Other Secured Claim shall receive, at the option of the Debtor against which such Allowed Other Secured Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders), in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, either:

(i)	payment in full in Cash;

(ii)	delivery of the collateral securing such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Claim; or

(iv)	such other treatment rendering such Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting:  Class 1 is Unimpaired under the Plan.  Each Holder of a Class 1 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of a Class 1 Other Secured Claim is not entitled to vote to accept or reject the Plan.

2.          Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) agree to less favorable treatment for such Holder, each Holder of an Allowed Other Priority Claim shall receive, at the option of the Debtor against which such Allowed Other Priority Claim is asserted (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders), in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, either:

(i)	payment in full in Cash; or

(ii)	such other treatment rendering such Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)
Voting:  Class 2 is Unimpaired under the Plan.  Each Holder of a Class 2 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of a Class 2 Other Priority Claim is not entitled to vote to accept or reject the Plan.

3.          Class 3 – FILO ABL Claims

(a)	Classification: Class 3 consists of all FILO ABL Claims.

(b)
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed FILO ABL Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, payment in full in Cash.

(c)
Voting:  Class 3 is Unimpaired under the Plan.  Each Holder of a Class 3 FILO ABL Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, each Holder of a Class 3 FILO ABL Claim is not entitled to vote to accept or reject the Plan.

4.          Class 4 – OpCo Term Loan Claims

(a)	Classification: Class 4 consists of all OpCo Term Loan Claims.

(b)	Allowance: On the Effective Date, the OpCo Term Loan Claims shall be Allowed as follows:

(i)	the 2016 Term Loan Claims against the OpCo Debtors shall be Allowed in the aggregate amount of the 2016 Term Loan Claims Allowed Amount; and

(ii)	the 2020 Term B-3 Loan Claims against the OpCo Debtors shall be Allowed in the aggregate amount of the 2020 Term B-3 Loan Claims Allowed Amount.

(c)
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed OpCo Term Loan Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, (i) such Holder’s Pro Rata share (determined based on such Holder’s Non-Class 4 Equity Electing Claims as a percentage of all Non-Class 4 Equity Electing Claims) of Cash in the amount of $56 million or (ii) if such Holder makes or is deemed to make the Class 4 Equity Election, such Holder’s Pro Rata share (determined based on such Holder’s Class 4 Equity Electing Claims as a percentage of all Class 4 Equity Electing Claims) of the Class 4 Equity Distribution.

(d)	Voting: Class 4 is Impaired under the Plan. Therefore, each Holder of a Class 4 OpCo Term Loan Claim is entitled to vote to accept or reject the Plan.

5.          Class 5 – 2020 Term B-1 Loan Claims

(a)	Classification: Class 5 consists of all 2020 Term B-1 Loan Claims.

(b)	Allowance: The 2020 Term B-1 Loan Claims shall be Allowed in the aggregate amount of the 2020 Term B-1 Loan Claims Allowed Amount.

(c)
Treatment:  On the Effective Date, each Holder of an Allowed 2020 Term B-1 Loan Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, either (i) a principal amount of Take-Back Term Loans equal to such Holder’s Allowed 2020 Term B-1 Loan Claim or (ii) an amount of Cash equal to the principal amount of Take-Back Term Loans that otherwise would have been distributable to such Holder under clause (i).

(d)	Voting: Class 5 is Impaired under the Plan. Therefore, each Holder of a Class 5 2020 Term B-1 Loan Claim is entitled to vote to accept or reject the Plan.

6.          Class 6 – 2020 Term B-2 Loan Claims

(a)	Classification: Class 6 consists of all 2020 Term B-2 Loan Claims.

(b)	Allowance: The 2020 Term B-2 Loan Claims shall be Allowed in the aggregate amount of the 2020 Term B-2 Loan Claims Allowed Amount.

(c)
Treatment:  On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed 2020 Term B-2 Loan Claim shall receive, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Class 6 Equity Distribution.

(d)	Voting: Class 6 is Impaired under the Plan. Therefore, each Holder of a Class 6 2020 Term B-2 Loan Claim is entitled to vote to accept or reject the Plan.

7.          Class 7 – BrandCo Third Lien Guaranty Claims

(a)	Classification: Class 7 consists of all BrandCo Third Lien Guaranty Claims.

(b)	Allowance: The BrandCo Third Lien Guaranty Claims shall be Allowed in the aggregate amount of the 2020 Term B-3 Loan Claims Allowed Amount.

(c)
Treatment:  Holders of BrandCo Third Lien Guaranty Claims shall receive no recovery or distribution on account of such Claims.  On the Effective Date all BrandCo Third Lien Guaranty Claims will be canceled, released, extinguished, and discharged, and will be of no further force or effect.

(d)
Voting:  Class 7 is Impaired under the Plan.  Each Holder of a Class 7 BrandCo Third Lien Guaranty Claim is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of a Class 7 BrandCo Third Lien Guaranty Claim is not entitled to vote to accept or reject the Plan.

8.          Class 8 – Unsecured Notes Claims

(a)	Classification: Class 8 consists of all Unsecured Notes Claims.

(b)	Allowance: The Unsecured Notes Claims shall be Allowed in the aggregate amount of the Unsecured Notes Claims Allowed Amount.

(c)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Unsecured Notes Claim shall receive:

(i)
if Class 8 votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Unsecured Notes Settlement Distribution; or

(ii)
if Class 8 votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, and all Unsecured Notes Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect; provided that each Consenting Unsecured Noteholder shall receive such Holder’s Consenting Unsecured Noteholder Recovery; provided, further that if the Bankruptcy Court finds that such Consenting Unsecured Noteholder Recovery is improper, there shall be no such distribution to Consenting Unsecured Noteholders under the Plan.

(d)	Voting: Class 8 is Impaired under the Plan. Therefore, each Holder of a Class 8 Unsecured Notes Claim is entitled to vote to accept or reject the Plan.

9.          Class 9(a) – Talc Personal Injury Claims

(a)	Classification: Class 9(a) consists of all Talc Personal Injury Claims.

(b)	Treatment: As soon as reasonably practicable after the Effective Date in accordance with the PI Claims Distribution Procedures, each Holder of an Allowed Talc Personal Injury Claim shall receive:

(i)
if Class 9(a) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share (as determined in accordance with the PI Claims Distribution Procedures) of the Talc Personal Injury Settlement Distribution distributable from the PI Settlement Fund; or

(ii)
if Class 9(a) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, and all Talc Personal Injury Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect.

(c)	Voting: Class 9(a) is Impaired under the Plan. Therefore, each Holder of a Class 9(a) Talc Personal Injury Claim is entitled to vote to accept or reject the Plan.

10.          Class 9(b) – Non-Qualified Pension Claims

(a)	Classification: Class 9(b) consists of all Non-Qualified Pension Claims.

(b)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Non-Qualified Pension Claim shall receive:

(i)
if Class 9(b) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Pension Settlement Distribution; or

(ii)
if Class 9(b) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, and all Non-Qualified Pension Claims shall be canceled, released, extinguished, and discharged and of no further force or effect.

(c)	Voting: Class 9(b) is Impaired under the Plan. Therefore, each Holder of a Class 9(b) Non-Qualified Pension Claim is entitled to vote to accept or reject the Plan.

11.          Class 9(c) – Trade Claims

(a)	Classification: Class 9(c) consists of all Trade Claims.

(b)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Trade Claim shall receive:

(i)
if Class 9(c) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Trade Settlement Distribution; or

(ii)
if Class 9(c) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, and all Trade Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect.

(c)	Voting: Class 9(c) is Impaired under the Plan. Therefore, each Holder of a Class 9(c) Trade Claim is entitled to vote to accept or reject the Plan.

12.          Class 9(d) – Other General Unsecured Claims

(a)	Classification: Class 9(d) consists of all Other General Unsecured Claims.

(b)	Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Other General Unsecured Claim shall receive:

(i)
if Class 9(d) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, in full and final satisfaction, compromise, settlement, release, and discharge of such Claim, such Holder’s Pro Rata share of the Other GUC Settlement Distribution; or

(ii)
if Class 9(d) votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, no recovery or distribution on account of such Claim, and all Other General Unsecured Claims shall be canceled, released, extinguished, and discharged, and of no further force or effect.

(c)	Voting: Class 9(d) is Impaired under the Plan. Therefore, each Holder of a Class 9(d) Other General Unsecured Claim is entitled to vote to accept or reject the Plan.

13.          Class 10 – Subordinated Claims

(a)	Classification: Class 10 consists of all Subordinated Claims.

(b)
Treatment:  Holders of Subordinated Claims shall receive no recovery or distribution on account of such Claims.  On the Effective Date, all Subordinated Claims will be canceled, released, extinguished, and discharged, and will be of no further force or effect.

(c)
Voting:  Class 10 is Impaired under the Plan.  Each Holder of a Class 10 Subordinated Claim is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of a Class 10 Subordinated Claim is not entitled to vote to accept or reject the Plan.

14.          Class 11 – Intercompany Claims and Interests

(a)	Classification: Class 11 consists of all Intercompany Claims and Interests.

(b)
Treatment:  On the Effective Date, unless otherwise provided for under the Plan, each Intercompany Claim and/or Intercompany Interest shall be, at the option of the Debtors (with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders) either (i) Reinstated or (ii) canceled and released.  All Intercompany Claims held by any BrandCo Entity against any OpCo Debtor or by any OpCo Debtor against any BrandCo Entity shall be deemed settled pursuant to the Plan Settlement, and shall be canceled and released on the Effective Date.

(c)
Voting:  Holders of Intercompany Claims and Interests are either Unimpaired under the Plan, and such Holders of Intercompany Claims and Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired under the Plan, and such Holders of Intercompany Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 11 Intercompany Claims and Interests are not entitled to vote to accept or reject the Plan.

15.        Class 12 – Interests in Holdings

(a)	Classification: Class 12 consists of all Interests other than Intercompany Interests.

(b)
Treatment:  Holders of Interests (other than Intercompany Interests) shall receive no recovery or distribution on account of such Interests.  On the Effective Date, all Interests (other than Intercompany Interests) will be canceled, released, extinguished, and discharged, and will be of no further force or effect.

(c)
Voting:  Class 12 is Impaired under the Plan.  Each Holder of a Class 12 Interest is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, each Holder of a Class 12 Interest in Holdings is not entitled to vote to accept or reject the Plan.

D.	Voting of Claims

Each Holder of a Claim in an Impaired Class that is entitled to vote on the Plan as of the record date for voting on the Plan pursuant to Article III hereof shall be entitled to vote to accept or reject the Plan as provided in the Disclosure Statement Order or any other order of the Bankruptcy Court.

E.	No Substantive Consolidation

Although the Plan is presented as a joint plan of reorganization, the Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason.  Except as expressly provided herein, nothing in the Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one or all of the Debtors is subject to or liable for any Claims against any other Debtor.  A Claim against multiple Debtors will be treated as a separate Claim against each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim or Interest under the Plans for all such Debtors.

F.	Acceptance by Impaired Classes

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if Holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class entitled to vote that actually vote on the Plan have voted to accept the Plan.  OpCo Term Loan Claims (Class 4), 2020 Term B-1 Loan Claims (Class 5), 2020 Term B-2 Loan Claims (Class 6), Unsecured Notes Claims (Class 8), Talc Personal Injury Claims (Class 9(a)), Non-Qualified Pension Claims (Class 9(b)), Trade Claims (Class 9(c)), and Other General Unsecured Claims (Class 9(d)) are Impaired, and the votes of Holders of Claims in such Classes will be solicited.  If a Class contains Holders of Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

G.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

H.	Elimination of Vacant Classes

Any Class of Claims or Interests that, with respect to any Debtor, does not have a Holder of an Allowed Claim or Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court solely for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan with respect to such Debtor for purposes of (1) voting to accept or reject the Plan and (2) determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I.	Consensual Confirmation

The Plan shall be deemed a separate chapter 11 plan for each Debtor.  To the extent that there is no rejecting Class of Claims in the chapter 11 plan of any Debtor, such Debtor shall seek Confirmation of its plan pursuant to section 1129(a) of the Bankruptcy Code.

J.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims.  The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims.

K.	Controversy Concerning Impairment or Classification

If a controversy arises as to whether any Claims or Interests or any Class of Claims or Interests is Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, resolve such controversy at the Confirmation Hearing.

L.	Subordinated Claims

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise, and any other rights impacting relative lien priority and/or priority in right of payment, and any such rights shall be released pursuant to the Plan, including, as applicable, pursuant to the Plan Settlement.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors, subject to the reasonable consent of the Required Consenting BrandCo Lenders, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

M.	2016 Term Loan Claims

Any 2016 Term Loan Claim asserted against any BrandCo Entity shall be Disallowed.

N.	Intercompany Interests

Intercompany Interests, to the extent Reinstated, are being Reinstated to maintain the existing corporate structure of the Debtors.  For the avoidance of doubt, any Interest in non‑Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Consideration for Plan Distributions

The Reorganized Debtors shall fund distributions under the Plan, as applicable with: (1) the Exit Facilities; (2) the issuance and distribution of New Common Stock; (3) the Equity Rights Offering; (4) the issuance and distribution of New Warrants; and (5) Cash on hand.

Each distribution and issuance referred to in Article III of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance; provided that, to the extent that a term of the Plan conflicts with the term of any such instruments or other documents, the terms of the Plan shall govern.

1.          The Exit Facilities

On the Effective Date, the Reorganized Debtors or their non-Debtor Affiliates, as applicable, shall enter into the applicable Exit Facilities Documents for (a) either (i) the First Lien Exit Facilities, consisting of the Take-Back Facility and the Incremental New Money Facility, or (ii) the Third-Party New Money Exit Facility, (b) the Exit ABL Facility, (c) the Exit FILO Facility, and (d) unless otherwise agreed to by the Debtors and the Required Consenting BrandCo Lenders, the New Foreign Facility.  All Holders of Class 5 2020 Term B-1 Loan Claims shall be deemed to be a party to, and bound by, the First Lien Exit Facilities Documents, regardless of whether such Holder has executed a signature page thereto.  Confirmation of the Plan shall be deemed approval of the Exit Facilities and the Exit Facilities Documents, all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into, execute, and deliver the Exit Facilities Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facilities.  On the Effective Date, all of the Liens and security interests to be granted by the Reorganized Debtors in accordance with the Exit Facilities Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents, (c) shall be deemed perfected on the Effective Date without the need for the taking of any further filing, recordation, approval, consent, or other action, and (d) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.  The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents, and to take any other actions necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and the Reorganized Debtors shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

2.          Issuance and Distribution of New Common Stock

On the Effective Date, the shares of New Common Stock shall be issued by Reorganized Holdings as provided for in the Description of Transaction Steps pursuant to, and in accordance with, the Plan and the Equity Rights Offering Documents.  All Holders of New Common Stock (whether issued and distributed hereunder, pursuant to the Equity Rights Offering Documents, or otherwise, and in each case, whether such New Common Stock is held directly or indirectly through the facilities of DTC) shall be deemed to be a party to, and bound by, the LLC Agreement and the other applicable New Organizational Documents, in accordance with their terms, without the requirement to execute a signature page thereto.

All of the New Common Stock (including the New Common Stock issued in connection with the Equity Rights Offering (including, for the avoidance of doubt, any New Common Stock issued pursuant to the Backstop Commitment Agreement) and/or upon the exercise of the New Warrants) issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance of New Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the New Organizational Documents and other instruments evidencing or relating to such distribution or issuance, including the Equity Rights Offering Documents, as applicable, which terms and conditions shall bind each Entity receiving such distribution or issuance.  For the avoidance of doubt, the acceptance of New Common Stock by any Holder of any Claim or Interest or any other Entity shall be deemed as such Holder’s or Entity’s agreement to the applicable New Organizational Documents, as may be amended or modified from time to time following the Effective Date in accordance with their terms.

To the extent practicable, as determined in good faith by the Debtors and the Required Consenting BrandCo Lenders, the Reorganized Debtors shall: (a) emerge from these Chapter 11 Cases as non-publicly reporting companies on the Effective Date and not be subject to SEC reporting requirements under Sections 12 or 15 of the Exchange Act, or otherwise; (b) not be voluntarily subjected to any reporting requirements promulgated by the SEC; except, in each case, as otherwise may be required pursuant to the New Organizational Documents, the Exit Facilities Documents or applicable law; (c) not be required to list the New Common Stock on a U.S. stock exchange; (d) timely file or otherwise provide all required filings and documentation to allow for the termination and/or suspension of registration with respect to SEC reporting requirements under the Exchange Act prior to the Effective Date; and (e) make good faith efforts to ensure DTC eligibility of securities issued in connection with the Plan (other than any securities required by the terms of any agreement to be held on the books of an agent and not in DTC), including but not limited to the New Warrants.

3.          Equity Rights Offering

The Debtors shall distribute the Equity Subscription Rights to the Equity Rights Offering Participants as set forth in the Plan, the Backstop Commitment Agreement, and the Equity Rights Offering Procedures. Pursuant to the Backstop Commitment Agreement and the Equity Rights Offering Procedures, the Equity Rights Offering shall be open to all Equity Rights Offering Participants.  Equity Rights Offering Participants shall be entitled to participate in the Equity Rights Offering up to a maximum amount of each Eligible Holder’s Pro Rata share of the Aggregate Rights Offering Amount (or, if applicable, the Adjusted Aggregate Rights Offering Amount). Equity Rights Offering Participants shall have the right to purchase their allocated shares of New Common Stock at the ERO Price Per Share.

The Equity Rights Offering will be backstopped, severally and not jointly, by the Equity Commitment Parties pursuant to the Backstop Commitment Agreement. 30% of the New Common Stock to be sold and issued pursuant to the Equity Rights Offering shall be reserved for the Equity Commitment Parties (the “Reserved Shares”) pursuant to the Backstop Commitment Agreement, at the ERO Price Per Share.

Equity Subscription Rights that an Equity Rights Offering Participant has validly elected to exercise shall be deemed issued and exercised on or about (but in no event after) the Effective Date.  Upon exercise of the Equity Subscription Rights pursuant to the terms of the Backstop Commitment Agreement and the Equity Rights Offering Procedures, Reorganized Holdings shall be authorized to issue the New Common Stock issuable pursuant to such exercise.

Pursuant to the Backstop Commitment Agreement, if after following the procedures set forth in the Equity Rights Offering Procedures, there remain any unexercised Equity Subscription Rights, the Equity Commitment Parties shall purchase, severally and not jointly, their applicable portion of the New Common Stock associated with such unexercised Equity Subscription Rights in accordance with the terms and conditions set forth in the Backstop Commitment Agreement, at the ERO Price Per Share.  As consideration for the undertakings of the Equity Commitment Parties in the Backstop Commitment Agreement, the Reorganized Debtors will pay the Backstop Commitment Premium to the Equity Commitment Parties on the Effective Date in accordance with the terms and conditions set forth in the Backstop Commitment Agreement.

All shares of New Common Stock issued upon exercise of the Equity Commitment Parties’ own Equity Subscription Rights and in connection with the Backstop Commitment Premium will be issued in reliance upon Section 1145 of the Bankruptcy Code to the extent permitted under applicable law.  The Reserved Shares and the shares of New Common Stock that are not subscribed for by holders of Equity Subscription Rights in the Equity Rights Offering and that are purchased by the Equity Commitment Parties in accordance with their backstop obligations under the Backstop Commitment Agreement (the “Unsubscribed Shares”) will be issued in a private placement exempt from registration under Section 5 of the Securities Act pursuant to Section 4(a)(2) and/or Regulation D thereunder and will constitute “restricted securities” for purposes of the Securities Act.  In the Backstop Commitment Agreement, the Equity Commitment Parties will be required to make representations and warranties as to their sophistication and suitability to participate in the private placement.

Entry of the Confirmation Order shall constitute Bankruptcy Court approval of the Equity Rights Offering (including the transactions contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized Holdings in connection therewith).  On the Effective Date, as provided in the Description of Transaction Steps, the rights and obligations of the Debtors under the Backstop Commitment Agreement shall vest in the Reorganized Debtors, as applicable.

At the Aggregate Rights Offering Amount, the shares of New Common Stock offered pursuant to the Equity Rights Offering (for the avoidance of doubt, not including any shares of New Common Stock issued in connection with the Backstop Commitment Premium) will represent approximately 60.6% of the New Common Stock outstanding on the Effective Date (subject to a downward ratable adjustment to account for the difference (if any) between the Aggregate Rights Offering Amount and the Adjusted Aggregate Right Offerings Amount), subject to dilution by the issuance of shares of New Common Stock (a) reserved for the MIP Awards and (b) on account of the exercise of the New Warrants.

On the Effective Date (or earlier in the case of termination of the Backstop Commitment Agreement), the Backstop Commitment Premium (which shall be an administrative expense) shall be distributed or paid to the Equity Commitment Parties under and as set forth in the Backstop Commitment Agreement and the Backstop Order.  The shares of New Common Stock issued in satisfaction of the Backstop Commitment Premium will represent approximately 7.6% of the New Common Stock outstanding on the Effective Date, subject to dilution by the issuance of shares of New Common Stock (a) reserved for the MIP Awards and (b) on account of the exercise of the New Warrants.

Each holder of Equity Subscription Rights that receives New Common Stock as a result of exercising the relevant Equity Subscription Rights shall be subject to the provisions applicable to such holders of New Common Stock as set forth in Article IV.A.2 of the Plan.

The Cash proceeds of the Equity Rights Offering shall be used by the Debtors or Reorganized Debtors, as applicable, to (a) make distributions pursuant to the Plan, (b) fund working capital, and (c) fund general corporate purposes.

4.          Issuance and Distribution of New Warrants

To the extent all or any portion of the New Warrants are required to be issued pursuant to the Plan, Reorganized Holdings shall issue such New Warrants on the Effective Date in accordance with the New Warrant Agreement and distribute them in accordance with the Plan.  The Debtors, the Required Consenting BrandCo Lenders, and the Creditors’ Committee shall work in good faith to render such New Warrants DTC eligible.  All of the New Common Stock issued upon exercise of the New Warrants issued pursuant to the Plan shall, when so issued and upon payment of the exercise price in accordance with the terms of the New Warrants, be duly authorized, validly issued, fully paid, and non-assessable.

5.          General Unsecured Creditor Recovery

On the Effective Date, or with respect to the GUC Settlement Top Up Amount and any increase to the GUC Trust/PI Fund Operating Reserve, after the Effective Date, solely to the extent the applicable Classes of General Unsecured Claims are entitled to distributions in accordance with the Plan, the GUC Trust shall be vested with the GUC Trust Assets and the PI Settlement Fund shall be vested with the PI Settlement Fund Assets.  Except as provided to the contrary in this Plan, (a) the GUC Trust shall make distributions to Classes 9(b), (c) and (d) to Holders of Allowed Claims in such Classes in accordance with the treatment set forth in the Plan for such Classes and (b) the PI Settlement Fund shall make distributions to Class 9(a) holders of Allowed Claims in such Class in accordance with the terms of this Plan.  From time to time following the Effective Date, the GUC Administrator, shall (x) receive for the account of the GUC Trust the Retained Preference Action Net Proceeds allocable to Classes 9(b), (c) and (d), and shall make distributions to the GUC Trust Beneficiaries in accordance with the GUC Trust Agreement,  and (y) shall receive for the account of the PI Settlement Fund and transfer or cause to be transferred to the PI Settlement Fund the Retained Preference Action Net Proceeds allocable to Class 9(a) for distribution by the PI Settlement Fund to Holders of Allowed Talc Personal Injury Claims in accordance with the PI Settlement Fund Agreement.  For the avoidance of doubt, (a) if the GUC Trust is established in accordance with the Plan, the GUC Administrator shall have the sole power and authority to pursue the Retained Preference Actions in the capacity as trustee of the GUC Trust and as agent for and on behalf of the PI Settlement Fund and (b) in the event that any, but not all, of Classes 9(a), (b), (c), or (d) votes to reject the Plan, (i) the GUC Administrator shall receive the Retained Preference Action Net Proceeds for the account of each such Class that votes to accept the Plan in the amount allocable to each such Class, and shall make distributions therefrom (and/or, in the case of Class 9(a), shall transfer or cause to be transferred to the PI Settlement Fund for distribution) ratably to Holders of Claims in each such Class and (ii) the Reorganized Debtors shall receive the Retained Preference Action Net Proceeds in the amount allocable to each such Class that votes to reject the Plan.  The GUC Administrator shall have responsibility for reconciling General Unsecured Claims (other than Talc Personal Injury Claims), including asserting any objections thereto and the PI Claims Administrator shall have responsibility for reconciling the Talc Personal Injury Claims, including asserting any objections thereto; provided that the Debtors, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders and in consultation with the Creditors’ Committee, or the Reorganized Debtors, in consultation with the GUC Administrator and/or the PI Claims Administrator, as applicable, may elect to administer, dispute, object to, compromise, or otherwise resolve any such Class 9 Claim.

6.          Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand, if any, to fund distributions to certain Holders of Claims. All Excess Liquidity will be applied in accordance with the First Lien Exit Facilities Term Sheet; provided that, in the event the Reorganized Debtors enter into the Third-Party New Money Exit Facility, (a) all Excess Liquidity will be applied to reduce the Aggregate Rights Offering Amount, and (b) for the avoidance of doubt, the Debt Commitment Premium shall be paid in Cash as an Administrative Claim and “Excess Liquidity” will be calculated after giving effect to the payment thereof.

B.	Restructuring Transactions

On or, with the consent of the Required Consenting BrandCo Lenders, before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transactions and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including to establish Reorganized Holdings and, if applicable, to transfer assets of the Debtors to Reorganized Holdings or a subsidiary thereof.  The applicable Debtors or the Reorganized Debtors will take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, in the Description of Transaction Steps, or in the Definitive Documents, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, in each case, subject to the consent of the Required Consenting BrandCo Lenders and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee and the Required Consenting 2016 Lenders.

The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable parties may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of the New Organizational Documents and any appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (4) the execution and delivery of the Equity Rights Offering Documents and any documentation related to the Exit Facilities; (5) if applicable, all transactions necessary to provide for the purchase of substantially all of the assets or Interests of any of the Debtors by one or more Entities to be wholly owned by Reorganized Holdings, which purchase, if applicable, may be structured as a taxable transaction for United States federal income tax purposes; (6) the settlement, reconciliation, repayment, cancellation, discharge, and/or release, as applicable, of Intercompany Claims consistent with the Plan; and (7) all other actions that the Debtors or the Reorganized Debtors determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.

For purposes of consummating the Plan and the Restructuring Transactions, neither the occurrence of the Effective Date, any of the transactions contemplated in this Article IV.B, nor any of the transactions contemplated by the Description of Transactions Steps shall constitute a change of control under any agreement, contract, or document of the Debtors.

C.	Corporate Existence

Except as otherwise provided in the Plan, the Description of Transaction Steps, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation or governing documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation or governing documents) are amended by the Plan or otherwise amended in accordance with applicable law; provided that, prior to the Effective Date, the Debtors and the Consenting BrandCo Lenders shall engage in good faith to execute mutually acceptable amendments with respect to the licensing of all intellectual property owned by the Debtors and any additional transactions or considerations related thereto.  To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, federal, or foreign law).

D.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan (including the Plan Supplement) or the Confirmation Order, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property (including all interests, rights, and privileges related thereto) in each Debtor’s Estate, all Retained Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan, including Interests held by the Debtors in any non-Debtor Affiliates, shall vest in the applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, encumbrances, or other interests, unless expressly provided otherwise by the Plan or the Confirmation Order, subject to and in accordance with the Plan, including the Description of Transaction Steps.  On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.  Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Confirmation Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court, but subject in all respects to the Final DIP Order and the Plan.

E.	Cancellation of Existing Indebtedness and Securities

Except as otherwise expressly provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions, on the Effective Date, (1) all notes, bonds, indentures, certificates, securities, shares, equity securities, purchase rights, options, warrants, convertible securities or instruments, credit agreements, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors, or giving rise to any Claims against or Interests in the Debtors or to any rights or obligations relating to any Claims against or Interests in the Debtors (except with respect to such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of, or ownership interest in, the Debtors that is specifically Reinstated, amended and Reinstated, or entered into pursuant to the Plan), including, without limitation, the 2016 Credit Agreement, the ABL Facility Credit Agreement, the BrandCo Credit Agreement, and the Unsecured Notes Indenture shall be canceled without any need for a Holder or Debtor to take any further action with respect thereto, and the duties and obligations of all parties thereto, including the Debtors or the Reorganized Debtors, as applicable, and any non-Debtor Affiliates, thereunder or in any way related thereto shall be deemed satisfied in full, canceled, released, discharged, and of no further force or effect and (2) the obligations of the Debtors or Reorganized Debtors, as applicable, pursuant, relating, or pertaining to any agreements, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the notes, bonds, indentures, certificates, securities, shares, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or Interests in the Debtors (except with respect to such agreements, certificates, notes, or other instruments or documents evidencing indebtedness or obligation of or ownership interest in the Debtors that is specifically Reinstated, amended and Reinstated, or entered into pursuant to the Plan), including, without limitation, the 2016 Credit Agreement, the ABL Facility Credit Agreement, the BrandCo Credit Agreement, and the Unsecured Notes Indenture shall be released and discharged in exchange for the consideration provided under the Plan.  Notwithstanding the foregoing, Confirmation, or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein and subject to the terms and conditions of the applicable governing document or instrument as set forth therein, and (2) allowing and preserving the rights of each of the applicable agents and indenture trustees to (a) make or direct the distributions in accordance with the Plan as provided herein and (b) assert or maintain any rights for indemnification (including on account of the 2016 Agent Surviving Indemnity Obligations) the applicable agent or indenture trustee may have arising under, and due pursuant to the terms of, the applicable governing document or instrument; provided that, subject to the treatment provisions of Article III of the Plan, no such indemnification may be sought from the Debtors, the Reorganized Debtors, or any Released Party.  For the avoidance of doubt, nothing in this Plan shall, or shall be deemed to, alter, amend, discharge, limit, or otherwise impair the 2016 Agent Surviving Indemnity Obligations on or after the Effective Date, and any such obligation (whenever arising) survives Confirmation, Consummation, and the occurrence of the Effective Date, in each case in accordance with and subject to the terms and conditions of the 2016 Credit Agreement and regardless of the discharge and release of all Claims of the 2016 Agent against the Debtors or the Reorganized Debtors.

On the Effective Date, each holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument in accordance with the applicable indenture or agreement that governs the rights of such holder of such Claim.  Such surrendered certificate or instrument shall be deemed canceled as set forth in, and subject to the exceptions set forth in, this Article IV.E.

Notwithstanding anything in this Article IV.E, the Unsecured Notes Indenture shall remain in effect solely with respect to the right of the Unsecured Notes Indenture Trustee to make Plan distributions in accordance with the Plan and to preserve the rights and protections of the Unsecured Notes Indenture Trustee with respect to the Holders of Unsecured Notes Claims, including the Unsecured Notes Indenture Trustee’s charging lien and priority rights.  Subject to the distribution of Class 8 Plan consideration delivered to it in accordance with the Unsecured Notes Indenture at the expense of the Reorganized Debtors, the Unsecured Notes Indenture Trustee shall have no duties to Holders of Unsecured Notes Claims following the Effective Date of the Plan, including no duty to object to claims or treatment of other creditors.

F.	Corporate Action

On or, with the consent of the Required Consenting BrandCo Lenders, before the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) execution and entry into each of the Exit Facilities; (2) approval of and entry into the New Organizational Documents; (3) issuance and distribution of the New Securities, including pursuant to the Equity Rights Offering; (4) selection of the directors and officers for the Reorganized Debtors; (5) implementation of the Restructuring Transactions contemplated by the Plan; (6) adoption or assumption, if and as applicable, of the Employment Obligations; (7) the formation or dissolution of any Entities pursuant to and the implementation of the Restructuring Transactions and performance of all actions and transactions contemplated by the Plan, including the Description of Transaction Steps; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for herein involving the corporate structure of the Debtors or the Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or the Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect in accordance with the Plan, including the Description of Transaction Steps, without any requirement of further action by the shareholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, managers, or officers, as applicable, of the Debtors or Reorganized Debtors. Before, on, or after the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors.  The authorizations and approvals contemplated by this Article IV.F shall be effective notwithstanding any requirements under non-bankruptcy law.

G.	New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, on or promptly after the Effective Date, the Reorganized Debtors will file their applicable New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states or jurisdictions of incorporation or formation in accordance with the corporate laws of such respective states or jurisdictions of incorporation or formation.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities of Reorganized Holdings.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents or otherwise restructure their legal Entity forms, without supervision or approval by the Bankruptcy Court and in accordance with applicable non-bankruptcy law.

The New Organizational Documents shall provide for the following minority protections (which shall not be subject to amendment other than with the consent of holders of at least two-thirds of the then-issued and outstanding shares of New Common Stock and as to which the New Organizational Documents will provide equivalent rights to all equivalent sized holders of New Common Stock):  (1) annual audited and quarterly financial statements by Reorganized Holdings, as well as a quarterly management call, including a Q&A; (2) no transfer restrictions other than restrictions on transfers to competitors, customary drag-along and tag-along rights (in connection with a transfer of a majority of the then-outstanding New Common Stock), and other customary transfer restrictions (including restrictions on transfers that are not in compliance with applicable law or would require Reorganized Holdings to register securities or to register as an “investment company”), but in any event will not include any right of first refusal or right of first offer; and (3) customary pro rata preemptive rights in connection with equity issuances for cash (subject to customary carve outs) for accredited investor holders of New Common Stock above a specified threshold (which threshold shall be determined to provide such preemptive rights to approximately ten (10) holders as of the Effective Date).

H.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the boards of directors of each Debtor shall expire, and the New Boards shall be appointed in accordance with the New Organizational Documents of each Reorganized Debtor.

The members of the Reorganized Holdings Board immediately following the Effective Date shall be determined and selected by the Required Consenting 2020 B-2 Lenders.

Except as otherwise provided in the Plan, the Confirmation Order, the Plan Supplement, or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the initial Reorganized Holdings Board and New Subsidiary Boards, to the extent known at the time of filing, as well as those Persons that will serve as an officer of Reorganized Holdings or other Reorganized Debtor.  To the extent any such director or officer is an “insider” as such term is defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and may be replaced or removed in accordance with such New Organizational Documents.

I.	Employment Obligations

Except as otherwise expressly provided in the Plan or the Plan Supplement, the Reorganized Debtors shall honor the Employment Obligations (1) existing and effective as of the Petition Date, (2) that were incurred or entered into in the ordinary course of business prior to the Effective Date, or (3) as otherwise agreed to between the Debtors and the Required Consenting BrandCo Lenders on or prior to the Effective Date.  Additionally, on the Effective Date, the Reorganized Debtors shall assume (1) the Amended CEO Employment Agreement, and (2) the Amended Revlon Executive Severance Pay Plan, in each case, as adopted in accordance with the Restructuring Support Agreement, and such assumed agreements shall supersede and replace any existing executive severance plan for directors and above and the existing employment agreement of the Debtors’ chief executive officer.

Except as otherwise expressly provided in the Plan or the Plan Supplement, to the extent that any of the Employment Obligations are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, each of them shall be deemed assumed as of the Effective Date and assigned to the applicable Reorganized Debtor.  For the avoidance of doubt, the foregoing shall not (1) limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to the Employment Obligations, or (2) impair the rights of the Debtors or Reorganized Debtors, as applicable, to implement the Management Incentive Plan in accordance with its terms and conditions and to determine the Employment Obligations of the Reorganized Debtors in accordance with their applicable terms and conditions on or after the Effective Date, in each case consistent with the Plan.

On the Effective Date, the Debtors shall assume all collective bargaining agreements.

The Confirmation Order shall approve the Enhanced Cash Incentive Program and the Global Bonus Program.  As soon as practicable following the Effective Date (but no later than 21 days after the Effective Date, absent any ordinary course administrative delay that is not caused for purposes of circumventing this requirement by any equity holder or any member of the Reorganized Holdings Board other than the Debtors’ chief executive officer), in connection with the establishment of the Reorganized Holdings Board, the Reorganized Holdings Board shall approve, adopt, and affirm, as applicable, the implementation of (a) the Enhanced Cash Incentive Program, and (b) the Global Bonus Program, in each case, in accordance with the Plan and the Restructuring Support Agreement and effective as of the Effective Date (or, if the Debtors and the Required Consenting BrandCo Lenders agreed to prorate the KERP and KEIP through a date later than the Effective Date under Article IV.L, the first day after such date).

J.	Qualified Pension Plans

On the Effective Date, the Debtors shall assume the Qualified Pension Plans in accordance with the terms of the Qualified Pension Plans and the relevant provisions of ERISA and the IRC.

All proofs of claim filed by PBGC shall be deemed withdrawn on the Effective Date.

K.	Retiree Benefits

From and after the Effective Date, the Debtors shall assume and continue to pay all Retiree Benefit Claims in accordance with applicable law.

L.	Key Employee Incentive/Retention Plans

On the Effective Date, the Debtors shall pay, to KEIP and KERP participants, as applicable, (1) all KERP amounts earnable for the quarter in which the Effective Date occurs prorated for the period from the first day of such quarter through and including the Effective Date (or such later date as agreed to between the Debtors and the Required Consenting BrandCo Lenders), (2) all KEIP amounts (including any catch-up amounts) earned by the KEIP participants based on the Debtors’ good faith estimates of performance for the quarter in which the Effective Date occurs prorated for the period from the first day of such quarter through and including the Effective Date (or such later date as agreed to between the Debtors and the Required Consenting BrandCo Lenders), and (3) all KEIP amounts (including any catch-up amounts) earned by the KEIP participants for quarters ending prior to the quarter in which the Effective Date occurs but which remain unpaid, based on the Debtors’ good faith estimates of performance for such quarters, with such estimates to be subject to the approval of the Required Consenting BrandCo Lenders, with such approval not to be unreasonably withheld, conditioned, or delayed.

Except as set forth in in this Article IV.L, the KEIP and KERP programs shall terminate effective as of the Effective Date (or such later date as agreed to between the Debtors and the Required Consenting BrandCo Lenders) and any clawback rights provided for under the KEIP or the KERP shall be released except as set forth in the Schedule of Retained Causes of Action.

M.	Effectuating Documents; Further Transactions

On, before, or after (as applicable) the Effective Date, the Reorganized Debtors, the officers of the Reorganized Debtors, and members of the New Boards are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Organizational Documents, the Exit Facilities Documents, and the securities issued pursuant to the Plan, including the New Securities, and any and all other agreements, documents, securities, filings, and instruments relating to the foregoing in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.  The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy law.

N.	Management Incentive Plan

By no later than January 1, 2024, the Reorganized Holdings Board shall implement the Management Incentive Plan that provides for the issuance of options and/or other equity-based compensation to the management and directors of the Reorganized Debtors in accordance with the Plan.

7.5% of the New Common Stock, on a fully diluted basis, shall be reserved for issuance under the Management Incentive Plan.  The participants in the Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of the allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights, and transferability) shall be determined by the Reorganized Holdings Board; provided that one-half of the MIP Equity Pool shall be awarded to participants under the Management Incentive Plan upon implementation no later than January 1, 2024.

O.	Exemption from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property pursuant to the Plan shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, or any state or political subdivision thereof.  The Confirmation Order shall direct and be deemed to direct the appropriate federal, state, or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to (1) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of indebtedness by such means or other means, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by the Plan, and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including:  (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan; or (f) any of the other Definitive Documents.

P.	Indemnification Provisions

On and as of the Effective Date, consistent with applicable law, the Indemnification Provisions in place as of the Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, other organized documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed by the Reorganized Debtors (and any such Indemnification Provisions in place as to any Debtors that are to be liquidated under the Plan shall be assigned to and assumed by an applicable Reorganized Debtor), deemed irrevocable, and will remain in full force and effect and survive the effectiveness of the Plan unimpaired and unaffected, and each of the Reorganized Debtors’ New Organizational Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, agents, managers, attorneys, and other professionals, at least to the same extent as such documents of each of the respective Debtors on the Petition Date but in no event greater than as permitted by law, against any Causes of Action.  None of the Reorganized Debtors shall amend and/or restate its respective New Organizational Documents, on or after the Effective Date to terminate, reduce, discharge, impair or adversely affect in any way (1) any of the Reorganized Debtors’ obligations referred to in the immediately preceding sentence or (2) the rights of such current and former directors, officers, employees, agents, managers, attorneys, and other professionals.

Q.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, any and all Retained Causes of Action (except, if the GUC Trust is established in accordance with the Plan, the GUC Trust may enforce all rights to commence and pursue Retained Preference Actions), whether arising before or after the Petition Date, including but not limited to any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  If the GUC Trust is established in accordance with the Plan, the GUC Trust (on its own behalf and, if the PI Settlement Fund is established in accordance with the Plan, as agent for the PI Settlement Fund) shall retain and may enforce all rights to commence and pursue any Retained Preference Actions, and the GUC Trust’s rights to commence, prosecute, or settle such Retained Preference Actions shall be preserved notwithstanding the occurrence of the Effective Date.  For the avoidance of doubt, the preservation of Retained Causes of Action described in the preceding sentence includes, but is not limited to, the Reorganized Debtors’ retention of the Debtors’ rights to (1) object to Administrative Claims, (2) object to other Claims, and (3) subordinate Claims, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article X of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors, in their respective discretion.  The GUC Trust, if established, may pursue Retained Preference Actions and objections to General Unsecured Claims in accordance with the best interests of the GUC Trust and the PI Settlement Fund.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors (or, with respect to Retained Preference Actions, the GUC Trust) will not pursue any and all available Retained Causes of Action.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Retained Causes of Action against any Entity.  The GUC Trust expressly reserves all rights to prosecute any and all Retained Preference Actions in accordance with the Plan.  The Reorganized Debtors and, solely with respect to Retained Preference Actions and the allowance or disallowance of General Unsecured Claims, the GUC Trust, as applicable, expressly reserve all and shall retain the applicable Retained Causes of Action, for later adjudication or settlement, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Retained Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all Retained Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Retained Causes of Action except as otherwise expressly provided in the Plan and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

R.	GUC Trust and PI Settlement Fund

On the Effective Date, solely in the event that any Class of General Unsecured Claims votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, the GUC Trust shall be established in accordance with the GUC Trust Agreement.  The GUC Trust Agreement shall be (a) drafted by the Creditors’ Committee and (b) in substantially the form included in the Plan Supplement.

On the Effective Date, solely in the event that Class 9(a) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, the PI Settlement Fund shall be established in accordance with the terms of the PI Settlement Fund Agreement and the Plan.  The PI Settlement Fund Agreement shall be (a) drafted by the Creditors’ Committee and (b) in substantially the form included in the Plan Supplement.

On the Effective Date, or with respect to the GUC Settlement Top Up Amount and any increase to the GUC Trust/PI Fund Operating Reserve, after the Effective Date, in accordance with the Plan, the GUC Trust Assets shall vest in the GUC Trust and the PI Settlement Fund Assets shall vest in the PI Settlement Fund, as applicable, free and clear of all Claims, Interests, liens, and other encumbrances.  For the avoidance of doubt, any portion of the GUC Settlement Total Amount allocable to any Class of General Unsecured Claims that votes to reject the Plan shall be retained by the Reorganized Debtors.  Additional assets may vest in the GUC Trust and the PI Settlement Fund from time to time after the Effective Date in the event that an additional GUC Settlement Top Up Amount becomes due, or in the event that additional assets are added to the GUC Trust/PI Fund Operating Reserve pursuant to the Plan.

The GUC Trust or PI Settlement Fund, as applicable, shall have the sole power and authority to:  (1) receive and hold the GUC Trust Assets and the PI Settlement Fund Assets, as the case may be; (2) except with respect to Hair Straightening Claims, administer, dispute, object to, compromise, or otherwise resolve all General Unsecured Claims in any Class of General Unsecured Claims that votes to accept the Plan; provided that the Debtors, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders and in consultation with the Creditors’ Committee, or the Reorganized Debtors, in consultation with the GUC Administrator or PI Claims Administrator, as applicable, may elect to administer, dispute, object to, compromise, or otherwise resolve any such Claim (other than a Talc Personal Injury Claim administered pursuant to the PI Claims Distribution Procedures); (3) make distributions in accordance with the Plan to Holders of Allowed General Unsecured Claims in any Class that votes to accept the Plan; and (4) in the case of the GUC Trust only, on its own behalf and acting as agent for the PI Settlement Fund, commence and pursue the Retained Preference Actions, and manage and administer any proceeds thereof in accordance with the Plan.  The Debtors or the Reorganized Debtors, as applicable, shall have the sole power and authority to administer, dispute, object to, compromise, or otherwise resolve all Hair Straightening Claims; provided, that, for the avoidance of doubt, the GUC Trust shall pay, pursuant to Article III.C.12 of the Plan, any Allowed Hair Straightening Claims that are liquidated in accordance with Article IX.A.6 of the Plan and the GUC Trust Agreement and the sole recovery from the Estates on account of Hair Straightening Claims shall be from the GUC Trust in accordance with Article III.C.12 of the Plan and the GUC Trust Agreement.

The GUC Administrator, the PI Claims Administrator, and their respective counsel shall be selected by the Creditors’ Committee and disclosed in the Plan Supplement prior to commencement of the Confirmation Hearing.  The identity of the GUC Administrator, the PI Claims Administrator, and their respective counsel, and the terms of their compensation shall be reasonably acceptable to the Debtors and the Required Consenting BrandCo Lenders.  In furtherance of and consistent with the purpose of the GUC Trust or PI Settlement Fund, as applicable, and the Plan, the GUC Administrator and/or PI Claims Administrator, as applicable, shall:  (1) have the power and authority to perform all functions on behalf of the GUC Trust or PI Settlement Fund, as applicable; (2) undertake, with the cooperation of the Reorganized Debtors, all administrative responsibilities that are provided in the Plan and the GUC Trust Agreement or PI Settlement Fund Agreement, as applicable, including filing the applicable operating reports and administering the closure of the Chapter 11 Cases, which reports shall be delivered to the Reorganized Debtors; (3) be responsible for all decisions and duties with respect to the GUC Trust or PI Settlement Fund, as applicable, and the GUC Trust Assets and the PI Settlement Fund Assets, as applicable; (4) allocate the GUC Trust/PI Fund Operating Reserve between the GUC Trust and the PI Settlement Fund, and administer such funds in accordance with the terms of the Plan, the GUC Trust Agreement, and the PI Settlement Fund Agreement; and (5) in all circumstances and at all times, act in a fiduciary capacity for the benefit and in the best interests of the beneficiaries of the GUC Trust or PI Settlement Fund Agreement, as applicable, in furtherance of the purpose of the GUC Trust and PI Settlement Fund Agreement and in accordance with the Plan and the GUC Trust Agreement or PI Settlement Fund Agreement, as applicable.

All expenses (including taxes) of the PI Settlement Fund shall be GUC Trust/PI Fund Operating Expenses and shall be payable solely from the GUC Trust/PI Fund Operating Reserve.

S.	Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases on the dates on which such amounts would be required to be paid under the Term DIP Credit Agreement, the DIP Orders, or the Restructuring Support Agreement) without the requirement to file a fee application with the Bankruptcy Court, without the need for time detail, and without any requirement for review or approval by the Bankruptcy Court or any other party.  All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered to be admissions or limitations with respect to such Restructuring Expenses. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre- and post-Effective Date Restructuring Expenses, whether incurred before, on or after the Effective Date. For the avoidance of doubt, the payment of the fees and expenses of the Unsecured Notes Indenture Trustee pursuant to this Article IV.S of the Plan shall be deemed to be part of the treatment of Class 8 and not by reason of the Unsecured Notes Indenture Trustee’s membership on the Committee.

ARTICLE V.

THE GUC TRUST

A.	Establishment of the GUC Trust

On the Effective Date, solely in the event that any Class of General Unsecured Claims votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, the GUC Trust shall be established in accordance with the terms of the GUC Trust Agreement and the Plan. The GUC Trust Agreement shall be (a) drafted by the Creditors’ Committee and (b) in substantially the form included in the Plan Supplement.

The GUC Trust shall be established to liquidate the GUC Trust Assets and make distributions in accordance with the Plan, Confirmation Order, and GUC Trust Agreement, and in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the GUC Trust.  The GUC Trust shall be structured to qualify as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, and thus, as a “grantor trust” within the meaning of Sections 671 through 679 of the Tax Code.  Accordingly, the GUC Trust Beneficiaries shall be treated for U.S. federal income tax purposes (1) as direct recipients of undivided interests in the GUC Trust Assets (other than to the extent the GUC Trust Assets are allocable to Disputed Claims) and as having immediately contributed such assets to the GUC Trust, and (2) thereafter, as the grantors and deemed owners of the GUC Trust and thus, the direct owners of an undivided interest in the GUC Trust Assets (other than such GUC Trust Assets that are allocable to Disputed Claims).

B.	The GUC Administrator

The identity of the GUC Administrator shall be disclosed in the Plan Supplement prior to entry of the Confirmation Order on the docket of the Chapter 11 Cases.

C.	Certain Tax Matters

The GUC Administrator shall file tax returns for the GUC Trust as a grantor trust pursuant to Treasury Regulations Section 1.671-4(a) and in accordance with the Plan.  The GUC Trust’s items of taxable income, gain, loss, deduction, and/or credit (other than such items is respect of any assets allocable to, or retained on account of, Disputed Claims) will be allocated to each holder in accordance with their relative ownership of GUC Trust Interests.

As soon as possible after the Effective Date, the GUC Administrator shall make a good faith valuation of the GUC Trust Assets and such valuation shall be used consistently by all parties for all U.S. federal income tax purposes.

The GUC Administrator may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the GUC Trust for all taxable periods through the dissolution thereof.  Nothing in this Article V.C shall be deemed to determine, expand, or contract the jurisdiction of the Bankruptcy Court under section 505 of the Bankruptcy Code.

The GUC Administrator (1) may timely elect to treat any GUC Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treasury Regulations Section 1.468B-9, and (2) to the extent permitted by applicable law, shall report consistently for state and local income tax purposes.  If a “disputed ownership fund” election is made, all parties (including the GUC Administrator and the holders of GUC Trust Interests) shall report for U.S. federal, state, and local income tax purposes consistently with the foregoing.  The GUC Administrator shall file all income tax returns with respect to any income attributable to a “disputed ownership fund” and shall pay the U.S. federal, state, and local income taxes attributable to such disputed ownership fund based on the items of income, deduction, credit, or loss allocable thereto.  The Reorganized Debtors and the GUC Administrator shall cooperate to ensure that any distributions made in respect of Claims that are in the nature of compensation for services (including the Non-Qualified Pension Claims) (“Wage Distributions”) are processed through appropriate payroll processing systems or arrangements and are subject to appropriate payroll tax withholding and reporting, and that any applicable payroll taxes associated therewith are properly remitted to taxing authorities. The Reorganized Debtors and the GUC Trust shall, if so requested by the GUC Trust, cooperate in good faith to agree to such procedures so as to permit such Wage Distributions to be processed through the Reorganized Debtors’ payroll processing systems (which may, for the avoidance of doubt, be administered by a third party). The employer portion of any payroll taxes applicable to Wage Distributions shall be solely borne by the Reorganized Debtors; neither the GUC Trust nor the GUC Trust/PI Fund Operating Reserve shall bear any liability for the employer portion of any payroll taxes applicable to Wage Distributions.

ARTICLE VI.

PI SETTLEMENT FUND

A.	Establishment of the PI Settlement Fund

On the Effective Date, solely in the event that Class 9(a) votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, the PI Settlement Fund shall be established in accordance with the terms of the PI Settlement Fund Agreement and the Plan.  The PI Settlement Fund Agreement shall be (a) drafted by the Creditors’ Committee and (b) in substantially the form included in the Plan Supplement.  The PI Settlement Fund shall be established to make distributions to Holders of Talc Personal Injury Claims in accordance with the PI Claims Distribution Procedures and the Plan.  All expenses (including taxes) incurred by the PI Settlement Fund shall be recorded on the books and records (and reported on all applicable tax returns) as expenses of the PI Settlement Fund; provided however that, the PI Settlement Fund shall remit all invoices or other documentation with respect to such expenses for payment to the GUC Administrator and the GUC Administrator shall timely make such payments on behalf of the PI Settlement Fund solely from the GUC Trust/PI Fund Operating Reserve.

The Bankruptcy Court shall have continuing jurisdiction over the PI Settlement Fund.

B.	The PI Claims Distribution Procedures

The PI Claims Distribution Procedures shall be established solely to implement the Plan and Plan Settlement.  Nothing in the PI Claims Distribution Procedures or any other Definitive Document is intended to be, nor shall it be construed as, an admission by the Debtors or any other Entity as to any Talc Personal Injury Claim, nor shall any Definitive Document, including the PI Claims Distribution Procedures, or any component thereof be admissible as evidence of, or have any res judicata, collateral estoppel, or other preclusive or precedential effect regarding, (i) any alleged asbestos contamination in any product manufactured, sold, supplied, produced, distributed, released, advertised or marketed by the Debtors, the Reorganized Debtors, or any other Entity or for which the Debtors, the Reorganized Debtors, any of their insurers, or any other Entity otherwise have legal responsibility, or (ii) any liability of the Debtors, the Reorganized Debtors, any of their insurers, or any other Entity or the amount of any alleged liability, in respect of any personal injury actually or allegedly caused by any talc-containing allegedly asbestos-contaminated product manufactured, sold, supplied, produced, distributed, released, advertised, or marketed by the Debtors, the Reorganized Debtors, or any other Entity or for which the Debtors, the Reorganized Debtors, any of their insurers, or any other Entity otherwise have legal responsibility.  Likewise, no decision of the PI Claims Administrator or the TAC (as defined in the PI Settlement Fund Agreement) to approve or make any distribution upon any Talc Personal Injury Claim shall be admissible as evidence of, or have any res judicata, collateral estoppel, or other preclusive or precedential effect regarding, liability to be imposed against the Debtors, the Reorganized Debtors, their Affiliates, or any other Entity, including, without limitation, any insurer, other than the PI Settlement Fund.  The Confirmation Order shall constitute findings and orders with regard to this Article VI.B.  For the avoidance of doubt, the PI Claims Distribution Procedures and determination thereunder of the amount of and liability for any Talc Personal Injury Claims shall be for the sole purpose of distributing the recoveries provided by the Debtors to Class 9(a) under the Plan and for no other purpose.  The insurers reserve all rights to defend and contest applicable causes of action or demands to the extent that they are brought against the insurers, or to the extent that such causes of action or demands seek recovery from the insurers.

C.	The PI Claims Administrator

The identity of the PI Claims Administrator shall be disclosed in the Plan Supplement prior to entry of the Confirmation Order on the docket of the Chapter 11 Cases.

D.	Certain Tax Matters

The PI Settlement Fund is intended to be treated, and shall be reported, as a “qualified settlement fund” for U.S. federal income tax purposes and shall be treated consistently for state and local tax purposes to the extent applicable. The PI Claims Administrator shall be the “administrator” of the PI Settlement Fund within the meaning of Treasury Regulations section 1.468B-2(k)(3).

The PI Claims Administrator shall be responsible for filing all tax returns of the PI Settlement Fund and the payment, out of the assets of PI Settlement Fund, of any taxes due by or imposed on the PI Settlement Fund.

The PI Claims Administrator may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed by or on behalf of the PI Settlement Fund for all taxable periods through the dissolution thereof. Nothing in this Article VI.D shall be deemed to determine, expand or contract the jurisdiction of the Bankruptcy Court under section 505 of the Bankruptcy Code.

ARTICLE VII.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed as of the Effective Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that:  (1) previously were assumed or rejected by the Debtors; (2) are identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; or (3) are the subject of a motion to reject such Executory Contracts or Unexpired Leases, as applicable, that is pending on the Effective Date, regardless of whether the requested effective date of such rejection is on or after the Effective Date.  The assumption or rejection of all executory contracts and unexpired leases in the Chapter 11 Cases or in the Plan shall be determined by the Debtors, with the consent of the Required Consenting BrandCo Lenders.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assumptions and assignments, and the rejection of the Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Any motions to reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.  Each Executory Contract and Unexpired Lease assumed pursuant to this Article VII.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date or such later date as provided in this Article VII.A, shall revest in and be fully enforceable by the Debtors or the Reorganized Debtors, as applicable, in accordance with such Executory Contract and/or Unexpired Lease’s terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, without limitation, any “change of control” (whether direct or indirect) or “anti-assignment” provision, or similar provision implicated by a conversion of the form of entity of the Debtors or their Affiliates), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non‑Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other rights, including default-related rights, due to the conversion of the form of entity of, as applicable, the Debtors or their Affiliates thereto.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, including by way of adding or removing a particular Executory Contract or Unexpired Lease from the Schedule of Rejected Executory Contracts and Unexpired Leases, at any time through and including sixty (60) Business Days after the Effective Date; provided that, after the Confirmation Date, the Debtors may not subsequently reject any Unexpired Lease of nonresidential real property under which any Debtor is the lessee that was not previously rejected (or subject to a motion to reject) or designated as rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases absent consent of the applicable lessor; provided further that, with respect to any Unexpired Lease subject to a dispute regarding (1) the amount of the Cure Claim, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under such Unexpired Lease to be assumed, if required, or (3) any other matter pertaining to assumption, the Debtors may reject such Unexpired Lease within 30 days following entry of a Final Order of the Bankruptcy Court resolving such dispute.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court or the Voting and Claims Agent and served on the Debtors or Reorganized Debtors, as applicable, by the later of (1) the applicable Claims Bar Date, and (2) thirty (30) calendar days after notice of such rejection is served on the applicable claimant.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time shall be automatically Disallowed and forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, including any Claims against any Debtor listed on the Schedules as unliquidated, contingent, or disputed.  Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Other General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any cure amount has been fully paid or for which the cure amount is $0 pursuant to this Article VII, shall be deemed Disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claim in Cash on the Effective Date or as soon as reasonably practicable thereafter, with such Cure Claim being $0.00 if no amount is listed in the Cure Notice, subject to the limitations described below, or on such other terms as the party to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding (1) the amount of the Cure Claim, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, if required, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall only be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or by mutual agreement between the Debtors or the Reorganized Debtors, as applicable, and the applicable counterparty, with the reasonable consent of the Required Consenting BrandCo Lenders.

At least fourteen (14) calendar days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices and proposed amounts of Cure Claims to the applicable Executory Contract or Unexpired Lease counterparties.  Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least seven (7) calendar days before the Confirmation Hearing.  Any such objection to the assumption of an Executory Contract or Unexpired Lease shall be heard by the Bankruptcy Court on or before the Effective Date, unless a later date is agreed to between the Debtors or the Reorganized Debtors, on the one hand, and the counterparty to the Executory Contract or Unexpired Lease, on the other hand, or by order of the Bankruptcy Court; provided, however, that any such objection that is timely Filed by Broadstone Rev New Jersey, LLC or 540 Beautyrest Avenue, LLC shall be heard by the Bankruptcy Court on or before the Confirmation Date, unless a later date is agreed to between the Debtors or the Reorganized Debtors, on the one hand, and Broadstone Rev New Jersey, LLC or 540 Beautyrest Avenue, LLC, as applicable, on the other hand, or by order of the Bankruptcy Court.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount shall be deemed to have assented to such assumption and/or cure amount.

The Debtors or Reorganized Debtors, as applicable, reserve the right to reject any Executory Contract or Unexpired Lease in resolution of any cure disputes.  Notwithstanding anything to the contrary herein, if at any time the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, will have the right, at such time, to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease shall be deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults, whether monetary or nonmonetary, including defaults of provisions restricting a change in control or any bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease; provided that nothing herein shall prevent the Reorganized Debtors from (1) paying any Cure Claim despite the failure of the relevant counterparty to File such request for payment of such Cure Claim or (2) settling any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court, in each case in clauses (1) or (2), with the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Consenting 2020 B-2 Lenders.  Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed and cured shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Pre-existing Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts and Unexpired Leases.  For the avoidance of doubt, the rejection of any Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under or in relation to such Executory Contracts and Unexpired Leases.

E.	D&O Insurance

All of the Debtors’ directors’ and officers’ liability insurance policies (including any “tail policies”), and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan.  On the Effective Date, the Debtors shall be deemed to have assumed all such directors’ and officers’ liability insurance policies and any agreements, documents, and instruments related thereto.  In addition, on and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce, limit or restrict the coverage under any of the directors’ and officers’ liability insurance policies with respect to conduct occurring prior thereto, and, subject to and in accordance with the terms and conditions of the directors’ and officers’ liability insurance policies, all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such directors’ and officers’ insurance policy (including any “tail policies”) for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.  Notwithstanding anything to the contrary in Article X.D and Article X.E, all of the Debtors’ current and former officers’ and directors’ rights as beneficiaries of such insurance policies, if any, are preserved to the extent set forth herein.

F.	Insurance Obligations

Subject to Article VIII.L.3 of the Plan, and except as otherwise expressly provided in this provision or elsewhere in the Plan, the Reorganized Debtors shall honor all of the Debtors’ obligations under the Debtors’ insurance policies, including, for the avoidance of doubt, any policies where a Debtor is an insured or counterparty, and any agreements, documents, or instruments relating thereto; provided that none of the Debtors, their Estates, the Reorganized Debtors, each of their respective Affiliates, or any other Entity shall have any obligation now or in the future to pay, reimburse, or otherwise satisfy any applicable Hair Straightening Deductible or SIR Obligations that are due or become due (or otherwise would become due) in the future under the terms of any insurance policy; provided further, that for the avoidance of doubt, the Reorganized Debtors shall honor the Debtors’ obligations in respect of any Hair Straightening Claims Defense Costs.

For the avoidance of doubt, except as set forth in Articles VII.F and VIII.L.3 of the Plan, all of the Debtors’ insurance policies, including, for the avoidance of doubt, any policies where a Debtor is an insured or counterparty, and all rights and obligations of the Debtors thereunder will automatically become vested, unaltered, in the applicable Reorganized Debtors as of the Effective Date without necessity for further approvals or orders.  Subject to Articles VII.F and VIII.L.3 of the Plan, nothing in the Plan shall alter, modify, amend, affect, impair, or prejudice the legal, equitable, or contractual rights, obligations, or defenses of the Debtors, the Reorganized Debtors, Zurich, Chubb, or any other individual or entity, as applicable, under (or affect the coverage, including any coverage for Hair Straightening Claims, under) the Debtors’ insurance policies, including, for the avoidance of doubt, any policies where a Debtor is an insured or counterparty.

This Article VII.F shall not apply to any of the Debtors’ directors’ and officers’ insurance policies, which are subject to Article VII.E of the Plan.

G.	Special Provisions Regarding Zurich Insurance Contracts and Chubb Insurance Contracts

Notwithstanding anything to the contrary in the Definitive Documents, any Cure Notice, any bar date notice or claim objection, any documents related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Bankruptcy Court jurisdiction or requires a party to opt out of any releases):

1.          On the Effective Date, and subject to the compromise set forth in, and as modified by, subsection 6 of this Article VII.G of the Plan, each applicable Reorganized Debtor shall assume all Zurich Insurance Contracts and all Chubb Insurance Contracts which identify the applicable Debtor as an insured or as a counterparty thereto to the full extent of the relationship between the applicable Debtor and Zurich or the applicable Debtor and Chubb, pursuant to sections 105 and 365 of the Bankruptcy Code, and the entry of the Confirmation Order will constitute both approval of such assumption and a finding by the Bankruptcy Court that such assumption is in the best interests of the Estates;

2.          Except as expressly set forth in Articles VII.F and VIII.L.3 of the Plan, on and after the Effective Date, the Reorganized Debtors shall become and remain liable in full for all of their and the Debtors’ obligations under the Zurich Insurance Contracts and the Chubb Insurance Contracts in accordance with the terms thereof, regardless of when they arise, without the need or requirement for Zurich or Chubb to file or serve any Proof of Claim, Cure Claim, or a request, application, claim, proof or motion for payment or allowance of any Administrative Claim;

3.          Except as expressly set forth in Articles VII.F and VIII.L.3 of the Plan, nothing alters, modifies, or otherwise amends the terms and conditions of the Zurich Insurance Contracts or the Chubb Insurance Contracts, any reinsurance agreements related thereto, and any rights and obligations (including, without limitation, any obligations or liabilities of any of the Debtors’ Affiliates) and coverage thereunder shall be determined under the Zurich Insurance Contracts and the Chubb Insurance Contracts, as applicable, and applicable non-bankruptcy law as if the Chapter 11 Cases had not occurred;

4.          Except as expressly set forth in Articles VII.F and VIII.L.3 of the Plan, nothing alters or modifies the duty, if any, of Zurich or Chubb to pay claims covered by the Zurich Insurance Contracts or the Chubb Insurance Contracts, as applicable, or Zurich’s or Chubb’s right to seek payment or reimbursement from the Debtors or the Reorganized Debtors or to draw on any collateral or security therefor in accordance with the terms of the Zurich Insurance Contracts or the Chubb Insurance Contracts, as applicable;

5.          The automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article X.G of the Plan, if and to the extent applicable, shall be deemed lifted and/or modified without further order of the Bankruptcy Court, solely to permit:  (i)(A) Holders of valid Workers’ Compensation Claims to proceed with such Workers’ Compensation Claims and (B) Holders of direct action claims against Zurich or Chubb under applicable non-bankruptcy law to proceed with such direct action claims; provided that the foregoing clause (i)(B) shall be without prejudice to any defenses that the Reorganized Debtors might assert to any claim asserted by Zurich or Chubb against the Reorganized Debtors arising from any payment by Zurich or Chubb on account of any such claim; and provided, further, that any recoveries or payments on account of such claims shall be in accordance with and subject to Articles VII.F and VIII.L.3 of the Plan; (ii) Zurich and Chubb to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, subject to Articles VII.F and VIII.L.3 of the Plan and the terms of the applicable Zurich Insurance Contracts or Chubb Insurance Contracts, (A) Workers’ Compensation Claims, (B) Claims where the Holder asserts a direct claim against Zurich or Chubb under applicable non-bankruptcy law or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article X.G of the Plan to proceed with its claim, (C) Claims or Causes of Action by Hair Straightening Claimants seeking to recover amounts due under any insurance policy in excess of any applicable Hair Straightening Deductible or SIR Obligation on account of Hair Straightening Claims, and (D) all costs in relation to each of the foregoing; and (iii) Zurich or Chubb to take, in their sole discretion, other actions relating to, as applicable, the Zurich Insurance Contracts or the Chubb Insurance Contracts (including effectuating a setoff), to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Zurich Insurance Contracts or Chubb Insurance Contracts, as applicable, and subject to Articles VII.F and VIII.L.3 of the Plan; and

6.          The terms set forth in Articles VII.F and VIII.L.3 of the Plan with respect to Hair Straightening Claims are compromises between (i) the Debtors and Zurich with respect to Zurich’s potential objections to the Plan and treatment of Hair Straightening Deductible or SIR Obligations, and (ii) the Debtors and Chubb with respect to Chubb’s potential objections to the Plan and treatment of Hair Straightening Deductible or SIR Obligations, and the Hair Straightening Claimants have consented or shall be deemed to consent to such compromises set forth in the foregoing clauses (i) and (ii), and any Zurich Insurance Contracts and Chubb Insurance Contracts that provide coverage for Hair Straightening Claims are modified solely as set forth in Articles VII.F and VIII.L.3 of the Plan; and for the avoidance of doubt, Zurich and Chubb shall not be deemed to release the Debtors, the Reorganized Debtors, and/or any of the Debtors’ Affiliates of any obligations under the Zurich Insurance Contracts and the Chubb Insurance Contracts, as applicable, except as specifically set forth in Articles VII.F and VIII.L.3 of the Plan.

H.	Indemnification Provisions

Except as otherwise provided in the Plan, on and as of the Effective Date, any of the Debtors’ indemnification rights with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

I.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each Executory Contract or Unexpired Lease that is assumed shall include (1) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such Executory Contract or Unexpired Lease, and (2) all Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant to an order of the Bankruptcy Court or under the Plan.

Except as otherwise provided by the Plan or by separate order of the Bankruptcy Court, modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (1) shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims against any Debtor that may arise in connection therewith, (2) are not and do not create postpetition contracts or leases, (3) do not elevate to administrative expense priority any Claims of the counterparties to such Executory Contracts and Unexpired Leases against any of the Debtors, and (4) do not entitle any Entity to a Claim against any of the Debtors under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition Executory Contracts or Unexpired Leases and subsequent modifications, amendments, supplements, or restatements.

J.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases or any Cure Notice, nor anything contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If, prior to the Effective Date, there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or Reorganized Debtors, as applicable, shall have forty-five (45) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

K.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

L.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that had not been rejected as of the date of Confirmation will survive and remain obligations of the applicable Reorganized Debtor.

ARTICLE VIII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim), each Holder of an Allowed Claim shall be entitled to receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in Article IX of the Plan.  Except as otherwise expressly provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.  The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date.  Distributions to Holders of Claims or Interests related to public securities shall be made to such Holders in exchange for such securities, which shall be deemed canceled as of the Effective Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, each Class 9 General Unsecured Claim that has been asserted against multiple debtors will be treated as a single Claim and shall result in a single distribution under the Plan.

C.	Disbursing Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Disbursing Agent on the Effective Date or as soon as reasonably practicable thereafter.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of Disbursing Agent

1.          Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.          Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes other than any income taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable and documented attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors; provided that all such expenses, compensation, and reimbursement claims of the GUC Administrator, the PI Claims Administrator, or the Unsecured Notes Indenture Trustee shall be paid from the GUC Trust/PI Fund Operating Reserve.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.          Delivery of Distributions

(a)	Delivery of Distributions to Holders of Allowed Credit Agreement Claims

Except as otherwise provided in the Plan, all distributions under the Plan on account of an Allowed FILO ABL Claim, OpCo Term Loan Claim, 2020 Term B-1 Loan Claim, or 2020 Term B-2 Loan Claim shall be made by the Reorganized Debtors or the Disbursing Agent, as applicable, to the Holder of record of such Allowed Claim as of the Distribution Record Date (as determined and maintained by the ABL Agent, 2016 Agent, or BrandCo Agent, as applicable) or as otherwise reasonably directed by such Holder to the Disbursing Agent.  For the avoidance of doubt, to the extent permitted by the 2016 Credit Agreement, all distributions under the Plan on account of an Allowed 2016 Term Loan Claim (other than any Allowed 2016 Term Loan Claim held by a Released Party) shall be subject to, and shall not limit the ability of the 2016 Agent to offset, any 2016 Agent Surviving Indemnity Obligations.

(b)	Delivery of Distributions to Unsecured Notes Indenture Trustee

In the event that Class 8 votes to accept the Plan and the Creditors’ Committee Settlement Conditions are satisfied, (i) distributions to be made to Holders of Allowed Unsecured Notes Claims shall be made to, or at the reasonable direction of, the Unsecured Notes Indenture Trustee, which shall transmit or direct the transmission of such distributions to Holders of Allowed Unsecured Notes Claims, subject to the priority and charging lien rights of the Unsecured Notes Indenture Trustee, in accordance with the Unsecured Notes Indenture and the Plan, (ii) the Unsecured Notes Indenture Trustee, subject to the payment of its fees and expenses to the extent set forth in the Plan, shall transfer or direct the transfer of such distributions through the facilities of DTC, and (iii) the Unsecured Notes Indenture Trustee shall be entitled to recognize and deal for all purposes under the Plan with Holders of the Unsecured Notes Claims to the extent consistent with the customary practices of DTC, and all distributions to be made to Holders of Unsecured Notes Claims shall be delivered to the Unsecured Notes Indenture Trustee in a form that is eligible to be distributed through the facilities of DTC.  If Class 8 votes to reject the Plan or the Creditors’ Committee Settlement Conditions are not satisfied, distributions in respect of the Consenting Unsecured Noteholder Recovery shall be made to each Holder of Unsecured Notes Claims that has voted to accept the Plan on account of such Claims and that otherwise qualifies as a Consenting Unsecured Noteholder according to the information provided on such Holder’s ballot or the applicable master ballot, as applicable, in respect of such vote, and such distributions shall be made at the expense of the Debtors with the assistance of the Voting and Claims Agent and shall be subject to all charging lien and priority distribution rights of the Unsecured Notes Indenture Trustee to the extent provided in the Unsecured Notes Indenture with respect to any unpaid fees and expenses as of the Effective Date.

(c)	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims (other than Holders specified in Article VIII.E.1(a) or (b)) or Interests shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the applicable Disbursing Agent:  (i) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (ii) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related Proof of Claim; (iii) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (iv) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.  The Debtors and the Reorganized Debtors shall not incur any liability whatsoever on account of any distributions under the Plan, except in the event of gross negligence or willful misconduct, as determined by a Final Order of a court of competent jurisdiction.  Subject to this Article VIII, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  The Debtors, the Reorganized Debtors, and the Disbursing Agents, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan, except in the event of actual fraud, gross negligence, or willful misconduct, as determined by a Final Order of a court of competent jurisdiction.

2.          Record Date of Distributions

As of the close of business on the Distribution Record Date, the various transfer registers for each Class of Claims as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record Holders of any Claims.  The Disbursing Agent shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date.  In addition, with respect to payment of any cure amounts or disputes over any cure amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Cure Claim.  For the avoidance of doubt, the Distribution Record Date shall not apply to distributions to Holders of Unsecured Notes Claims, the Holders of which shall receive distributions, if applicable, in accordance with Article VIII.E.1(b) of the Plan.

3.          Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim, on the other hand, or as set forth in a Final Order, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all of the Disputed Claim has become an Allowed Claim or has otherwise been resolved by settlement or Final Order; provided that, if the Reorganized Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Disbursing Agent may make a partial distribution on account of that portion of such Claim that is not Disputed at the time and in the manner that the Disbursing Agent makes distributions to similarly situated Holders of Allowed Claims pursuant to the Plan.  Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

4.          Minimum Distributions

No partial distributions or payments of fractions of New Securities shall be distributed and no Cash shall be distributed in lieu of such fractional amounts.  When any distribution pursuant to the Plan on account of an Allowed Claim or Interest, as applicable, would otherwise result in the issuance of a number of New Securities that is not a whole number, the actual distribution of New Securities shall be rounded as follows: (a) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number and (b) fractions of one-half (1/2) or less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Securities to be distributed pursuant to the Plan may (at the Debtors’ discretion) be adjusted as necessary to account for the foregoing rounding.

Notwithstanding any other provision of the Plan, no Cash payment valued at less than $100.00, in the reasonable discretion of the Disbursing Agent and the Reorganized Debtors, shall be made to a Holder of an Allowed Claim on account of such Allowed Claim.  Such Allowed Claims to which this limitation applies shall be discharged and its Holder forever barred from asserting that Claim against the Reorganized Debtors or their property.

5.          Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the distribution.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, state, or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtors’ books and records and the Bankruptcy Court’s filings.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) calendar days from and after the date of issuance thereof.  Requests for reissuance of any check must be made directly and in writing to the Disbursing Agent by the Holder of the relevant Allowed Claim within the 180-calendar day period.  After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors (notwithstanding any applicable federal, provincial, state or other jurisdiction escheat, abandoned, or unclaimed property laws to the contrary).

A distribution shall be deemed unclaimed if a Holder has not:  (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

F.	Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check, wire transfer, automated clearing house, or credit card, or as otherwise required or provided in applicable agreements.

G.	Registration or Private Placement Exemption

The New Securities are or may be “securities,” as defined in Section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and applicable state securities laws.

1.          Section 1145 of the Bankruptcy Code

Pursuant to section 1145 of the Bankruptcy Code, the offer, issuance, and distribution of the New Securities (other than the Reserved Shares or any Unsubscribed Shares, as described in Article VIII.G.2) by Reorganized Holdings as contemplated by the Plan (including the issuance of New Common Stock upon exercise of the Equity Subscription Rights and/or the New Warrants) is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities.  The New Securities issued by Reorganized Holdings pursuant to section 1145 of the Bankruptcy Code (1) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (2) are freely tradable and transferable by any initial recipient thereof that (a) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (c) has not acquired the New Securities from an “affiliate” within one year of such transfer and (d) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code; provided that transfer of the New Securities may be restricted by the LLC Agreement, the other New Organizational Documents, the New Shareholders’ Agreement, if any, and the New Warrant Agreement.

2.          Section 4(a)(2) of the Securities Act

The offer (to the extent applicable), issuance, and distribution of the Reserved Shares and the Unsubscribed Shares shall be exempt (including with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder.  Therefore, the Reserved Shares and the Unsubscribed Shares will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law.  In that regard, each of the Equity Commitment Parties has made customary representations to the Debtors, including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a qualified institutional buyer (as defined under Rule 144A promulgated under the Securities Act).

3.          DTC

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Securities through the facilities of DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of transfers, exercise, removal of restrictions, or conversion of New Securities under applicable U.S. federal, state or local securities laws.

DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.  Each Entity that becomes a Holder of New Common Stock indirectly through the facilities of DTC will be deemed bound by the terms and conditions of the LLC Agreement and other applicable New Organizational Documents and shall be deemed to be a beneficial owner of New Common Stock subject to the terms and conditions of the LLC Agreement.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock or the New Warrants (or New Common Stock issued upon exercise of the New Warrants) are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

H.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information, documentation, and certifications necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable or appropriate.  All Persons holding Claims against any Debtor shall be required to provide any information necessary for the Reorganized Debtors to comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit.  The Reorganized Debtors reserve the right to allocate any distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit on account of such distribution.

I.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, the Final DIP Order, or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim for purposes of distributions under the Plan.

J.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to the remaining portion of such Allowed Claim, if any.

K.	Setoffs and Recoupment

The Debtors or the Reorganized Debtors may, but shall not be required to, setoff against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors, as applicable, may have against the Holder of such Allowed Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law, to the extent that such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (pursuant to the Plan or otherwise); provided, however, that the failure of the Debtors or the Reorganized Debtors, as applicable, to do so shall not constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such Claim they may have against the Holder of such Claim.

Notwithstanding anything to the contrary in the Plan, nothing in the Plan shall modify the rights, if any, of Broadstone Rev New Jersey, LLC and 540 Beautyrest Avenue, LLC, solely to the extent that either such entity is a counterparty to any Unexpired Lease of nonresidential real property, to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law, subject to section 553 of the Bankruptcy Code and any other applicable bankruptcy law, including, but not limited to: (1) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their Unexpired Lease with the Debtors, or any successors to the Debtors, under the Plan; (2) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (3) assertion of setoff or recoupment as a defense, if any, against any claim or action by the Debtors. The Debtors rights with respect thereto are expressly reserved.

L.	Claims Paid or Payable by Third Parties

1.          Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim against any Debtor, and such Claim (or portion thereof) shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor, as applicable.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor, as applicable, on account of such Claim, such Holder shall, within fourteen (14) days of receipt of such payment, repay or return the distribution to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen day grace period specified above until the amount is repaid.

2.          Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy (other than a Talc Personal Injury Claim administered pursuant to the PI Claims Distribution Procedures).  For the avoidance of doubt, the PI Claims Distribution Procedures and determination thereunder of the amount of and liability for any Talc Personal Injury Claims shall be for the sole purpose of distributing the recoveries provided by the Debtors to Class 9(a) under the Plan and for no other purpose.  The insurers reserve all rights to defend and contest applicable causes of action or demands to the extent that they are brought against the insurers, or to the extent that such causes of action or demands seek recovery from the insurers.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.          Applicability of Insurance Policies

Except as otherwise provided in the Plan, including this Article VIII.L.3, (a) payments to Holders of Claims covered by the Debtors’ insurance policies shall be in accordance with the provisions of any applicable insurance policy, and (b) nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Person (including any Holder of a Hair Straightening Claim) or Entity may hold against any other Entity, including insurers, under any policies of insurance.  Except as expressly set forth in this Article VIII.L.3 or in Articles VII.F, VIII.L.2 or IX.A.6 of the Plan, nothing contained herein shall constitute or be deemed a waiver by such insurers of any rights or defenses, including coverage defenses, held by such insurers.

Except with respect to the Debtors’ directors’ and officers’ insurance policies, and notwithstanding any provisions to the contrary in any of the Debtors’ insurance policies, the applicable insurers shall have no obligation to pay any amounts that are within any applicable and unexhausted deductibles or self-insured retentions on account of any Hair Straightening Claims (a “Hair Straightening Deductible or SIR Obligation”) under any applicable insurance policy on account of Hair Straightening Claims that are discharged pursuant to the Plan and applicable law.  Holders of Allowed Hair Straightening Claims shall have no right to receive, and shall be deemed to have waived any such right to receive, from any applicable insurer any amounts that are within a Hair Straightening Deductible or SIR Obligation of an insurance policy, and Holders of Allowed Hair Straightening Claims shall be subject to and receive distributions solely pursuant to Article III.C.12 of the Plan, if any, on account of such amounts within a Hair Straightening Deductible or SIR Obligation, which treatment shall satisfy and exhaust, in full, any obligation of the Debtors, their Estates, the Reorganized Debtors, their Affiliates, insurers, or any other obligor under the applicable policy or policies to pay, reimburse, or otherwise satisfy any Hair Straightening Deductible or SIR Obligation, regardless of the amount or availability of the distribution.  No insurer shall have a Claim or other Cause of Action against the Debtors, their Estates, the Reorganized Debtors, their Affiliates, or any other Entity for any Hair Straightening Deductible or SIR Obligation, except to the extent such obligation is for any unpaid Hair Straightening Claims Defense Costs.  Nothing herein shall in any way affect an insurance company’s obligations under any insurance policy issued or providing coverage to the Debtors, their Estates, or the Reorganized Debtors to pay amounts due under any insurance policy, including amounts in excess of any applicable Hair Straightening Deductible or SIR Obligation; provided nothing herein will require any insurer to pay the amount of any judgment or settlement within an unpaid Hair Straightening Deductible or SIR Obligations.  For the avoidance of doubt, the automatic stay and the injunctions in Article X.G of the Plan do not apply to Causes of Action by Hair Straightening Claimants seeking to recover amounts due under any insurance policy in excess of any applicable Hair Straightening Deductible or SIR Obligation on account of Hair Straightening Claims once they are fully and finally liquidated in accordance with Article IX.A.6 of the Plan.  The applicable insurer will be entitled to reduce the amount payable to a Hair Straightening Claimant on account of any settlement or judgment entered with respect to a Hair Straightening Claim in full dollars for any Hair Straightening Deductible or SIR Obligations applicable to such Claim pursuant to the applicable insurance policy.

All insurers under the Debtors’ insurance policies are permanently enjoined, from and after the Effective Date, from taking any of the following actions against the Debtors, the Reorganized Debtors, any of their respective Affiliates, or any other Entity, or any assets of the Debtors, the Reorganized Debtors, any of their respective Affiliates, or any other Entities, or any collateral or security provided by or on behalf of the Debtors, the Reorganized Debtors, any of their respective Affiliates, and/or any other Entities:  (a) commencing or continuing in any manner any cause of action, lawsuit, or other proceeding of any kind seeking to recover any Hair Straightening Deductible or SIR Obligation, except to the extent such obligation is for any unpaid Hair Straightening Claims Defense Costs; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Hair Straightening Deductible or SIR Obligation, except to the extent such obligation is for any unpaid Hair Straightening Claims Defense Costs; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any Hair Straightening Deductible or SIR Obligation, except to the extent such obligation is for any unpaid Hair Straightening Claims Defense Costs; (d) asserting any right of setoff, subrogation, contribution, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any Hair Straightening Deductible or SIR Obligation, except to the extent such obligation is for any unpaid Hair Straightening Claims Defense Costs; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Hair Straightening Deductible or SIR Obligation, except to the extent such obligation is for any unpaid Hair Straightening Claims Defense Costs.

For clarity, to preserve coverage under any Debtors’ insurance policies, Holders of Hair Straightening Claims specifically reserve, and do not release, any claims they may have against the Debtors that implicate coverage under any of the Debtors’ insurance policies, but recourse is limited to the proceeds of the Debtors’ insurance policies in excess of any applicable Hair Straightening Deductible or SIR Obligations, and all other damages (including extra-contractual damages), awards, judgments in excess of policy limits, penalties, punitive damages, and attorney’s fees and costs that may be recoverable from any of the Debtors (solely to the extent of distributions available under and in accordance with Article III.C.12 of the Plan, if any) or any of the Debtors’ insurers consistent with the Plan.

For the avoidance of doubt, Holders of Hair Straightening Claims shall have no claims or recourse against the Debtors, the Reorganized Debtors, or any of their respective Affiliates, and the sole recovery on account of Hair Straightening Claims, if any, shall be from the Debtors’ insurance policies, if permitted and in accordance with the terms of such policies and the Plan.

To the extent that it is determined by a Final Order that this Article VIII.L.3 does not apply to any insurance policy, the Reorganized Debtors shall not be deemed to have assumed such policy or policies and shall not be obligated to honor any obligations under such policy or policies pursuant to Article VII.F of the Plan.  The foregoing sentence shall not apply to the Zurich Insurance Contracts or the Chubb Insurance Contracts, which are assumed pursuant to and in accordance with the terms of Article VII.G of the Plan.

M.	Foreign Current Exchange Rate

As of the Effective Date, any Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate on the Petition Date, as quoted at 4:00 p.m. (prevailing Eastern time), midrange spot rate of exchange for the applicable currency as published in the Wall Street Journal, National Edition, on the day after the Petition Date.

ARTICLE IX.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims

1.          Allowance of Claims

After the Effective Date, each of the Reorganized Debtors (and, with respect to the administration of General Unsecured Claims, the GUC Administrator or the PI Claims Administrator, as applicable) shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date.  Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim against any Debtor shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.  For the avoidance of doubt, all references in this Article IX to (a) the GUC Administrator shall apply only in the event the GUC Trust is created in accordance with the Plan and only with respect to Claims in Classes 9(b), (c), and (d), and (b) the PI Claims Administrator shall apply only in the event the PI Settlement Fund is created in accordance with the Plan and only with respect to Claims in Class 9(a).

2.          Claims and Interests Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors (or any authorized agent or assignee thereof), the GUC Administrator, and the PI Claims Administrator, as applicable, shall have the sole authority to:  (a) File, withdraw, or litigate to judgment objections to Claims against any of the Debtors; (b) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor (and, solely with respect to the administration of General Unsecured Claims, the GUC Administrator or the PI Claims Administrator, as applicable) shall have and retain any and all rights and defenses that any Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest.

3.          Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, the GUC Administrator, or the PI Claims Administrator, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Claim against any Debtor that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  In the event that the Bankruptcy Court estimates any Disputed, contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim; provided, however, that such limitation shall not apply to Claims against any of the Debtors requested by the Debtors to be estimated for voting purposes only.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen (14) calendar days after the date on which such Claim is estimated.  All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.  Claims against any of the Debtors may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

4.          Adjustment to Claims Without Objection

Any duplicate Claim or Interest, any Claim against any Debtor that has been paid or satisfied, or any Claim against any Debtor that has been amended or superseded, canceled, or otherwise expunged (including pursuant to the Plan), may, in accordance with the Bankruptcy Code and Bankruptcy Rules, be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors, the GUC Administrator, or the PI Claims Administrator, as applicable, without the Reorganized Debtors, the GUC Administrator, or the PI Claims Administrator having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.  Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors, the GUC Administrator, or the PI Claims Administrator, as applicable, without the Reorganized Debtors, the GUC Administrator, or the PI Claims Administrator having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

5.          Time to File Objections to Claims

Any objections to Claims against any of the Debtors shall be Filed on or before the Claims Objection Deadline.

6.          Liquidation of Hair Straightening Claims

Hair Straightening Claims evidenced by a Hair Straightening Proof of Claim shall be liquidated in the Hair Straightening MDL or, in the event that the Hair Straightening MDL has been terminated, in the United States District Court for the Southern District of New York consistent with the applicable provisions of 28 U.S.C. §§ 157 and 1334.

The Plan shall constitute an objection to each Hair Straightening Claim.  On or after the later of (a) the Effective Date and (b) the date of entry of an order in the MDL permitting potential plaintiffs to file complaints directly in the Hair Straightening MDL (the “MDL Direct Filing Order”), each Hair Straightening Claimant that has properly filed a Hair Straightening Proof of Claim shall file a complaint naming the applicable Debtor(s) in the Hair Straightening MDL or, if the Hair Straightening MDL has terminated or is otherwise the inapplicable forum for such action, in the United States District Court for the Southern District of New York consistent with the applicable provisions of 28 U.S.C. §§ 157 and 1334, for the purpose of liquidating such Hair Straightening Claim against the applicable Debtor(s) (any such action, a “Hair Straightening Liquidation Action”).  All Hair Straightening Liquidation Actions must be commenced no later than the later of (a) September 14, 2023, (b) 90 days after entry of the MDL Direct Filing Order, and (c) solely with respect to a Hair Straightening Claimant who is diagnosed after the Hair Straightening Bar Date, six (6) months from the date of the applicable diagnosis by a licensed medical doctor.  Any Hair Straightening Claim for which a Hair Straightening Liquidation Action is not timely commenced pursuant to the foregoing sentence shall be disallowed.

The injunction set forth in Article X.G of the Plan is modified solely for the purpose of allowing Hair Straightening Claimants that have properly filed a Hair Straightening Proof of Claim to file and pursue Hair Straightening Liquidation Actions against the applicable Debtor(s) in the Hair Straightening MDL or in the United States District Court for the Southern District of New York consistent with the applicable provisions of 28 U.S.C. §§ 157 and 1334, as applicable.

For the avoidance of doubt, a settlement or judgment, if any, in respect of a Hair Straightening Claim, including in respect of any Hair Straightening Liquidation Action, to the extent not paid by insurance, shall be treated as an Other General Unsecured Claim and receive a distribution pursuant to the Plan, including Article III of the Plan, shall constitute and remain a prepetition Claim discharged against the Reorganized Debtors and their assets, and shall not, in any event, be recoverable against the Reorganized Debtors or their assets.

For the avoidance of doubt, this Article IX.A.6 applies solely to Hair Straightening Claims for which a timely and properly filed Hair Straightening Proof of Claim has been filed.

B.	Disallowance of Claims

Any Claims against any of the Debtors held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors.  Subject in all respects to Article IV.P, all Proofs of Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed to by the Debtors or the Reorganized Debtors, the GUC Administrator, or the PI Claims Administrator, as applicable, any and all Proofs of Claim filed after the applicable Claims Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

C.	Amendments to Proofs of Claim

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, the GUC Administrator, or the PI Claims Administrator, as applicable, and any such new or amended Proof of Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court; provided, however, that the foregoing shall not apply to Administrative Claims or Professional Compensation Claims.

D.	No Distributions Pending Allowance

Notwithstanding anything to the contrary herein, if any portion of a Claim against any Debtor is Disputed, or if an objection to a Claim against any Debtor or portion thereof is Filed as set forth in this Article IX, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

E.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Allowed Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Allowed Claim, without any interest, dividends, or accruals to be paid on account of such Allowed Claim unless required under applicable bankruptcy law.

F.	No Interest

Unless otherwise expressly provided by section 506(b) of the Bankruptcy Code or as specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims against any of the Debtors, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim; provided, however, that nothing in this Article IX.F shall limit any rights of any Governmental Unit to interest under sections 503, 506(b), 1129(a)(9)(A) or 1129(a)(9)(C) of the Bankruptcy Code or as otherwise provided for under applicable law.

ARTICLE X.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for, and as a requirement to receive, the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith global and integrated compromise and settlement (the “Plan Settlement”) of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that any Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest, as well as any and all actual and potential disputes between and among the Company Entities (including, for clarity, between and among the BrandCo Entities, on the one hand, and the Non-BrandCo Entities on the other and including, with respect to each Debtor, such Debtors’ Estate), the Creditors’ Committee, the Consenting BrandCo Lenders, the Consenting 2016 Lenders, and each other Releasing Party and all other disputes that might impact creditor recoveries, including, without limitation, any and all issues relating to (1) the allocation of the economic burden of repayment of the ABL DIP Facility and Term DIP Facility and/or payment of adequate protection obligations provided pursuant to the Final DIP Order among the Debtors; (2) any and all disputes that might be raised impacting the allocation of value among the Debtors and their respective assets, including any and all disputes related to the Intercompany DIP Facility; and (3) any and all other Settled Claims, including the Financing Transactions Litigation Claims. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Plan Settlement as well as a finding by the Bankruptcy Court that the Plan Settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. The Plan Settlement is binding upon all creditors and all other parties in interest pursuant to section 1141(a) of the Bankruptcy Code. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest on account of the Filing of the Chapter 11 Cases or the Canadian Recognition Proceeding shall be deemed cured (and no longer continuing).  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Release of Liens

Except as otherwise specifically provided in the Plan, or any other Definitive Document, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, discharged, and compromised, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors.  The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, or other security interests.

In addition, the ABL Agents, BrandCo Agent, 2016 Agent, ABL DIP Facility Agent, and Term DIP Facility Agent shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors, or the Exit Facilities Agents, as applicable, to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Debtors or Reorganized Debtors to file UCC-3 termination statements or other jurisdiction equivalents (to the extent applicable) with respect thereto.

D.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, as of the Effective Date, each of the Released Parties is unconditionally, irrevocably, generally, individually, and collectively, released, acquitted, and discharged by the Debtors, the Reorganized Debtors, and each of their Estates from any and all Causes of Action, including any derivative Causes of Action asserted or assertable by or on behalf of a Debtor, Reorganized Debtor, or any of their Estates, any Causes of Action that any Debtor, Reorganized Debtors, or any of their Estates would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in a Debtor or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise that the Debtors, the Reorganized Debtors, or their Estates (whether individually or collectively) ever had, now has, or thereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part:  (1) the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the Canadian Recognition Proceeding, the purchase, sale, or rescission of any security of the Debtors, the Plan Settlement, the Settled Claims, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Definitive Documents, the DIP Facilities, the Equity Rights Offering, the New Common Stock, the New Warrants, the Backstop Commitment Agreement, the Exit Facilities, the Disclosure Statement, or the Plan, including the Plan Supplement; (2) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Definitive Documents, the DIP Facilities, the Equity Rights Offering, the New Common Stock, the New Warrants, the Backstop Commitment Agreement, the Exit Facilities, the Disclosure Statement, or the Plan, including the Plan Supplement; (3) the business or contractual arrangements between any Debtor and any Released Party, whether before or during the Debtors’ restructuring, or the restructuring of Claims and Interests before or during the Chapter 11 Cases; (4) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan; (5) the filing of the Chapter 11 Cases or the Canadian Recognition Proceeding, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; (6) the Settled Claims; or (7) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date arising from or relating to any of the foregoing, including, without limitation, the Unsecured Notes Indenture, the ABL Facility Credit Agreement, the 2016 Credit Agreement, or the BrandCo Credit Agreement, and all matters relating thereto.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above shall not release (1) to the extent that any Causes of Action against the Debtors are not released or discharged pursuant to the Plan, any rights of the Debtors and the Reorganized Debtors to assert any and all counterclaims, crossclaims, offsets, indemnities, claims for contribution, defenses, and similar claims or other Causes of Action in response to such Causes of Action; provided that such counterclaims, crossclaims, offsets, indemnities, claims for contribution, defenses, and similar claims or other Causes of Action may not be asserted against any Related Party of the Debtors or the Reorganized Debtors to the extent such claims have been released or discharged pursuant to the Plan, (2) any Causes of Action set forth in the Schedule of Retained Causes of Action, including any Retained Preference Action, (3) any Cause of Action against any Excluded Party, (4) any commercial Cause of Action arising in the ordinary course of business, such as accounts receivable and accounts payable on account of goods and services being performed, (5) any Cause of Action against a Holder of a Disputed Claim, to the extent such Cause of Action is necessary for the administration and resolution of such Claim solely in accordance with the Plan, or (6) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, any Definitive Document (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (1) essential to the Confirmation of the Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (4) a good faith settlement and compromise of the Causes of Action released by the Debtor Release; (5) in the best interests of the Debtors and all Holders of Claims and Interests; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Debtors, the Reorganized Debtors, and the Estates asserting any Cause of Action released pursuant to the Debtor Release.

E.	Releases by the Releasing Parties

As of the Effective Date, each of the Releasing Parties other than the Debtors is deemed to have expressly, absolutely, unconditionally, irrevocably, generally, individually, and collectively, released, acquitted, and discharged each of the Released Parties from any and all Causes of Action, including any derivative Causes of Action asserted or assertable by or on behalf of a Debtor, Reorganized Debtor, or any of their Estates, and any Causes of Action asserted or assertable by or on behalf of the Holder of any Claim or Interest or other Entity, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise that the Releasing Parties (whether individually or collectively) ever had, now have, or thereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part:  (1) the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Chapter 11 Cases, the Canadian Recognition Proceeding, the purchase, sale, or rescission of any security of the Debtors, the BrandCo Entities, the Plan Settlement, the Settled Claims, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Definitive Documents, the DIP Facilities, the Equity Rights Offering, the New Common Stock, the New Warrants, the Backstop Commitment Agreement, the Exit Facilities, the Disclosure Statement, or the Plan, including the Plan Supplement; (2) any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Definitive Documents, the DIP Facilities, the Equity Rights Offering, the New Common Stock, the New Warrants, the Backstop Commitment Agreement, the Exit Facilities, the Disclosure Statement, or the Plan, including the Plan Supplement; (3) the business or contractual arrangements between any Debtor and any Releasing Party, whether before or during the Debtors’ restructuring, or the restructuring of Claims and Interests before or during the Chapter 11 Cases; (4) the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan; (5) the filing of the Chapter 11 Cases or the Canadian Recognition Proceeding, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement; (6) the Settled Claims; or (7) any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date arising from or relating to any of the foregoing, including, without limitation, the Unsecured Notes Indenture, the ABL Facility Credit Agreement, the 2016 Credit Agreement, or the BrandCo Credit Agreement, and all matters relating thereto.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above shall not release, prejudice, limit, impact, or otherwise impair (1) to the extent that any Causes of Action against any Releasing Party are not released or discharged pursuant to the Plan, any rights of such Releasing Party to assert any and all counterclaims, crossclaims, offsets, indemnities, claims for contribution, defenses, and similar claims in response to such Causes of Action; provided that such counterclaims, crossclaims, offsets, indemnities, claims for contribution, defenses, and similar claims may not be asserted against the Debtors, the Reorganized Debtors, or any Related Party of the Debtors or the Reorganized Debtors to the extent such claims have been released or discharged pursuant to the Plan, (2) any Cause of Action against a Released Party (other than any Settled Claim or any Cause of Action against the Debtors, the Reorganized Debtors, or any Related Party of the Debtors or the Reorganized Debtors) unknown to such Releasing Party as of the Effective Date arising out of actual fraud, gross negligence, or willful misconduct of such Released Party, (3) any Cause of Action against any Excluded Party, or (4) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any Definitive Document (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan.  For the avoidance of doubt, nothing in the Plan shall, or shall be deemed to, alter, amend, release, discharge, limit, or otherwise impair the 2016 Agent Surviving Indemnity Obligations as between and among the 2016 Agent, on the one hand, and any Holders of the 2016 Term Loan Claims (other than any Released Party) on the other hand. For the avoidance of doubt, any 2016 Agent Surviving Indemnity Obligations against a Released Party are expressly released pursuant to the Plan. As used in this Article X.E, “Related Party” means, in each case in its capacity as such, (a) such Debtor’s or Reorganized Debtor’s current and former predecessors, successors, subsidiaries, direct and indirect equityholders, funds, portfolio companies, and management companies, and (b) the current and former directors, officers, managers, members, principals, partners, employees, independent contractors, agents, representatives, managed accounts or funds, management companies, fund advisors, investment advisors, advisory board members, financial advisors, partners (including both general and limited partners), consultants, financial advisors, attorneys, accountants, investment bankers, and other professionals of the entities set forth in the foregoing clause (a).

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (1) essential to the Confirmation of the Plan; (2) given in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (3) a good faith settlement and compromise of the Causes of Action released by the Third-Party Release; (4) in the best interests of the Debtors and their Estates; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

F.	Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur any liability to any person or Entity for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Debtors’ restructuring efforts, the Chapter 11 Cases, preparation for the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Canadian Recognition Proceeding, the Settled Claims, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related transactions, the Disclosure Statement, the Plan (including any term sheets related thereto), the Plan Supplement, the DIP Facilities, the Equity Rights Offering, the Backstop Commitment Agreement, the Exit Facilities, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with any of the foregoing, the funding of the Plan, the occurrence of the Effective Date, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the Definitive Documents, the issuance of securities pursuant to the Plan, the issuance of the New Common Stock, and the New Warrants pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, gross negligence, or willful misconduct; provided that the foregoing shall not be deemed to release, affect, or limit any post-Effective Date rights or obligations of the Exculpated Parties under the Plan, the Exit Facilities, any Restructuring Transaction, or any Definitive Document (including those set forth in the Plan Supplement), or other document, instrument, or agreement executed to implement the Plan.

The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of consideration pursuant to, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Nothing in the Plan shall limit the liability of attorneys to their respective clients pursuant to Rule 1.8(h) of the New York Rules of Professional Conduct.

G.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to Article X.D or Article X.E of the Plan or discharged pursuant to Article X.B of the Plan, or are subject to exculpation pursuant to Article X.F of the Plan, shall be permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has, on or before the Effective Date, asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against any Reorganized Debtor, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

K.	Direct Action Claims

Subject to Articles VII.F and VIII.L.3 of the Plan, nothing contained in the Plan shall impair or otherwise affect the right, if any, of a Holder of a Claim, under applicable non‑bankruptcy law, to assert direct claims solely against the Debtors’ insurers.  Except as explicitly set forth in Articles VII.G.5, IX.A.6, and VIII.L.3 of the Plan, nothing in the Plan grants the Holder of any Claim relief from the automatic stay of Bankruptcy Code section 362(a) or the injunction set forth in Article X.G of the Plan.

L.	Qualified Pension Plans

Nothing in the Chapter 11 Cases, the Disclosure Statement, the Plan, the Confirmation Order, or any other document filed in the Chapter 11 Cases shall be construed to discharge, release, limit, or relieve any individual from any claim by the PBGC or the Qualified Pension Plans for breach of any fiduciary duty under ERISA, including prohibited transactions, with respect to the Qualified Pension Plans, subject to any and all applicable rights and defenses of such parties, which are expressly preserved.  PBGC and the Qualified Pension Plans shall not be enjoined or precluded from enforcing such fiduciary duty or related liability by any of the provisions of the Disclosure Statement, Plan, Confirmation Order, Bankruptcy Code, or other document filed in the Chapter 11 Cases.  For the avoidance of doubt, the Reorganized Debtors shall not be released from any liability or obligation under ERISA, the IRC, and any other applicable law relating to the Qualified Pension Plans.

M.	Regulatory Activities

Notwithstanding any language to the contrary contained in the Disclosure Statement, Plan, or Confirmation Order, no provision shall (1) preclude the SEC or any other Governmental Unit from enforcing its police or regulatory powers or (2) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-Debtor person or non-Debtor entity in any forum.

ARTICLE XI.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

It is a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article XI.B:

1.          Confirmation and all conditions precedent thereto shall have occurred;

2.       The Bankruptcy Court shall have entered the Confirmation Order and the Backstop Order, which shall be Final Orders and in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders and, in the case of the Confirmation Order, acceptable to the Creditors’ Committee and the Required Consenting 2016 Lenders, solely to the extent required under the Restructuring Support Agreement;

3.          The Debtors shall have obtained all authorizations, consents, regulatory approvals, or rulings that are necessary to implement and effectuate the Plan;

4.        The final version of the Plan, including all schedules, supplements, and exhibits thereto, including in the Plan Supplement (including all documents contained therein), shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders (except to the extent that specific consent rights are set forth in the Restructuring Support Agreement with respect to certain Definitive Documents, which shall be subject instead to such consent rights), and reasonably acceptable to the Creditors’ Committee and the Required Consenting 2016 Lenders solely to the extent required under the Restructuring Support Agreement, and consistent with the Restructuring Support Agreement, including any consent rights contained therein;

5.          All Definitive Documents shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) executed and in full force and effect, and shall be in form and substance consistent with the Restructuring Support Agreement, including any consent rights contained therein, and all conditions precedent contained in the Definitive Documents shall have been satisfied or waived in accordance with the terms thereof, except with respect to such conditions that by their terms shall be satisfied substantially contemporaneously with or after Consummation of the Plan;

6.         No Termination Notice or Breach Notice as to the Debtors shall have been delivered by the Required Consenting BrandCo Lenders under the Restructuring Support Agreement in accordance with the terms thereof, no substantially similar notices shall have been sent under the Backstop Commitment Agreement, and neither the Restructuring Support Agreement nor the Backstop Commitment Agreement shall have otherwise been terminated;

7.          Adversary Case Number 22-01134 shall have been resolved in a form and manner satisfactory to the Debtors and the Required Consenting BrandCo Lenders and Adversary Case Number 22-01167 shall have been (or shall, concurrently with the occurrence of the Effective Date, be) dismissed in its entirety with prejudice;

8.          All professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Fee Escrow in accordance with Article II.B pending the Bankruptcy Court’s approval of such fees and expenses;

9.          All Restructuring Expenses incurred and invoiced as of the Effective Date shall have been paid in full in Cash;

10.          The Restructuring Transactions shall have been (or shall, contemporaneously with the occurrence of the Effective Date, be) implemented in a manner consistent in all material respects with the Plan and the Restructuring Support Agreement;

11.          The Enhanced Cash Incentive Program and the Global Bonus Program shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders; and

12.          The Debtors or the Reorganized Debtors, as applicable, shall have obtained directors’ and officers’ insurance policies and entered into indemnification agreements or similar arrangements for the Reorganized Holdings Board, which shall be, in each case, effective on or by the Effective Date.

B.	Waiver of Conditions

The conditions to Consummation set forth in Article XI.A may be waived by the Debtors, the Required Consenting BrandCo Lenders, and, to the extent required under the Restructuring Support Agreement, the Creditors’ Committee and the Required Consenting 2016 Lenders (except with respect to Article XI.A.12, which may be waived by the Debtors in their sole discretion), and, with respect to conditions related to the Professional Fee Escrow, the beneficiaries of the Professional Fee Escrow, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.  The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.	Effect of Failure of Conditions

If Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any Claims, Causes of Action, or Interests; (2) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

ARTICLE XII.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement), the Debtors reserve the right, with the consent of the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee and the Required Consenting 2016 Lenders, to modify the Plan (including the Plan Supplement), without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  After the Confirmation Date and before substantial consummation of the Plan, the Debtors may initiate proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and intent of the Plan; provided that each of the foregoing shall not violate the Restructuring Support Agreement.

After the Confirmation Date, but before the Effective Date, the Debtors, with the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee and the Required Consenting 2016 Lenders, and subject to the applicable provisions of the Restructuring Support Agreement, may make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Bankruptcy Court; provided that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, absent further order of the Bankruptcy Court:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.  For the avoidance of doubt, the foregoing sentence shall not be construed to limit or modify the rights of the Creditors’ Committee or the Consenting BrandCo Lenders pursuant to Section 6 of the Restructuring Support Agreement.

ARTICLE XIII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, except as set forth in the Plan, the Bankruptcy Court shall retain exclusive jurisdiction, to the fullest extent permissible under law, over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.         allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests, including but not limited to Talc Personal Injury Claims pursuant to the PI Claims Distribution Procedures;

2.        decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.          resolve any matters related to:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate, any Claims against any of the Debtors arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article VII, the Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4.         grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

5.          ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

6.          adjudicate, decide, or resolve:  (a) any motions, adversary proceedings, applications, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor, or the Estates that may be pending on the Effective Date or that, pursuant to the Plan, may be commenced after the Effective Date, including, but not limited to, the Retained Preference Actions; (b) any and all matters related to Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan; and (c) any and all matters related to section 1141 of the Bankruptcy Code;

7.          enter and implement such orders as may be necessary or appropriate to construe, execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Confirmation Order, the Plan, the Plan Supplement, or the Disclosure Statement;

8.          enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.          resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.       issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity or Person with Consummation or enforcement of the Plan;

11.       hear and resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.        resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VIII.L.1;

13.      enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.       determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the New Organizational Documents, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement; provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court;

15.        adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

16.        consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan, the Disclosure Statement, or any Bankruptcy Court order, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

17.        determine requests for the payment of Claims against any of the Debtors entitled to priority pursuant to section 507 of the Bankruptcy Code;

18.       hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order or any transactions or payments contemplated hereby or thereby, including disputes arising in connection with the implementation of the agreements, documents, or instruments executed in connection with the Plan;

19.       hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, 511, and 1146 of the Bankruptcy Code;

20.       enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Person or Entity’s rights arising from or obligations incurred in connection with the Plan;

21.       hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the administration of the GUC Trust or PI Settlement Fund, including but not limited to matters arising under the PI Claims Distribution Procedures;

22.        hear and determine any other matter not inconsistent with the Bankruptcy Code;

23.        enter an order or final decree concluding or closing any of the Chapter 11 Cases;

24.      hear and determine matters concerning exemptions from state and federal registration requirements in accordance with section 1145 of the Bankruptcy Code and section 4(a)(2) of, and Regulation D under, the Securities Act;

25.        hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan.

26.        hear and determine matters concerning the implementation of the Management Incentive Plan;

27.      solely with respect to actions taken or not taken within the 3-month period immediately following the Effective Date with respect to the Executive Severance Term Sheet and the Amended Revlon Executive Severance Pay Plan, or the 6-month period immediately following the Effective Date with respect to the CEO Employment Agreement Term Sheet and the Amended CEO Employment Agreement, hear and determine all matters concerning the Executive Severance Term Sheet, the Amended Revlon Executive Severance Pay Plan, the CEO Employment Agreement Term Sheet, and the Amended CEO Employment Agreement and any modifications thereto in accordance with the Restructuring Support Agreement; and

28.       hear and resolve any cases, controversies, suits, disputes, contested matters, or Causes of Action with respect to the Settled Claims and any objections to proofs of claim in connection therewith.

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XIII, the provisions of this Article XIII shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against the Debtors that arose prior to the Effective Date.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article XI.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the final versions of the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors and each of their respective heirs executors, administrators, successors, and assigns.

B.	Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

C.	Further Assurances

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

D.	Statutory Committee and Cessation of Fee and Expense Payment

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases, including the Creditors’ Committee, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases, and the Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Creditors’ Committee on and after the Effective Date.

E.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or any other Entity with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or other Entity before the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, receiver, trustee, successor, assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of such Entity.

G.	Notices

Any pleading, notice, or other document required by the Plan or the Confirmation Order to be served or delivered shall be served by first-class or overnight mail:

If to a Debtor or Reorganized Debtor, to:

Revlon, Inc.
55 Water St., 43rd Floor
New York, New York 10041-0004
Attention:          Andrew Kidd, EVP, General Counsel
                          Matthew Kvarda, Interim Chief Financial Officer
Email:                Andrew.Kidd@revlon.com
                          Mkvarda@alvarezandmarsal.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Facsimile:           (212) 757-3990
Attention:            Paul M. Basta
Alice B. Eaton
Kyle J. Kimpler
Robert A. Britton
Brian Bolin
Sean A. Mitchell
Irene Blumberg
E-mail:                pbasta@paulweiss.com
aeaton@paulweiss.com
kkimpler@paulweiss.com
rbritton@paulweiss.com
bbolin@paulweiss.com
smitchell@paulweiss.com
iblumberg@paulweiss.com

If to the Ad Hoc Group of BrandCo Lenders:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Facsimile:           (212) 701-5331
Attention:            Eli J. Vonnegut
Angela M. Libby
Stephanie Massman
E-mail:                eli.vonnegut@davispolk.com
angela.libby@davispolk.com
stephanie.massman@davispolk.com

If to the Ad Hoc Group of 2016 Term Loan Lenders:

Akin Gump Strauss Hauer & Feld LLP
2001 K Street, N.W.
Washington, D.C. 20006
Facsimile:           (202) 887-4288
Attention:            James Savin
Kevin Zuzolo
E-mail:                 jsavin@akingump.com
kzuzolo@akingump.com

If to the Creditors’ Committee:

Brown Rudnick LLP
Seven Times Square
New York, New York 10036
Facsimile:          (212) 209-4801

Attention:             Robert J. Stark
Bennett S. Silverberg
E-mail:                 rstark@brownrudnick.com
bsilverberg@brownrudnick.com

After the Effective Date, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, an Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Debtors’ claims and noticing agent at https://cases.ra.kroll.com/Revlon or the Bankruptcy Court’s website at http://www.nysb.uscourts.gov.

K.	Severability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the consent of the Required Consenting BrandCo Lenders, and, solely to the extent required under the Restructuring Support Agreement, the Creditors’ Committee and the Required Consenting 2016 Lenders, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, consistent with the terms set forth herein; and (3) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors shall be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and other applicable law, and pursuant to sections 1125(e), 1125, and 1126 of the Bankruptcy Code, and the Debtors, the Consenting BrandCo Lenders, and each of their respective Affiliates, and each of their and their Affiliates’ agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys, in each case solely in their respective capacities as such, shall be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of New Securities offered and sold under the Plan and any previous plan and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the New Securities offered and sold under the Plan or any previous plan.

M.	Closing of Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to (a) close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and all contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such remaining Chapter 11 Case, and (b) change the name of the remaining Debtor and case caption of the remaining open Chapter 11 Case as desired, in the Reorganized Debtors’ sole discretion.

N.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed prior to the Confirmation Date.

O.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of the Plan and the Confirmation Order.

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Dated:  March 31, 2023

REVLON, INC.
on behalf of itself and each of its Debtor affiliates

/s/ Robert M. Caruso
Robert M. Caruso
Chief Restructuring Officer